EXECUTION VERSION

RECEIVABLES PURCHASE AGREEMENT

Dated as of December 21, 2016

by and among

CSC RECEIVABLES LLC,
as Seller,

THE PERSONS FROM TIME TO TIME PARTY HERETO,
as Purchasers and as Group Agents,

PNC BANK, NATIONAL ASSOCIATION,
as Administrative Agent,

COMPUTER SCIENCES CORPORATION,
as initial Servicer,

and

PNC CAPITAL MARKETS LLC,
as Structuring Agent

			Page
ARTICLE I	DEFINITIONS		1
SECTION	1.01.	Certain Defined Terms	1
SECTION	1.02.	Other Interpretative Matters	31

ARTICLE II	TERMS OF THE PURCHASES AND INVESTMENTS		32
SECTION	2.01.	Purchase Facility	32
SECTION	2.02.	Making Investments; Return of Capital	34
SECTION	2.03.	Yield and Fees	36
SECTION	2.04.	Records of Investments and Capital	36
SECTION	2.05.	Selection of Yield Rates	36
SECTION	2.06.	Defaulting Purchasers	37
SECTION	2.07.	Increase in Facility Limit	38

ARTICLE III	NON-REINVESTMENT EVENTS		38
SECTION	3.01.	Non-Reinvestment Events	38

ARTICLE IV	SETTLEMENT PROCEDURES AND PAYMENT PROVISIONS		39
SECTION	4.01.	Settlement Procedures	39
SECTION	4.02.	Payments and Computations, Etc	42

ARTICLE V	INCREASED COSTS; FUNDING LOSSES; TAXES; ILLEGALITY AND BACK-UP SECURITY INTEREST		43
SECTION	5.01.	Increased Costs	43
SECTION	5.02.	Funding Losses	46
SECTION	5.03.	Taxes	45
SECTION	5.04.	Inability to Determine Adjusted LIBOR or LMIR; Change in Legality	49
SECTION	5.05.	Back-Up Security Interest	50

ARTICLE VI	CONDITIONS TO EFFECTIVENESS AND INVESTMENTS		51
SECTION	6.01.	Conditions Precedent to Effectiveness and the Initial Investment	51
SECTION	6.02.	Conditions Precedent to All Investments	51
SECTION	6.03.	Conditions Precedent to All Releases	52

ARTICLE VII	REPRESENTATIONS AND WARRANTIES		53
SECTION	7.01.	Representations and Warranties of the Seller	53
SECTION	7.02.	Representations and Warranties of the Servicer	58

ARTICLE VIII	COVENANTS		63

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(continued)

SECTION	8.01.	Covenants of Seller	63
SECTION	8.02.	Covenants of the Servicer	70
SECTION	8.03.	Separate Existence of the Seller	76

ARTICLE IX	ADMINISTRATION AND COLLECTION OF RECEIVABLES		80
SECTION	9.01.	Appointment of the Servicer	80
SECTION	9.02.	Duties of the Servicer	81
SECTION	9.03.	Blocked Account Arrangements	82
SECTION	9.04.	Enforcement Rights	82
SECTION	9.05.	Responsibilities of the Seller	84
SECTION	9.06.	Servicing Fee	84

ARTICLE X	EVENTS OF TERMINATION		85
SECTION	10.01.	Events of Termination	85

ARTICLE XI	THE ADMINISTRATIVE AGENT		88
SECTION	11.01.	Authorization and Action	88
SECTION	11.02.	Administrative Agent’s Reliance, Etc	88
SECTION	11.03.	Administrative Agent and Affiliates	89
SECTION	11.04.	Indemnification of Administrative Agent	89
SECTION	11.05.	Delegation of Duties	89
SECTION	11.06.	Action or Inaction by Administrative Agent	89
SECTION	11.07.	Notice of Events of Termination or Non-Reinvestment Events; Action by Administrative Agent	90
SECTION	11.08.	Non-Reliance on Administrative Agent and Other Parties	90
SECTION	11.09.	Successor Administrative Agent	90
SECTION	11.10.	Structuring Agent	91

ARTICLE XII	THE GROUP AGENTS		91
SECTION	12.01.	Authorization and Action	91
SECTION	12.02.	Group Agent’s Reliance, Etc	91
SECTION	12.03.	Group Agent and Affiliates	92
SECTION	12.04.	Indemnification of Group Agents	92
SECTION	12.05.	Delegation of Duties	92
SECTION	12.06.	Notice of Events of Termination and Non-Reinvestment Events	92
SECTION	12.07.	Non-Reliance on Group Agent and Other Parties	93
SECTION	12.08	Successor Group Agent	93
SECTION	12.09.	Reliance on Group Agent	93

ARTICLE XIII	INDEMNIFICATION		94
SECTION	13.01.	Indemnities by the Seller	94
SECTION	13.02.	Indemnification by the Servicer	96

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(continued)

ARTICLE XIV	MISCELLANEOUS		98
SECTION	14.01.	Amendments, Etc	98
SECTION	14.02.	Notices, Etc	99
SECTION	14.03.	Assignability; Addition of Purchasers	99
SECTION	14.04.	Costs and Expenses	102
SECTION	14.05.	No Proceedings; Limitation on Payments	103
SECTION	14.06.	Confidentiality	104
SECTION	14.07.	GOVERNING LAW	105
SECTION	14.08.	Execution in Counterparts	105
SECTION	14.09.	Integration; Binding Effect; Survival of Termination	106
SECTION	14.10.	CONSENT TO JURISDICTION	106
SECTION	14.11.	WAIVER OF JURY TRIAL	106
SECTION	14.12.	Ratable Payments	107
SECTION	14.13.	Limitation of Liability	107
SECTION	14.14.	Intent of the Parties	107
SECTION	14.15.	USA Patriot Act	108
SECTION	14.16.	Right of Setoff	108
SECTION	14.17.	Severability	108
SECTION	14.18.	Mutual Negotiations	108
SECTION	14.19.	Captions and Cross References	108

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(continued)

EXHIBITS

EXHIBIT A	-	Form of Investment Request
EXHIBIT B	-	Form of Reduction Notice
EXHIBIT C	-	Form of Assignment and Acceptance Agreement
EXHIBIT D	-	Form of Assumption Agreement
EXHIBIT E	-	Credit and Collection Policy
EXHIBIT F	-	Form of Information Package
EXHIBIT G	-	Form of Compliance Certificate
EXHIBIT H	-	Closing Memorandum
EXHIBIT I	-	DPP Report

SCHEDULES
SCHEDULE I	-	Groups and Commitments
SCHEDULE II-A	-	Lock-Boxes, Collection Accounts and Collection Account Banks
SCHEDULE II-B	-	Blocked Account and Blocked Account Bank
SCHEDULE III	-	Notice Addresses

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This RECEIVABLES PURCHASE AGREEMENT (as amended, restated, supplemented or otherwise modified from time to time, this “Agreement”) is entered into as of December 21, 2016 by and among the following parties:
(i)    CSC RECEIVABLES LLC, a Delaware limited liability company, as Seller (together with its successors and assigns, the “Seller”);
(ii)    the Persons from time to time party hereto as Purchasers and as Group Agents;
(iii)    PNC BANK, NATIONAL ASSOCIATION (“PNC”), as Administrative Agent;
(iv)    COMPUTER SCIENCES CORPORATION, a Nevada corporation, in its individual capacity (“CSC”) and as initial Servicer (in such capacity, together with its successors and assigns in such capacity, the “Servicer”); and
(v)    PNC CAPITAL MARKETS LLC, a Pennsylvania limited liability company, as Structuring Agent.
PRELIMINARY STATEMENTS
The Seller has acquired, and will acquire from time to time, Receivables from the Originator(s) pursuant to the Purchase and Sale Agreement. The Seller desires to sell the Receivables to the Purchasers and, in connection therewith, has requested that the Purchasers make Investments from time to time, on the terms, and subject to the conditions, set forth herein.
In consideration of the mutual agreements, provisions and covenants contained herein, the sufficiency of which is hereby acknowledged, the parties hereto agree as follows:

ARTICLE I

DEFINITIONS

SECTION 1.01.    Certain Defined Terms. As used in this Agreement, the following terms shall have the following meanings (such meanings to be equally applicable to both the singular and plural forms of the terms defined):
“Account Control Agreement” means each agreement, in form and substance satisfactory to the Administrative Agent, among the Seller, the Servicer (if applicable), the Administrative Agent and a Blocked Account Bank, governing the terms of the related Blocked Accounts, that (i) provides the Administrative Agent with control within the meaning of the UCC over the deposit accounts subject to such agreement and (ii) by its terms, may not be terminated or canceled by the related Blocked Account Bank without the written consent of the Administrative Agent or upon no less than thirty (30) days prior written notice to the Administrative Agent.
“Adjusted LIBOR” means with respect to any Yield Period, the interest rate per annum determined by the applicable Group Agent by dividing (the resulting quotient rounded upwards, if necessary, to the nearest 1/100th of 1% per annum) (i) the rate of interest determined by such Group Agent in accordance with its usual procedures (which determination shall be conclusive absent manifest error) to be the rate (or if applicable in the case of a Yield Period of less than one-month, interpolation of rates) per annum for deposits in Dollars as reported by Bloomberg Finance L.P. and shown on US0001M Screen as the composite offered rate for London interbank deposits for a period of time comparable to such Yield Period (or on any successor or substitute page of such service, or any successor to or substitute for such service, providing rate quotations comparable to those currently provided on such page of such service, as determined by such Group Agent from time to time for purposes of providing quotations of interest rates applicable to dollar deposits in the London interbank market) at or about 11:00 a.m. (London time) on the Business Day which is three (3) Business Days prior to the first day of such Yield Period for an amount comparable to the Portion of Capital to be funded at Adjusted LIBOR during such Yield Period, by (ii) a number equal to 1.00 minus the Euro-Rate Reserve Percentage. The calculation of Adjusted LIBOR may also be expressed by the following formula:
Composite of London interbank offered rates shown on
Bloomberg Finance L.P. Screen US0001M
or appropriate successor
Adjusted LIBOR     =
1.00 - Euro-Rate Reserve Percentage
Adjusted LIBOR shall be adjusted on the effective date of any change in the Euro-Rate Reserve Percentage as of such effective date. The applicable Group Agent shall give prompt notice to the Seller of Adjusted LIBOR as determined or adjusted in accordance herewith (which determination shall be conclusive absent manifest error). Notwithstanding the foregoing, if Adjusted LIBOR as determined herein would be less than zero (0.00), such rate shall be deemed to be zero percent (0.00%) for purposes of this Agreement.
“Adjusted Net Receivables Pool Balance” means, at any time of determination:  (a) the aggregate Outstanding Balance of Eligible Receivables then in the Receivables Pool, minus (b) the Excess Concentration.
“Administrative Agent” means PNC, in its capacity as contractual representative for the Purchaser Parties, and any successor thereto in such capacity appointed pursuant to Article XI or Section 14.03(g).
“Adverse Claim” means any ownership interest or claim, mortgage, deed of trust, pledge, lien, security interest, hypothecation, charge or other encumbrance or security arrangement of any nature whatsoever, whether voluntarily or involuntarily given, including, but not limited to, any conditional sale or title retention arrangement, and any assignment, deposit arrangement or lease intended as, or having the effect of, security and any filed financing statement or other notice of any of the foregoing (whether or not a lien or other encumbrance is created or exists at the time of the filing); it being understood that any of the foregoing in favor of, or assigned to, the Administrative Agent (for the benefit of the Secured Parties) shall not constitute an Adverse Claim.
“Advisors” has the meaning set forth in Section 14.06(c).

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“Affected Person” means each Purchaser Party, each Program Support Provider, each Liquidity Agent and each of their respective Affiliates.
“Affiliate” means, as to any Person: (a), any other Person that, directly or indirectly, is in control of, is controlled by or is under common control with such Person or (b) who is a director or officer: (i) of such Person or (ii) of any Person described in clause (a), except that, in the case of each Conduit Purchaser, Affiliate shall mean the holder(s) of its Capital Stock or membership interests, as the case may be. For purposes of this definition, control of a Person shall mean the power, direct or indirect: (x) to vote 25% or more of the securities having ordinary voting power for the election of directors or managers of such Person or (y) to direct or cause the direction of the management and policies of such Person, in either case whether by ownership of securities, contract, proxy or otherwise.
“Aggregate Capital” means, at any time of determination, the aggregate outstanding Capital of all Purchasers at such time.
“Aggregate Yield” means, at any time of determination, the aggregate accrued and unpaid Yield on the aggregate outstanding Capital of all Purchasers at such time.
“Agreement” has the meaning set forth in the preamble to this Agreement.
“Anti-Corruption Laws” means all laws, rules and regulations of any jurisdiction applicable to CSC or its Subsidiaries from time to time concerning or relating to bribery or corruption.
“Applicable Law” means, with respect to any Person, (x) all provisions of law, statute, treaty, constitution, ordinance, rule, regulation, requirement, restriction, permit, executive order, certificate, decision, directive or order of any Governmental Authority applicable to such Person or any of its property and (y) all judgments, injunctions, orders, writs, decrees and awards of all courts and arbitrators in proceedings or actions in which such Person is a party or by which any of its property is bound. For the avoidance of doubt, FATCA shall constitute an “Applicable Law” for all purposes of this Agreement.
“Assignment and Acceptance Agreement” means an assignment and acceptance agreement entered into by a Committed Purchaser, an Eligible Assignee, such Committed Purchaser’s Group Agent and the Administrative Agent, and, if required, the Seller, pursuant to which such Eligible Assignee may become a party to this Agreement, in substantially the form of Exhibit C hereto.
“Assumption Agreement” has the meaning set forth in Section 14.03(i).
“Attorney Costs” means and includes all reasonable and documented fees, costs, expenses and disbursements of any law firm or other external counsel.
“Bankruptcy Code” means the United States Bankruptcy Reform Act of 1978 (11 U.S.C. § 101, et seq.), as amended from time to time.

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“Base Rate” means, for any day and any Purchaser, a fluctuating interest rate per annum as shall be in effect from time to time, which rate shall be at all times equal to the highest of:
(a)    the rate of interest in effect for such day as publicly announced from time to time by the applicable Group Agent or its Affiliate as its “reference rate” or “prime rate”, as applicable. Such “reference rate” or “prime rate” is set by the applicable Group Agent or its Affiliate based upon various factors, including such Person’s costs and desired return, general economic conditions and other factors, and is used as a reference point for pricing some loans, which may be priced at, above or below such announced rate, and is not necessarily the lowest rate charged to any customer; and
(b)    0.50% per annum above the latest Federal Funds Rate.
“Blocked Account” means each account listed on Schedule II-B to this Agreement (as such schedule may be modified from time to time in connection with the closing or opening of any Blocked Account in accordance with the terms hereof) (in each case, in the name of the Seller) and maintained at a bank or other financial institution acting as a Blocked Account Bank pursuant to an Account Control Agreement for the purpose of receiving Collections, including from Collection Account Banks.
“Blocked Account Bank” means any of the banks or other financial institutions holding one or more Blocked Accounts.
“Breakage Fee” means (i) for any Yield Period for which Yield is computed by reference to LMIR or Adjusted LIBOR and a reduction of Capital is made for any reason on any day other than a Settlement Date or (ii) to the extent that the Seller shall for any reason, fail to borrow on the date specified by the Seller in connection with any request for funding pursuant to Article II of this Agreement, the amount, if any, by which (A) the additional Yield (calculated without taking into account any Breakage Fee or any shortened duration of such Yield Period pursuant to the definition thereof) which would have accrued during such Yield Period (or, in the case of clause (i) above, until the maturity of the underlying Note issued by a Conduit Purchaser to fund any portion of such Capital being reduced) on the reductions of Capital relating to such Yield Period had such reductions not been made (or, in the case of clause (ii) above, the amounts so failed to be borrowed or accepted in connection with any such request for funding by the Seller), exceeds (B) the income, if any, received by the applicable Purchaser from the investment of the proceeds of such reductions of Capital (or such amounts failed to be borrowed by the Seller). A certificate as to the amount of any Breakage Fee (including the computation of such amount) shall be submitted by the affected Purchaser (or applicable Group Agent on its behalf) to the Seller and shall be conclusive and binding for all purposes, absent manifest error.
“Business Day” means any day (other than a Saturday or Sunday) on which: (a) banks are not authorized or required to close in Pittsburgh, Pennsylvania, or New York City, New York and (b) if this definition of “Business Day” is utilized in connection with Adjusted LIBOR or LMIR, dealings are carried out in the London interbank market.
“Capital” means, with respect to any Purchaser, the aggregate amounts paid to, or on behalf of, the Seller in connection with all Investments made by such Purchaser pursuant to Article II, as

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reduced from time to time by Collections distributed and applied on account of reducing, returning or repaying such Capital pursuant to Section 2.02(d) or Section 4.01; provided, that if such Capital shall have been reduced by any distribution and thereafter all or a portion of such distribution is rescinded or must otherwise be returned for any reason, such Capital shall be increased by the amount of such rescinded or returned distribution as though it had not been made.
“Capital Coverage Amount” means, at any time of determination, the amount equal to (a) the Net Receivables Pool Balance at such time minus (b) the Total Reserves at such time.
“Capital Coverage Deficit” means, at any time of determination, the amount, if any, by which (a) the Aggregate Capital at such time exceeds (b) the Capital Coverage Amount at such time.
“Capital Stock” means, with respect to any Person, any and all common shares, preferred shares, interests, participations, rights in or other equivalents (however designated) of such Person’s capital stock, partnership interests, limited liability company interests, membership interests or other equivalent interests and any rights (other than debt securities convertible into or exchangeable for capital stock), warrants or options exchangeable for or convertible into such capital stock or other equity interests.
“Change in Control” means the occurrence of any of the following:
(a)    CSC ceases to own, directly, 100% of the issued and outstanding Capital Stock of the Seller free and clear of all Adverse Claims;
(b)    CSC ceases to own, directly or indirectly, 100% of the issued and outstanding Capital Stock of any Originator (other than CSC and except with respect to any senior participating preferred shares issued by CSC Consulting, Inc.) free and clear of all Adverse Claims;
(c)    any Subordinated Note shall at any time cease to be owned by an Originator, free and clear of all Adverse Claims; or
(d)    with respect to CSC, the acquisition by any Person or two or more Persons acting in concert of beneficial ownership (within the meaning of Rule 13d-3 of the SEC under the Securities Exchange Act of 1934, as amended), directly or indirectly, of securities of CSC (or other securities convertible into such securities) representing 35% or more of the combined voting power of all securities of CSC entitled to vote in the election of directors, other than securities having such power only by reason of the happening of a contingency; provided that if CSC shall become a wholly owned Subsidiary of a publicly owned Person whose beneficial ownership is, immediately after CSC shall become such a wholly owned subsidiary of such Person, substantially identical to that of CSC immediately prior to such circumstance (a “Holding Company”), such circumstance shall not be a Change in Control as defined herein unless the beneficial ownership of such Holding Company shall be acquired as set forth in this clause (d).

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provided, that the Subject HP Merger shall not constitute a “Change in Control” pursuant to this clause (d).
“Change in Law” means the occurrence, after the Closing Date, of any of the following: (a) the adoption or taking effect of any law, rule, regulation or treaty, (b) any change in any law, rule, regulation or treaty or in the administration, interpretation, implementation or application thereof by any Governmental Authority or (c) the making or issuance of any request, rule, guideline or directive (whether or not having the force of law) by any Governmental Authority; provided that notwithstanding anything herein to the contrary, (w) the final rule titled Risk-Based Capital Guidelines; Capital Adequacy Guidelines; Capital Maintenance: Regulatory Capital; Impact of Modifications to Generally Accepted Accounting Principles; Consolidation of Asset-Backed Commercial Paper Programs; and Other Related Issues, adopted by the United States bank regulatory agencies on December 15, 2009, (x) the Dodd-Frank Wall Street Reform and Consumer Protection Act and all requests, rules, guidelines or directives thereunder or issued in connection therewith and (y) all requests, rules, guidelines or directives promulgated by the Bank for International Settlements, the Basel Committee on Banking Supervision (or any successor or similar authority) or the United States or foreign regulatory authorities, in each case pursuant to the agreements reached by the Basel Committee on Banking Supervision in “Basel III: A Global Regulatory Framework for More Resilient Banks and Banking Systems” (as amended, supplemented or otherwise modified or replaced from time to time), shall in each case be deemed to be a “Change in Law”, regardless of the date enacted, adopted or issued.
“Closing Date” means December 21, 2016.
“Code” means the Internal Revenue Code of 1986, as amended, reformed or otherwise modified from time to time.
“Collection Account” means each account listed on Schedule II-A to this Agreement (as such schedule may be modified from time to time in connection with the closing or opening of any Collection Account in accordance with the terms hereof) (in each case, in the name of the applicable Originator identified on Schedule II-A) and maintained at a bank or other financial institution acting as a Collection Account Bank for the purpose of receiving Collections.
“Collection Account Bank” means any of the banks or other financial institutions holding one or more Collection Accounts.
“Collections” means, with respect to any Pool Receivable: (a) all funds that are received by any Originator, the Seller, the Servicer or any other Person on their behalf in payment of any amounts owed in respect of such Pool Receivable (including purchase price for goods or services under the related Contract, finance charges, interest and all other charges), or applied to amounts owed in respect of such Pool Receivable (including insurance payments and net proceeds of the sale or other disposition of repossessed goods or other collateral or property of the related Obligor or any other Person directly or indirectly liable for the payment of such Pool Receivable and available to be applied thereon), (b) all Deemed Collections, (c) all proceeds of all Related Security with respect to such Pool Receivable and (d) all other proceeds of such Pool Receivable.

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“Commitment” means, with respect to any Committed Purchaser (including a Related Committed Purchaser), the maximum aggregate amount of Capital which such Person is obligated to pay hereunder on account of all Investments, on a combined basis, as set forth on Schedule I or in the Assumption Agreement or other agreement pursuant to which it became a Purchaser, as such amount may be modified in connection with any subsequent assignment pursuant to Section 14.03 or in connection with a reduction in the Facility Limit pursuant to Section 2.02(e). If the context so requires, “Commitment” also refers to a Committed Purchaser’s obligation to fund Investments hereunder in accordance with this Agreement.
“Committed Purchasers” means PNC and each other Person that is or becomes a party to this Agreement in the capacity of a “Committed Purchaser”.
“Concentration Percentage” means (i) for any Group A Obligor, 15.00%, (ii) for any Group B Obligor, 12.50%, (iii) for any Group C Obligor, 7.50%, (iv) for the Group D Obligor (together with its Affiliates) with the largest Obligor Percentage of all Group D Obligors, 7.00% and (v) for any other Group D Obligor, 4.00%.
“Concentration Reserve Percentage” means the largest of: (a) the sum of the four (4) largest Obligor Percentages of the Group D Obligors, (b) the sum of the two (2) largest Obligor Percentages of the Group C Obligors and (c) the largest Obligor Percentage of the Group B Obligors.
“Conduit Purchaser” means each commercial paper conduit that is or becomes a party to this Agreement in the capacity of a “Conduit Purchaser”.
“Contract” means, with respect to any Receivable, any and all contracts, instruments, agreements, leases, invoices, notes or other writings (including an agreement evidenced by a purchase order or similar document) pursuant to which such Receivable arises or that evidence such Receivable or under which an Obligor becomes or is obligated to make payment in respect of such Receivable.
“Controlled Group” means all members of a controlled group of corporations or other business entities and all trades or businesses (whether or not incorporated) under common control which, together with CSC or any of its Subsidiaries, are treated as a single employer under Section 414 of the Code.
“Credit Agreement” means that certain Amended and Restated Credit Agreement, dated as of October 11, 2013, by and among CSC, the banks named therein as lenders, Citibank, N.A., as administrative agent, Citicorp International Limited, as tranche B sub-agent, Citibank International plc, as swing line sub-agent, Bank of America, N.A., The Bank of Tokyo-Mitsubishi UFJ, Ltd. and J.P. Morgan Securities LLC, as syndication agents, Barclays Bank plc, Royal Bank of Canada, Sumitomo Mitsui Banking Corporation, the Bank of Nova Scotia, The Royal Bank of Scotland plc and Wells Fargo Bank, N.A., as co-documentation agents, and Citigroup Global Capital Markets Inc., Merrill Lynch, Pierce, Fenner & Smith Incorporated, The Bank of Tokyo-Mitsubishi UFJ, Ltd. and J.P. Morgan Securities LLC, as arrangers.

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“Credit and Collection Policy” means, as the context may require, those receivables credit and collection policies and practices of the Originators in effect on the Closing Date and described in Exhibit E, as modified in compliance with this Agreement.
“Credit Risk Retention Rules” means (i) Section 15G of the Securities Exchange Act of 1934, as amended, and (ii) Articles 404-410 of the EU Capital Requirements Regulation (including Article 122a of the Banking Consolidation Directive), in each case, together with the rules and regulations thereunder.
“Days’ Sales Outstanding” means, for any Fiscal Month, an amount computed as of the last day of such Fiscal Month equal to: (a) the average of the Outstanding Balance of all Pool Receivables (other than Unbilled Receivables) as of the last day of each of the three most recent Fiscal Months ended on the last day of such Fiscal Month, divided by (b) (i) the aggregate initial Outstanding Balance of all Pool Receivables (other than Unbilled Receivables) generated by the Originators during the three most recent Fiscal Months ended on the last day of such Fiscal Month, divided by (ii) 90.
“Debt” means, as to any Person at any time of determination, any and all indebtedness, obligations or liabilities (whether matured or unmatured, liquidated or unliquidated, direct or indirect, absolute or contingent, or joint or several) of such Person for or in respect of: (i) borrowed money, (ii) amounts raised under or liabilities in respect of any bonds, debentures, notes, note purchase, acceptance or credit facility, or other similar instruments or facilities, (iii) reimbursement obligations (contingent or otherwise) under any letter of credit, (iv) any other transaction (including production payments (excluding royalties), installment purchase agreements, forward sale or purchase agreements, capitalized leases and conditional sales agreements) having the commercial effect of a borrowing of money entered into by such Person to finance its operations or capital requirements (but not including accounts payable incurred in the ordinary course of such Person’s business payable on terms customary in the trade), (v) all net obligations of such Person in respect of interest rate or currency hedges or (vi) any Guaranty of any such Debt; provided, that “Debt” shall not include borrowings against the cash surrender value of life insurance policies covering employees of any Person so long as (A) recourse of such borrowings is limited to such policies and the proceeds thereof and (B) any value assigned to such policies on the consolidated financial statements of such Person is net of the amount of such borrowings.
“Deemed Collections” has the meaning set forth in Section 4.01(d).
“Default Ratio” means the ratio (expressed as a percentage and rounded to the nearest 1/100 of 1%, with 5/1000th of 1% rounded upward) computed as of the last day of each Fiscal Month by dividing: (a) the aggregate Outstanding Balance of all Pool Receivables that first became Defaulted Receivables during such Fiscal Month (and were not Defaulted Receivables in any prior Fiscal Month), by (b) the aggregate initial Outstanding Balance of all Pool Receivables (other than Unbilled Receivables) generated by the Originators during the month that is six Fiscal Months before such Fiscal Month; provided, however, that, notwithstanding the foregoing, the Default Ratio for the May 2016 Fiscal Month shall be deemed to be 1.96%.
“Defaulted Receivable” means a Receivable:

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(a)    as to which any payment, or part thereof, remains unpaid for more than 150 days from the original due date for such payment;
(b)    as to which an Insolvency Proceeding shall have occurred with respect to the Obligor thereof or any other Person obligated thereon;
(c)    that has been written off the applicable Originator’s or the Seller’s books as uncollectible; or
(d)    that, consistent with the Credit and Collection Policy, should be written off the applicable Originator’s or the Seller’s books as uncollectible;
provided, however, that in each case above such amount shall be calculated without giving effect to any netting of credits that have not been matched to a particular Receivable for the purposes of aged trial balance reporting.
“Defaulting Purchaser” means any Purchaser that (a) has failed, within two (2) Business Days of the date required to be made, to (i) make any portion of its Investments or (ii) pay over to any Purchaser Party any other amount required to be paid by it hereunder, unless, in the case of clause (i) above, such Purchaser notifies the Administrative Agent in writing that such failure is the result of such Purchaser’s good faith determination that a condition precedent to making Investments (specifically identified and including the particular default, if any) has not been satisfied, (b) has notified the Seller or any Purchaser Party in writing, or has made a public statement to the effect, that it does not intend or expect to comply with any of its funding obligations under this Agreement (unless such writing or public statement indicates that such position is based on such Purchaser’s good faith determination that a condition precedent (specifically identified and including the particular default, if any) to making an Investment under this Agreement cannot be satisfied) or generally under other agreements in which it commits to extend credit, (c) has failed, within three (3) Business Days after request by a Purchaser Party, acting in good faith, to provide a certification in writing from an authorized officer of such Purchaser that it will comply with its obligations (and is financially able to meet such obligations) to make prospective Investments under this Agreement, provided that such Purchaser shall cease to be a Defaulting Purchaser pursuant to this clause (c) upon such Purchaser Party’s receipt of such certification in form and substance satisfactory to it and the Administrative Agent, or (d) has become the subject of an Insolvency Proceeding.
“Deferred Purchase Price” means (i) at any time prior to the Final Payout Date, any amounts payable to the Seller from Collections available therefor pursuant to either a Release or Section 4.01(a)(vii) and (ii) at any time on and after such Final Payout Date, any amounts payable to the Seller in accordance with Section 2.01(e)(ii).
“Deferred Revenue Amount” means, for any Fiscal Month, the aggregate amount of CSC’s and its consolidated subsidiaries’ liabilities for deferred revenue and advance contract payments determined in accordance with GAAP as of the last day of such Fiscal Month.
“Delinquency Ratio” means the ratio (expressed as a percentage and rounded to the nearest 1/100 of 1%, with 5/1000th of 1% rounded upward) computed as of the last day of each Fiscal Month by dividing: (a) the aggregate Outstanding Balance of all Pool Receivables that were

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Delinquent Receivables on such day, by (b) the aggregate Outstanding Balance of all Pool Receivables on such day.
“Delinquent Receivable” means a Receivable as to which any payment, or part thereof, remains unpaid for more than 90 days from the original due date for such payment; provided, however, that such amount shall be calculated without giving effect to any netting of credits that have not been matched to a particular Receivable for the purposes of aged trial balance reporting.
“Dilution Horizon Ratio” means, for any Fiscal Month, the ratio (expressed as a percentage and rounded to the nearest 1/100th of 1%, with 5/1000th of 1% rounded upward) computed as of the last day of such Fiscal Month by dividing: (a) the aggregate initial Outstanding Balance of all Pool Receivables (other than Unbilled Receivables) generated by the Originators during such Fiscal Month, by (b) the Adjusted Net Receivables Pool Balance as of the last day of such Fiscal Month. Within thirty (30) days of the completion and the receipt by the Administrative Agent of the results of any annual audit or field exam of the Receivables and the servicing and origination practices of the Servicer and the Originators, the numerator of the Dilution Horizon Ratio may be adjusted by the Majority Group Agents (or the Administrative Agent with the written consent of the Majority Group Agents) on not less than five (5) Business Days’ notice to the Seller to reflect such number of Fiscal Months as the Majority Group Agents reasonably believe best reflects the business practices of the Servicer and the Originators and the actual amount of dilution and Deemed Collections that occur with respect to Pool Receivables based on the weighted average dilution lag calculation completed as part of such audit or field exam.
“Dilution Ratio” means the ratio (expressed as a percentage and rounded to the nearest 1/100th of 1%, with 5/1000th of 1% rounded upward), computed as of the last day of each Fiscal Month by dividing: (a) the aggregate amount of Deemed Collections during such Fiscal Month (other than any Deemed Collections with respect to any Receivables that were both (x) generated by an Originator during such Fiscal Month and (y) written off the applicable Originator’s or the Seller’s books as uncollectible during such Fiscal Month), by (b) the aggregate initial Outstanding Balance of all Pool Receivables (other than Unbilled Receivables) generated by the Originators during the Fiscal Month that is one month prior to such Fiscal Month; provided, however, that, notwithstanding the foregoing, the Dilution Ratio for the November 2015 Fiscal Month shall be deemed to be 9.48%, December 2015 Fiscal Month shall be deemed to be 8.56% and January 2016 Fiscal Month shall be deemed to be 7.41%.
“Dilution Reserve Percentage” means, on any day, the greater of (a) 8.00% and (b) the product (expressed as a percentage) of (i) the Dilution Horizon Ratio multiplied by (ii) the sum of (x) 2.0 times the average of the Dilution Ratios for the twelve most recent Fiscal Months and (y) the Dilution Volatility Component.
“Dilution Volatility Component” means, for any Fiscal Month, the product (expressed as a percentage) of:
(a)    the positive difference, if any, between: (i) the highest Dilution Ratio for any Fiscal Month during the twelve most recent Fiscal Months and (ii) the arithmetic average of the Dilution Ratios for such twelve Fiscal Months times

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(b)    the quotient of (i) the highest Dilution Ratio for any Fiscal Month during the twelve most recent Fiscal Months divided by (ii) the arithmetic average of the Dilution Ratios for such twelve Fiscal Months.
“Dollars” and “$” each mean the lawful currency of the United States of America.
“Eligible Assignee” means (i) any Committed Purchaser or any of its Affiliates, (ii) any Person managed by a Committed Purchaser or any of its Affiliates and (iii) any other financial or other institution, in each case that has been approved by the Group Agent for such Group and consented to by the Administrative Agent (such consent not to be unreasonably withheld).
“Eligible Receivable” means, at any time of determination, a Pool Receivable:
(a)    the Obligor of which is: (i) a U.S. Obligor; (ii) not a Sanctioned Person; (iii) not subject to any Insolvency Proceeding; (iv) not an Affiliate of the Seller, the Servicer, the Parent or any Originator; (v) not the Obligor with respect to Delinquent Receivables with an aggregate Outstanding Balance exceeding 50% of the aggregate Outstanding Balance of all such Obligor’s Pool Receivables; (vi) not a natural person and (vii) not a material supplier to any Originator or an Affiliate of a material supplier;
(b)    that is denominated and payable only in Dollars, and the Obligor with respect to which has been instructed to remit Collections in respect thereof directly to a Blocked Account, Lock-Box or Collection Account in the United States of America;
(c)    that does not have a due date which is more than 90 days after the original invoice date of such Receivable;
(d)    that arises under a Contract for the sale of goods or services in the ordinary course of the applicable Originator’s business;
(e)    that arises under a duly authorized Contract that is in full force and effect and that is a legal, valid and binding obligation of the related Obligor, enforceable against such Obligor in accordance with its terms, except as such enforceability may be limited by applicable bankruptcy, insolvency, reorganization or other similar laws affecting the enforcement of creditors’ rights generally and by general principles of equity regardless of whether enforceability is considered in a proceeding in equity or at law;
(f)    that has been transferred by an Originator to the Seller pursuant to the Purchase and Sale Agreement with respect to which transfer all conditions precedent under the Purchase and Sale Agreement have been met;
(g)    that, together with the Contract related thereto, conforms in all material respects with all Applicable Laws (including any applicable laws relating to usury, truth in lending, fair credit billing, fair credit reporting, equal credit opportunity, fair debt collection practices and privacy);

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(h)    with respect to which all consents, licenses, approvals or authorizations of, or registrations or declarations with or notices to, any Governmental Authority or other Person required to be obtained, effected or given by an Originator in connection with the creation of such Receivable, the execution, delivery and performance by such Originator of the related Contract or the assignment thereof under the Purchase and Sale Agreement have been duly obtained, effected or given and are in full force and effect;
(i)    that is not subject to any existing dispute, right of rescission, set-off, counterclaim, any other defense against the applicable Originator (or any assignee of such Originator) or Adverse Claim other than a Permitted Adverse Claim or unexpired volume or pricing discounts or rebates or other usual adjustments or dilutions incurred by the related Originator in the normal course of its business to which such Originator may be entitled (including, without limitation, any adjustments that are necessary to correct manual errors on invoices that do not reduce the Outstanding Balance of the applicable Receivable) (provided, that if such Receivable is subject to any existing dispute, right of rescission, set-off, counterclaim, any other defense against the applicable Originator or unexpired volume or pricing discounts or rebates or other usual adjustments or dilutions incurred by the related Originator in the ordinary course, only the portion of such Receivable attributable to the above shall be excluded) and the Obligor of which holds no right as against the applicable Originator to cause such Originator to repurchase the goods or merchandise, the sale of which shall have given right to such Receivable;
(j)    that satisfies in all material respects all applicable requirements of the Credit and Collection Policy;
(k)    that, together with the Contract related thereto, has not been modified, waived or restructured since its creation, except as permitted pursuant to Section 9.02 of this Agreement;
(l)    in which the Seller owns good and marketable title, free and clear of any Adverse Claims other than Permitted Adverse Claims, and that is freely assignable (including without any consent of the related Obligor or any Governmental Authority);
(m)    for which the Administrative Agent (on behalf of the Secured Parties) shall have a valid and enforceable first priority perfected ownership or security interest therein and in the Related Security and Collections with respect thereto, in each case free and clear of any Adverse Claim other than Permitted Adverse Claims;
(n)    that (i) constitutes an “account” or “general intangible” (as defined in the UCC), (ii) is not evidenced by instruments or chattel paper and (iii) does not constitute, or arise from the sale of, as-extracted collateral (as defined in the UCC);
(o)    that is neither a Defaulted Receivable nor a Delinquent Receivable;

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(p)    for which no Originator, the Seller, the Parent or the Servicer has established any offset or netting arrangements (including customer deposits and advance payments (including payments relating to unearned revenues)) with the related Obligor in connection with the ordinary course of payment of such Receivable;
(q)    that represents amounts earned and payable in accordance with the terms of the related Contract by the Obligor that are not subject to the performance of additional services by the Originator thereof or by the Seller and the related goods or merchandise shall have been shipped and/or services performed, other than, in the case of an Eligible Unbilled Receivable, the billing or invoicing of such Receivable; provided, that if such Receivable is subject to the performance of additional services, only the portion of such Receivable attributable to such additional services shall be excluded;
(r)    which (i) does not arise from a sale of accounts made as part of a sale of a business or constitute an assignment for the purpose of collection only, (ii) is not a transfer of a single account made in whole or partial satisfaction of a preexisting indebtedness or an assignment of a right to payment under a contract to an assignee that is also obligated to perform under the contract and (iii) is not a transfer of an interest in or an assignment of a claim under a policy of insurance;
(s)    which does not relate to the sale of any consigned goods or finished goods which have incorporated any consigned goods into such finished goods;
(t)    that, if such Receivable is an Unbilled Receivable, is an Eligible Unbilled Receivable; and
(u)    which Receivable does not constitute a fixed “hell or high-water” lease payment for equipment or software dedicated to providing information technology services to an Obligor or any termination payments owed by an Obligor related thereto.
“Eligible Unbilled Receivable” means, at any time, any Unbilled Receivable if such Unbilled Receivable represents amounts earned and payable in accordance with the terms of the related Contract.
“Employee Benefit Plan” means any “employee benefit plan” as defined in Section 3(3) of ERISA which is or was maintained or contributed to by CSC, its Subsidiaries or any of its ERISA Affiliates.
“ERISA” means the Employee Retirement Income Security Act of 1974, as amended from time to time, and any rule or regulation issued thereunder.
“ERISA Affiliate” means any Person who for purposes of Title IV of ERISA is a member of CSC’s controlled group, or under common control with CSC, within the meaning of Section 414 of the Code and the regulations promulgated and rulings issued thereunder. Any former ERISA Affiliate of CSC or its Subsidiaries shall continue to be considered an ERISA Affiliate within the meaning of this definition with respect to the period such entity was an ERISA Affiliate of CSC or

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its Subsidiaries and with respect to liabilities arising after such period for which CSC or its Subsidiaries could be liable under the Code or ERISA.
“ERISA Event” means (a) the occurrence of a reportable event, within the meaning of Section 4043 of ERISA, unless the 30-day notice requirement with respect thereto has been waived by the PBGC; (b) the provision by the administrator of any Pension Plan of a notice of intent to terminate such Pension Plan pursuant to Section 4041(a)(2) of ERISA (including any such notice with respect to a plan amendment referred to in Section 4041(e) of ERISA); (c) the cessation of operations at a facility in the circumstances described in Section 4062(e) of ERISA; (d) the withdrawal by CSC or an ERISA Affiliate from a Multiple Employer Plan during a plan year for which it was a substantial employer, as defined in Section 4001(a)(2) of ERISA; (e) the failure by the Company of any ERISA Affiliate to make a payment to a Pension Plan required under Section 303(k) of ERISA, which Section imposes a lien for failure to make required payments; (f) the institution by the PBGC of proceedings to terminate a Pension Plan, pursuant to Section 4042 of ERISA, or the occurrence of any event or condition which, in the reasonable judgment of CSC, might constitute grounds under Section 4042 of ERISA for the termination of, or the appointment of a trustee to administer, a Pension Plan; (g) the withdrawal by CSC or any ERISA Affiliate from any Multiemployer Plan or the termination of such Multiemployer Plan resulting in liability pursuant to Title IV of ERISA; or (h) a determination that any Pension Plan is, or is expected to be, in “at-risk” status (within the meaning of Section 303(i)(4)(A) of ERISA or Section 430(i)(4)(A) of the Code).
“Euro-Rate Reserve Percentage” means, the maximum effective percentage in effect on such day as prescribed by the Board of Governors of the Federal Reserve System (or any successor) for determining the reserve requirements (including without limitation, supplemental, marginal, and emergency reserve requirements) with respect to eurocurrency funding (currently referred to as “Eurocurrency Liabilities”).
“Event of Termination” has the meaning specified in Section 10.01. For the avoidance of doubt, any Event of Termination that occurs shall be deemed to be continuing at all times thereafter unless and until waived in accordance with Section 14.01.
“Everett” means Everett Spinco, Inc., a Delaware corporation with Federal Employer Identification Number 61-1800317.
“Excess Concentration” means the sum of the following amounts, without duplication:
(a)    the sum of the amounts calculated for each of the Obligors equal to the excess (if any) of (i) aggregate Outstanding Balance of the Eligible Receivables of such Obligor, over (ii) the product of (x) such Obligor’s Concentration Percentage, multiplied by (y) the aggregate Outstanding Balance of all Eligible Receivables; plus
(b)    the excess (if any) of (i) the aggregate Outstanding Balance of all Eligible Receivables that are Unbilled Receivables, over (ii) the product of (x) 50.00%, multiplied by (y) the aggregate Outstanding Balance of all Eligible Receivables; plus
(c)    the excess (if any) of (i) the aggregate Outstanding Balance of all Eligible Receivables that have a due date which is more than 60 days after the original invoice date

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of such Receivable, over (ii) the product of (x) 5.00%, multiplied by (y) the aggregate Outstanding Balance of all Eligible Receivables; plus
(d)    the excess (if any) of (i) the aggregate Outstanding Balance of all Eligible Receivables due from a state or local governmental entity, over (ii) the product of (x) 1.00%, multiplied by (y) the aggregate Outstanding Balance of all Eligible Receivables; plus
(e)    the excess (if any) of (i) the aggregate Outstanding Balance of all Eligible Receivables owing from the four (4) Group D Obligors (each, together with its respective Affiliates) with the four (4) largest Obligor Percentages of all Group D Obligors, over (ii) the product of (x) 16.00, multiplied by (y) the aggregate Outstanding Balance of all Eligible Receivables.
“Exchange Act” means the Securities Exchange Act of 1934, as amended or otherwise modified from time to time.
“Excluded Receivable” means any Receivable (as defined without giving effect to the proviso in the definition thereof) that constitutes a fixed “hell or high-water” lease payment for equipment and software dedicated to providing information technology services to an Obligor and any termination payments owed by an Obligor related thereto, which Receivable has been sold or assigned by the related Originator to a third party that is not an Affiliate of CSC pursuant to a transaction or series of transactions that have been disclosed in writing by the Servicer to the Administrative Agent and the Group Agents prior to the later of the Closing Date and such sale.  Any such written disclosure shall identify the buyer or assignee of the relevant Excluded Receivable and the Obligor(s) thereof. No Receivable sold or contributed to the Seller pursuant to the Purchase and Sale Agreement shall subsequently become an Excluded Receivable.
“Excluded Taxes” means any of the following Taxes imposed on or with respect to an Affected Person or required to be withheld or deducted from a payment to an Affected Person: (a) Taxes imposed on or measured by net income (however denominated), franchise Taxes and branch profits Taxes, in each case, (i) imposed as a result of such Affected Person being organized under the laws of, or having its principal office or, in the case of any Purchaser, its applicable lending office located in, the jurisdiction imposing such Tax (or any political subdivision thereof) or (ii) that are Other Connection Taxes, (b) in the case of a Purchaser, U.S. federal withholding Taxes imposed on amounts payable to or for the account of such Purchaser with respect to an applicable interest in its Capital or Commitment pursuant to a law in effect on the date on which (i) such Purchaser funds an Investment or its Commitment or (ii) such Purchaser changes its lending office, except in each case to the extent that amounts with respect to such Taxes were payable either to such Purchaser’s assignor immediately before such Purchaser became a party hereto or to such Purchaser immediately before it changed its lending office, (c) Taxes attributable to such Affected Person’s failure to comply with Section 5.03(f) and (d) any U.S. federal withholding Taxes imposed pursuant to FATCA.
“Exiting Group” has the meaning set forth in Section 2.02(g).
“Exiting Purchaser” has the meaning set forth in Section 2.02(g).

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“Facility Limit” means $250,000,000 as reduced or increased from time to time pursuant to Sections 2.02(e) or 2.07. References to the unused portion of the Facility Limit shall mean, at any time of determination, an amount equal to (x) the Facility Limit at such time, minus (y) the Aggregate Capital.
“FATCA” means Sections 1471 through 1474 of the Code, as of the date of this Agreement (or any amended or successor version that is substantively comparable and not materially more onerous to comply with), any current or future regulations or official interpretations thereof, any agreements entered into pursuant to Section 1471(b)(1) of the Code, any applicable intergovernmental agreement entered into between the United States and any other Governmental Authority in connection with the implementation of the foregoing and any fiscal or regulatory legislation, rules or official practices adopted pursuant to any such intergovernmental agreement.
“Federal Funds Rate” means, for any day, the per annum rate set forth in the weekly statistical release designated as H.15(519), or any successor publication, published by the Federal Reserve Board (including any such successor, “H.15(519)”) for such day opposite the caption “Federal Funds (Effective).” If on any relevant day such rate is not yet published in H.15(519), the rate for such day will be the rate set forth in the daily statistical release designated as the Composite 3:30 p.m. Quotations for U.S. Government Securities, or any successor publication, published by the Federal Reserve Bank of New York (including any such successor, the “Composite 3:30 p.m. Quotations”) for such day under the caption “Federal Funds Effective Rate.” If on any relevant day the appropriate rate is not yet published in either H.15(519) or the Composite 3:30 p.m. Quotations, the rate for such day will be the arithmetic mean as determined by the Administrative Agent of the rates for the last transaction in overnight Federal funds arranged before 9:00 a.m. (New York time) on that day by each of three leading brokers of Federal funds transactions in New York City selected by the Administrative Agent.
“Federal Reserve Board” means the Board of Governors of the Federal Reserve System, or any entity succeeding to any of its principal functions.
“Fee Letter” has the meaning specified in Section 2.03(a).
“Fees” has the meaning specified in Section 2.03(a).
“Final Payout Date” means the date on or after the Termination Date when (i) the Aggregate Capital has been reduced to zero and Aggregate Yield has been paid in full, (ii) all other Seller Obligations have been paid in full, (iii) all other amounts owing to the Purchaser Parties and any other Seller Indemnified Party or Affected Person hereunder and under the other Transaction Documents have been paid in full and (iv) all accrued Servicing Fees have been paid in full.
“Financial Officer” of any Person means, the chief executive officer, the chief financial officer, the chief accounting officer, the principal accounting officer, the controller, the treasurer or the assistant treasurer of such Person.
“Fiscal Month” means each calendar month.

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“Fitch” means Fitch, Inc. and any successor thereto that is a nationally recognized statistical rating organization.
“GAAP” means generally accepted accounting principles in the United States of America, in effect as of the date of determination thereof, consistently applied.
“Governmental Authority” means the government of the United States of America or any other nation, or of any political subdivision thereof, whether state or local, and any agency, authority, instrumentality, regulatory body, court, central bank or other entity exercising executive, legislative, judicial, taxing, regulatory or administrative powers or functions of or pertaining to government (including any supra-national bodies such as the European Union or the European Central Bank).
“Group” means, (i) for any Conduit Purchaser, such Conduit Purchaser, together with such Conduit Purchaser’s Related Committed Purchasers and related Group Agent, (ii) for PNC, PNC as a Committed Purchaser and as a Group Agent, (iii) for any other Purchaser that does not have a related Conduit Purchaser, such Purchaser, together with such Purchaser’s related Group Agent and each other Purchaser for which such Group Agent acts as a Group Agent hereunder.
“Group A Obligor” means any Obligor (or its parent or majority owner, as applicable, if such Obligor is not rated) with a short-term rating of at least: (a) “A-1” by S&P, or if such Obligor does not have a short-term rating from S&P, a rating of “A+” or better by S&P on such Obligor’s, its parent’s, or its majority owner’s (as applicable) long-term senior unsecured and uncredit-enhanced debt securities, or (b) “P-1” by Moody’s, or if such Obligor does not have a short-term rating from Moody’s, “Al” or better by Moody’s on such Obligor’s, its parent’s or its majority owner’s (as applicable) long-term senior unsecured and uncredit-enhanced debt securities. Notwithstanding the foregoing, any Obligor that is a Subsidiary of an Obligor that satisfies the definition of “Group A Obligor” shall be deemed to be a Group A Obligor and shall be aggregated with the Obligor that satisfies such definition for the purposes of determining the “Concentration Reserve Percentage” and clause (a) of the definition of “Excess Concentration” for such Obligors, unless such deemed Obligor separately satisfies the definition of “Group B Obligor”, or “Group C Obligor”, in which case such Obligor shall be separately treated as a Group B Obligor or a Group C Obligor, as the case may be, and shall be aggregated and combined for such purposes with any of its Subsidiaries that are Obligors.
“Group Agent” means each Person acting as agent on behalf of a Group and designated as the Group Agent for such Group on the signature pages to this Agreement or any other Person who becomes a party to this Agreement as a Group Agent for any Group pursuant to an Assumption Agreement, an Assignment and Acceptance Agreement or otherwise in accordance with this Agreement.
“Group B Obligor” means an Obligor (or its parent or majority owner, as applicable, if such Obligor is not rated) that is not a Group A Obligor, with a short-term rating of at least: (a) “A-2” by S&P, or if such Obligor does not have a short-term rating from S&P, a rating of “BBB+” to “A” by S&P on such Obligor’s, its parent’s or its majority owner’s (as applicable) long-term senior unsecured and uncredit-enhanced debt securities, or (b) “P-2” by Moody’s, or if such Obligor does not have a short-term rating from Moody’s, “Baal” to “A-2” by Moody’s on such Obligor’s, its

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parent’s or its majority owner’s (as applicable) long-term senior unsecured and uncredit-enhanced debt securities. Notwithstanding the foregoing, any Obligor that is a Subsidiary of an Obligor that satisfies the definition of “Group B Obligor” shall be deemed to be a Group B Obligor and shall be aggregated with the Obligor that satisfies such definition for the purposes of determining the “Concentration Reserve Percentage” and clause (a) of the definition of “Excess Concentration” for such Obligors, unless such deemed Obligor separately satisfies the definition of “Group A Obligor” or “Group C Obligor”, in which case such Obligor shall be separately treated as a Group A Obligor or a Group C Obligor, as the case may be, and shall be aggregated and combined for such purposes with any of its Subsidiaries that are Obligors.
“Group C Obligor” means an Obligor (or its parent or majority owner, as applicable, if such Obligor is not rated) that is not a Group A Obligor or a Group B Obligor, with a short-term rating of at least: (a) “A-3” by S&P, or if such Obligor does not have a short-term rating from S&P, a rating of “BBB-” to “BBB” by S&P on such Obligor’s, its parent’s or its majority owner’s (as applicable) long-term senior unsecured and uncredit-enhanced debt securities, or (b) “P-3” by Moody’s, or if such Obligor does not have a short-term rating from Moody’s, “Baa3” to “Baa2” by Moody’s on such Obligor’s, its parent’s or its majority owner’s (as applicable) long-term senior unsecured and uncredit-enhanced debt securities. Notwithstanding the foregoing, any Obligor that is a Subsidiary of an Obligor that satisfies the definition of “Group C Obligor” shall be deemed to be a Group C Obligor and shall be aggregated with the Obligor that satisfies such definition for the purposes of determining the “Concentration Reserve Percentage” and clause (a) of the definition of “Excess Concentration” for such Obligors, unless such deemed Obligor separately satisfies the definition of “Group A Obligor” or “Group B Obligor” in which case such Obligor shall be separately treated as a Group A Obligor or a Group B Obligor, as the case may be, and shall be aggregated and combined for such purposes with any of its Subsidiaries that are Obligors.
“Group Commitment” means, with respect to any Group, at any time of determination, the aggregate Commitments of all Committed Purchasers within such Group.
“Group D Obligor” means any Obligor that is not a Group A Obligor, Group B Obligor or Group C Obligor; provided, that any Obligor (or its parent or majority owner, as applicable, if such Obligor is unrated) that is not rated by both Moody’s and S&P shall be a Group D Obligor.
“Guaranty” means, with respect to any Person, any obligation of such Person guarantying or in effect guarantying any Debt, liability or obligation of any other Person in any manner, whether directly or indirectly, including any such liability arising by virtue of partnership agreements, including any agreement to indemnify or hold harmless any other Person, any performance bond or other suretyship arrangement and any other form of assurance against loss, except endorsement of negotiable or other instruments for deposit or collection in the ordinary course of business.
“Indemnified Taxes” means (a) Taxes, other than Excluded Taxes, imposed on or with respect to any payment made by or on account of any obligation of the Seller or any of its Affiliates under any Transaction Document and (b) to the extent not otherwise described in clause (a) above, Other Taxes.
“Independent Director” has the meaning set forth in Section 8.03(c).

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“Information Package” means a report, in substantially the form of Exhibit F.
“Insolvency Proceeding” means (a) any case, action or proceeding before any court or other Governmental Authority relating to bankruptcy, reorganization, insolvency, liquidation, receivership, dissolution, winding-up or relief of debtors or (b) any general assignment for the benefit of creditors of a Person, composition, marshaling of assets for creditors of a Person, or other, similar arrangement in respect of its creditors generally or any substantial portion of its creditors, in each of clauses (a) and (b) undertaken under U.S. Federal, state or foreign law, including the Bankruptcy Code.
“Intended Tax Treatment” has the meaning set forth in Section 14.14.
“Investment” means any payment of Capital to the Seller by a Purchaser pursuant to Section 2.01(a) or 2.02.
“Investment Company Act” means the Investment Company Act of 1940, as amended or otherwise modified from time to time.
“Investment Request” means a letter in substantially the form of Exhibit A hereto executed and delivered by the Seller to the Administrative Agent and the Group Agents pursuant to Section 2.02(a).
“LCR Security” means any commercial paper or security (other than equity securities issued to Parent or any Originator that is a consolidated subsidiary of Parent under GAAP) within the meaning of Paragraph __.32(e)(viii) of the final rules titled Liquidity Coverage Ratio: Liquidity Risk Measurement Standards, 79 Fed. Reg. 197, 61440 et seq. (October 10, 2014).
“Liquidity Agent” means any bank or other financial institution acting as agent for the various Liquidity Providers under each Liquidity Agreement.
“Liquidity Agreement” means any agreement entered into in connection with this Agreement pursuant to which a Liquidity Provider agrees to make purchases or advances to, or purchase assets from, any Conduit Purchaser in order to provide liquidity for such Conduit Purchaser’s Capital and Notes.
“Liquidity Provider” means each bank or other financial institution that provides liquidity support to any Conduit Purchaser pursuant to the terms of a Liquidity Agreement.
“LMIR” means for any day during any Yield Period, the interest rate per annum determined by the applicable Group Agent (which determination shall be conclusive absent manifest error) by dividing (i) the one-month Eurodollar rate for Dollar deposits as reported by Bloomberg Finance L.P. and shown on US0001M Screen or any other service or page that may replace such page from time to time for the purpose of displaying offered rates of leading banks for London interbank deposits in Dollars, as of 11:00 a.m. (London time) on such day, or if such day is not a Business Day, then the immediately preceding Business Day (or if not so reported, then as determined by the Administrative Agent from another recognized source for interbank quotation), in each case,

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changing when and as such rate changes, by (ii) a number equal to 1.00 minus the Euro-Rate Reserve Percentage on such day. The calculation of LMIR may also be expressed by the following formula:
One-month Eurodollar rate for Dollars
shown on Bloomberg US0001M Screen
or appropriate successor
LMIR     =
1.00 - Euro-Rate Reserve Percentage
LMIR shall be adjusted on the effective date of any change in the Euro-Rate Reserve Percentage as of such effective date. Notwithstanding the foregoing, if LMIR as determined herein would be less than zero (0.00), such rate shall be deemed to be zero percent (0.00%) for purposes of this Agreement.
“Lock-Box” means each locked postal box associated with a Collection Account for the purpose of retrieving and processing payments made on the Receivables and which is listed on Schedule II-A (as such schedule may be modified from time to time in connection with the addition or removal of any Lock-Box in accordance with the terms hereof).
“Loss Horizon Ratio” means, at any time of determination, the ratio (expressed as a percentage and rounded to the nearest 1/100 of 1%, with 5/1000th of 1% rounded upward) computed by dividing:
(a)    the sum of (i) the aggregate initial Outstanding Balance of all Pool Receivables (other than Unbilled Receivables) generated by the Originators during the five (5) most recent Fiscal Months, plus (ii) the product of (x) 0.25, times (y) the aggregate initial Outstanding Balance of all Pool Receivables (other than Unbilled Receivables) originated by the Originators during the sixth (6th) most recent Fiscal Month; by
(b)    the Adjusted Net Receivables Pool Balance as of the end of the immediately preceding Fiscal Month.
“Loss Reserve Percentage” means, at any time of determination, the greater of (a) 12.00% and (b) the product of (i) 2.0, times (ii) the highest average of the Default Ratios for any three consecutive Fiscal Months during the twelve most recent Fiscal Months, times (iii) the Loss Horizon Ratio.
“Majority Group Agents” means one or more Group Agents which in its Group, or their combined Groups, as the case may be, have Committed Purchasers representing more than 50% of the aggregate Commitments of all Committed Purchasers in all Groups (or, if the Commitments have been terminated, have Purchasers representing more than 50% of the aggregate outstanding Capital held by all the Purchasers in all Groups); provided, however, that the Majority Group Agents must include the Group for which the Administrative Agent is Group Agent and, provided, further, in no event shall the Majority Group Agents include fewer than two (2) Group Agents at any time when there are two (2) or more Groups.

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“Material Adverse Effect” means relative to any Person (provided that if no particular Person is specified, “Material Adverse Effect” shall be deemed to be relative to the Seller, the Servicer and the Originators, individually and in the aggregate) with respect to any event or circumstance, a material adverse effect on any of the following:
(a)    the assets, operations, business or financial condition of the Seller, the Servicer, the Performance Guarantor or any Originator;
(b)    the ability of the Seller, the Servicer, the Performance Guarantor or any Originator to perform its obligations under this Agreement or any other Transaction Document to which it is a party;
(c)    the validity or enforceability of this Agreement or any other Transaction Document, or the validity, enforceability, value or collectability of any material portion of the Pool Receivables; or
(d)    the status, perfection, enforceability or priority of the Administrative Agent’s ownership or security interest in the Support Assets (taken as a whole).
“Minimum Dilution Reserve Percentage” means, on any day, the product (expressed as a percentage) of (a) the average of the Dilution Ratios for the twelve most recent Fiscal Months multiplied by (b) the Dilution Horizon Ratio.
“Minimum Funding Threshold” means, on any day, an amount equal to the lesser of (a) the product of (i) 50.0% times (ii) the Facility Limit at such time and (b) the Capital Coverage Amount at such time.
“Monthly Settlement Date” means the twenty-second (22nd) day of each calendar month (or if such day is not a Business Day, the next occurring Business Day).
“Moody’s” means Moody’s Investors Service, Inc. and any successor thereto that is a nationally recognized statistical rating organization.
“Multiemployer Plan” means a “multiemployer plan” as defined in Section 4001(a)(3) of ERISA to which the Seller, the Servicer, any Originator, the Parent or any of their respective ERISA Affiliates (other than one considered an ERISA Affiliate only pursuant to subsection (m) or (o) of Section 414 of the Code) is making or accruing an obligation to make contributions, or has within any of the preceding five plan years made or accrued an obligation to make contributions.
“Multiple Employer Plan” means a single employer plan, as defined in Section 4001(a)(15) of ERISA, which (a) is maintained for employees of CSC or an ERISA Affiliate and at least one Person other than CSC and its ERISA Affiliates or (b) was so maintained and in respect of which CSC or an ERISA Affiliate could have liability under Section 4063, 4064 or 4069 of ERISA in the event such plan has been or were to be terminated.
“Net Receivables Pool Balance” means, at any time of determination:  (a) the aggregate Outstanding Balance of Eligible Receivables then in the Receivables Pool, minus (b) the Excess Concentration minus (c) the Offset Reserve Amount.

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“Non-Reinvestment Event” has the meaning specified in Section 3.01. For the avoidance of doubt, any Non-Reinvestment Event that occurs shall be deemed to be continuing at all times thereafter unless and until waived in accordance with Section 14.01.
“Notes” means short-term promissory notes issued, or to be issued, by any Conduit Purchaser to fund its investments in accounts receivable or other financial assets.
“Obligor” means, with respect to any Receivable, the Person obligated to make payments pursuant to the Contract relating to such Receivable.
“Obligor Percentage” means, at any time of determination, for each Obligor, a fraction, expressed as a percentage, (a) the numerator of which is the aggregate Outstanding Balance of the Eligible Receivables of such Obligor and its Affiliates less the amount (if any) then included in the calculation of the Excess Concentration with respect to such Obligor and its Affiliates and (b) the denominator of which is the aggregate Outstanding Balance of all Eligible Receivables at such time.
“OFAC” means the U.S. Department of Treasury’s Office of Foreign Assets Control.
“Offset Reserve Amount” means, at any time during any Fiscal Month, an amount equal to (a) if Performance Guarantor then has both a long-term issuer credit rating of BBB- or better by S&P and a senior unsecured long-term rating of Baa3 or better by Moody’s, the product of (i) 20.00%, times (ii) the Deferred Revenue Amount for the immediately preceding Fiscal Month, or (b) if Performance Guarantor lacks either such debt rating, the Deferred Revenue Amount for the immediately preceding Fiscal Month; provided, however, that clause (b) shall exclude any such liability or portion thereof that is not owed to or related to Obligors on Eligible Receivables and (ii) the amount (if any) by which (x) any such liability or portion thereof owed to or related to an Obligor on Eligible Receivables, exceeds (y) the aggregate Outstanding Balance of the Eligible Receivables owing by such Obligor. The Majority Group Agents (or the Administrative Agent with the written consent of the Majority Group Agents) may, from time-to-time and in their discretion by written notice to the Seller, increase or decrease the percentage specified in clause (a)(i) above to any percentage not exceeding 100%, which increase or decrease shall be effective on and after the Monthly Settlement Date occurring in the Fiscal Month immediately following the Fiscal Month in which such notice is delivered to the Seller, and such increased or decreased percentage shall be used in calculating the Offset Reserve Amount (and the resulting Net Receivables Pool Balance) for the Fiscal Month immediately preceding such Monthly Settlement Date (including in the Information Package related to such Monthly Settlement Date); provided, however, that any decrease in such percentage shall not be effective without the prior written consent of all Group Agents.
“Originator” and “Originators” have the meaning set forth in the Purchase and Sale Agreement, as the same may be modified from time to time by adding new Originators or removing Originators, in each case in accordance with the terms and conditions of the Purchase and Sale Agreement.
“Other Connection Taxes” means, with respect to any Affected Person, Taxes imposed as a result of a present or former connection between such Affected Person and the jurisdiction imposing such Tax (other than connections arising from such Affected Person having executed, delivered,

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become a party to, performed its obligations under, received payments under, received or perfected a security interest under, engaged in any other transaction pursuant to or enforced any Transaction Document, or sold or assigned an interest in any Capital or Transaction Document).
“Other Taxes” means any and all present or future stamp or documentary Taxes or any other excise or property Taxes, charges or similar levies or fees arising from any payment made hereunder or from the execution, delivery, filing, recording or enforcement of, or otherwise in respect of, this Agreement, the other Transaction Documents and the other documents or agreements to be delivered hereunder or thereunder, except any such Taxes that are Other Connection Taxes imposed with respect to an assignment.
“Outstanding Balance” means, at any time of determination, with respect to any Receivable, the then outstanding principal balance thereof.
“Parent” means CSC.
“Parent Group” has the meaning set forth in Section 8.03(c).
“Participant” has the meaning set forth in Section 14.03(e).
“Participant Register” has the meaning set forth in Section 14.03(f).
“PATRIOT Act” has the meaning set forth in Section 14.15.
“PBGC” means the Pension Benefit Guaranty Corporation, or any successor thereto.
“Pension Plan” means a Single Employer Plan or a Multiple Employer Plan or both.
“Percentage” means, at any time of determination, with respect to any Committed Purchaser, a fraction (expressed as a percentage), (a) the numerator of which is (i) prior to the termination of all Commitments hereunder, its Commitment at such time or (ii) if all Commitments hereunder have been terminated, the aggregate outstanding Capital of all Purchasers in such Committed Purchaser’s Group at such time and (b) the denominator of which is (i) prior to the termination of all Commitments hereunder, the aggregate Commitments of all Committed Purchasers at such time or (ii) if all Commitments hereunder have been terminated, the Aggregate Capital at such time.
“Performance Guarantor” means (i) prior to the Subject HP Merger and the effectiveness of the assignment of the Performance Guaranty in accordance with Section 19 thereof, CSC and (ii) thereafter, Everett.
“Performance Guaranty” means the Performance Guaranty, dated as of the Closing Date, by the Performance Guarantor in favor of the Administrative Agent for the benefit of the Secured Parties.
“Permitted Adverse Claim” means:

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(a)    inchoate Adverse Claims for taxes, assessments or governmental charges or levies not yet due and payable or taxes, assessments, other governmental charges and levies being contested in good faith by appropriate proceedings;
(b)    Adverse Claims with respect to any mechanics, suppliers, materialmen, laborers, employees, repairmen and other like liens arising in the ordinary course of business securing obligations that are not due and payable;
(c)    bankers’ liens, rights of setoff and other similar Adverse Claims existing solely with respect to cash on deposit in a Blocked Account to the extent such Adverse Claims are not terminated pursuant to an Account Control Agreement;
(d)    any Adverse Claim in respect of any Receivable which will be released on or prior to the sale or transfer (or purported sale or transfer) of such Receivable under the Purchase and Sale Agreement; and
(e)    any Adverse Claim created under, and not prohibited by, the Transaction Documents.
“Person” means an individual, partnership, corporation (including a business trust), joint stock company, trust, unincorporated association, joint venture, limited liability company or other entity, or a government or any political subdivision or agency thereof.
“PNC” has the meaning set forth in the preamble to this Agreement.
“Pool Receivable” means a Receivable in the Receivables Pool.
“Portion of Capital” means, with respect to any Purchaser and its related Capital, the portion of such Capital being funded or maintained by such Purchaser by reference to a particular interest rate basis.
“Program Support Agreement” means and includes any Liquidity Agreement and any other agreement entered into by any Program Support Provider providing for: (a) the issuance of one or more letters of credit for the account of any Conduit Purchaser, (b) the issuance of one or more surety bonds for which any Conduit Purchaser is obligated to reimburse the applicable Program Support Provider for any drawings thereunder, (c) the sale by any Conduit Purchaser to any Program Support Provider of any Capital (or portions thereof or participation interest therein) maintained by such Conduit Purchaser and/or (d) the making of loans and/or other extensions of credit to any Conduit Purchaser in connection with such Conduit Purchaser’s receivables-securitization program contemplated in this Agreement, together with any letter of credit, surety bond or other instrument issued thereunder.
“Program Support Provider” means and includes, with respect to any Conduit Purchaser, any Liquidity Provider and any other Person (other than any customer of such Conduit Purchaser) now or hereafter extending credit or having a commitment to extend credit to or for the account of, or to make purchases from, such Conduit Purchaser pursuant to any Program Support Agreement.

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“Purchase and Sale Agreement” means the Purchase and Sale Agreement, dated as of the Closing Date, among the Servicer, the Originators and the Seller.
“Purchase and Sale Termination Event” has the meaning set forth in the Purchase and Sale Agreement.
“Purchaser Designated Reference Rate” is defined in Section 2.05.
“Purchaser Party” means each Purchaser, the Administration Agent and each Group Agent.
“Purchasers” means the Conduit Purchasers and the Committed Purchasers.
“Rating Agency” mean each of S&P, Fitch and Moody’s (and/or each other rating agency then rating the Notes of any Conduit Purchaser).
“Rating Agency Condition” means, when applicable, with respect to any Conduit Purchaser and any event or occurrence, receipt by the Administrative Agent (or the applicable Group Agent) of written confirmation from each Rating Agency then rating the Notes of such Conduit Purchaser that such event or occurrence shall not cause the rating on the then outstanding Notes of such Conduit Purchaser to be downgraded or withdrawn.
“Ratings Event” means, at any time of determination, one or more of the following events has occurred and is continuing: (i) Performance Guarantor’s long-term issuer credit rating by S&P is below BB+; (ii) Performance Guarantor’s senior unsecured long-term rating by Moody’s is below Ba1 or (iii) Performance Guarantor does not have a senior unsecured long-term rating by Moody’s or a long-term issuer credit rating by S&P.
“Receivable” means any right to payment of a monetary obligation, whether or not earned by performance, owed to any Originator or the Seller (as assignee of an Originator), whether constituting an account, chattel paper, payment intangible, instrument or general intangible, in each instance arising in connection with the sale of goods that have been or are to be sold or for services rendered or to be rendered, and includes, without limitation, the obligation to pay any finance charges, fees and other charges with respect thereto; provided, however, that “Receivable” shall not include any such right to payment of a monetary obligation that is an Excluded Receivable. Any such right to payment arising from any one transaction, including, without limitation, any such right to payment represented by an individual invoice or agreement, shall constitute a Receivable separate from a Receivable consisting of any such right to payment arising from any other transaction.
“Receivables Pool” means, at any time of determination, all of the then outstanding Receivables transferred (or purported to be transferred) to the Seller pursuant to the Purchase and Sale Agreement prior to the Termination Date (other than a Receivable that has been repurchased or retransferred to an Originator pursuant to, and in accordance with, the Transaction Documents).
“Register” has the meaning set forth in Section 14.03(c).

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“Related Committed Purchaser” means with respect to any Conduit Purchaser, each Committed Purchaser listed as such for each Conduit Purchaser as set forth on the signature pages of this Agreement or in any Assumption Agreement.
“Related Conduit Purchaser” means, with respect to any Committed Purchaser, each Conduit Purchaser which is, or pursuant to any Assignment and Acceptance Agreement or Assumption Agreement or otherwise pursuant to this Agreement becomes, included as a Conduit Purchaser in such Committed Purchaser’s Group, as designated on its signature page hereto or in such Assignment and Acceptance Agreement, Assumption Agreement or other agreement executed by such Committed Purchaser, as the case may be.
“Related Rights” has the meaning set forth in Section 1.1 of the Purchase and Sale Agreement.
“Related Security” means, with respect to any Receivable:
(a)    all of the Seller’s and each Originator’s interest in any goods (including Returned Goods), and documentation of title evidencing the shipment or storage of any goods (including Returned Goods), the sale of which gave rise to such Receivable;
(b)    all instruments and chattel paper that may evidence such Receivable;
(c)    all other security interests or liens and property subject thereto from time to time purporting to secure payment of such Receivable, whether pursuant to the Contract related to such Receivable or otherwise, together with all UCC financing statements or similar filings relating thereto;
(d)    all of the Seller’s and each Originator’s rights, interests and claims under the related Contracts and all guaranties, indemnities, insurance and other agreements (including the related Contract) or arrangements of whatever character from time to time supporting or securing payment of such Receivable or otherwise relating to such Receivable, whether pursuant to the Contract related to such Receivable or otherwise; and
(e)    all of the Seller’s rights, interests and claims under the Purchase and Sale Agreement and the other Transaction Documents.
“Release” has the meaning set forth in Section 4.01(a).
“Representatives” has the meaning set forth in Section 14.06(c).
“Requested Facility Limit Increase” has the meaning set forth in Section 2.07.
“Required Capital Amount” means $45,000,000.
“Restricted Payments” has the meaning set forth in Section 8.01(r).
“Returned Goods” means all right, title and interest in and to returned, repossessed or foreclosed goods and/or merchandise the sale of which gave rise to a Receivable; provided that

26

such goods shall no longer constitute Returned Goods after a Deemed Collection has been deposited in a Blocked Account with respect to the full Outstanding Balance of the related Receivables.
“S&P” means S&P Global Ratings, and any successor thereto that is a nationally recognized statistical rating organization.
“Sanctioned Country” means, at any time, a country or territory which is the subject or target of any comprehensive territorial Sanctions.
“Sanctioned Person” means, at any time, (a) any Person listed in any Sanctions-related list of designated Persons maintained by the Office of Foreign Assets Control of the U.S. Department of the Treasury, the U.S. Department of State, the United Nations Security Council, or the European Union, (b) any Person operating, organized or resident in a Sanctioned Country or (c) any Person controlled by any such Person.
“Sanctions” means economic or financial sanctions or trade embargoes imposed, administered or enforced from time to time by (a) the Office of Foreign Asset Control of the U.S. Department of Treasury or the U.S. Department of State, or (b) the United Nations Security Council, the European Union or Her Majesty’s Treasury of the United Kingdom.
“Scheduled Termination Date” means December 20, 2017, as such date may be extended from time to time pursuant to Section 2.02(g).
“SEC” means the U.S. Securities and Exchange Commission or any governmental agencies substituted therefor.
“Secured Parties” means each Purchaser Party, each Seller Indemnified Party and each Affected Person.
“Securities Act” means the Securities Act of 1933, as amended or otherwise modified from time to time.
“Seller” has the meaning specified in the preamble to this Agreement.
“Seller Indemnified Amounts” has the meaning set forth in Section 13.01(a).
“Seller Indemnified Party” has the meaning set forth in Section 13.01(a).
“Seller Obligations” means all present and future indebtedness, reimbursement obligations, and other liabilities and obligations (howsoever created, arising or evidenced, whether direct or indirect, absolute or contingent, or due or to become due) of the Seller to any Purchaser Party, Seller Indemnified Party and/or any Affected Person, arising under or in connection with this Agreement or any other Transaction Document or the transactions contemplated hereby or thereby, and shall include, without limitation, all Capital and Yield thereon, all Fees and all other amounts due or to become due under the Transaction Documents (whether in respect of fees, costs, expenses, indemnifications or otherwise), including, without limitation, interest, fees and other obligations

27

that accrue after the commencement of any Insolvency Proceeding with respect to the Seller (in each case whether or not allowed as a claim in such proceeding).
“Seller Obligation Final Due Date” means the date that (i) is one hundred eighty (180) days following the Scheduled Termination Date or (ii) such earlier date on which the Aggregate Capital becomes due and payable pursuant to Section 10.01.
“Seller’s Net Worth” means, at any time of determination, an amount equal to (i) the Outstanding Balance of all Pool Receivables at such time, minus (ii) the sum of (A) the Aggregate Capital at such time, plus (B) the Aggregate Yield at such time, plus (C) the aggregate accrued and unpaid Fees at such time, plus (D) the aggregate outstanding principal balance of all Subordinated Notes at such time, plus (E) the aggregate accrued and unpaid interest on all Subordinated Notes at such time, plus (F) without duplication, the aggregate accrued and unpaid other Seller Obligations at such time.
“Servicer” has the meaning set forth in the preamble to this Agreement.
“Servicer Indemnified Amounts” has the meaning set forth in Section 13.02(a).
“Servicer Indemnified Party” has the meaning set forth in Section 13.02(a).
“Servicing Fee” means the fee referred to in Section 9.06(a) of this Agreement.
“Servicing Fee Rate” means the rate referred to in Section 9.06(a) of this Agreement.
“Settlement Date” means with respect to any Portion of Capital for any Yield Period or any Yield or Fees, (i) so long as no Event of Termination or Non-Reinvestment Event has occurred and is continuing and the Termination Date has not occurred, the Monthly Settlement Date and (ii) on and after the Termination Date or if an Event of Termination or Non-Reinvestment Event has occurred and is continuing, each day selected from time to time by the Administrative Agent (with the consent or at the direction of the Majority Group Agents) (it being understood that the Administrative Agent (with the consent or at the direction of the Majority Group Agents) may select such Settlement Date to occur as frequently as daily), or, in the absence of such selection, the Monthly Settlement Date.
“Significant Subsidiary” means, at any time, any Subsidiary of CSC which accounts for more than 5% of consolidated total assets or 5% of consolidated revenue of CSC determined in accordance with GAAP.
“Single Employer Plan” means a single employer plan, as defined in Section 4001(a)(15) of ERISA, which (a) is maintained for employees of CSC or any ERISA Affiliate and no Person other than CSC and its ERISA Affiliates or (b) was so maintained and in respect of which CSC or an ERISA Affiliate could have liability under Section 4062 or 4069 of ERISA in the event such plan has been or were to be terminated.
“Sold Assets” has the meaning set forth in Section 2.01(b).

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“Solvent” means, with respect to any Person and as of any particular date, (i) the present fair market value (or present fair saleable value) of the assets of such Person is not less than the total amount required to pay the probable liabilities of such Person on its total existing debts and liabilities (including contingent liabilities) as they become absolute and matured, (ii) such Person is able to realize upon its assets and pay its debts and other liabilities, contingent obligations and commitments as they mature and become due in the normal course of business, (iii) such Person is not incurring debts or liabilities beyond its ability to pay such debts and liabilities as they mature and (iv) such Person is not engaged in any business or transaction, and is not about to engage in any business or transaction, for which its property would constitute unreasonably small capital after giving due consideration to the prevailing practice in the industry in which such Person is engaged. The amount of contingent liabilities at any time shall be computed as the amount that, in the light of all the facts and circumstances existing at such time, represents the amount that can reasonably be expected to become an actual or matured liability.
“Structuring Agent” means PNC Capital Markets LLC, a Pennsylvania limited liability company.
“Subordinated Note” has the meaning set forth in the Purchase and Sale Agreement.
“Sub-Servicer” has the meaning set forth in Section 9.01(d).
“Subject HP Merger” means the implementation by CSC of a merger transaction in accordance with the Form S-4 filed by Everett with the SEC on November 2, 2016, which results in CSC being a wholly-owned subsidiary of Everett.
“Subsidiary” means, with respect to any Person, any corporation, partnership, limited liability company, association, joint venture or other business entity of which more than 50% of the total voting power of shares of stock or other ownership interests entitled (without regard to the occurrence of any contingency) to vote in the election of the Person or Persons (whether directors, managers, trustees or other Persons performing similar functions) having the power to direct or cause the direction of the management and policies thereof is at the time owned or controlled, directly or indirectly, by that Person or one or more of the other Subsidiaries of that Person or a combination thereof; provided, in determining the percentage of ownership interests of any Person controlled by another Person, no ownership interest in the nature of a “qualifying share” of the former Person shall be deemed to be outstanding.
“Support Assets” has the meaning set forth in Section 5.05(a). For the avoidance of doubt, the Support Assets include all Sold Assets.
“Taxes” means any and all present or future taxes, levies, imposts, duties, deductions, charges or withholdings imposed by any Governmental Authority and all interest, penalties, additions to tax and any similar liabilities with respect thereto.
“Termination Date” means the earliest to occur of (a) the Scheduled Termination Date, (b) the date on which the “Termination Date” is declared or deemed to have occurred under Section 3.01 or Section 10.01, (c) the occurrence of a Purchase and Sale Termination Event under the

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Purchase and Sale Agreement or (d) the date selected by the Seller on which all Commitments have been reduced to zero pursuant to Section 2.02(e).
“Total Reserves” means, at any time of determination, an amount equal to the product of (i) the sum of: (a) the Yield Reserve Percentage, plus (b) the greater of (I) the sum of the Concentration Reserve Percentage plus the Minimum Dilution Reserve Percentage and (II) the sum of the Loss Reserve Percentage plus the Dilution Reserve Percentage, times (ii) the Net Receivables Pool Balance at such time.
“Transaction Documents” means this Agreement, the Purchase and Sale Agreement, the Account Control Agreements, the Fee Letter, each Subordinated Note, the Performance Guaranty and all other certificates, instruments, UCC financing statements, reports, notices, agreements and documents executed or delivered under or in connection with this Agreement.
“Transaction Information” means any information provided to any Rating Agency, in each case, to the extent related to such Rating Agency providing or proposing to provide a rating of any Notes or monitoring such rating including, without limitation, information in connection with the Seller, the Originator, the Servicer or the Receivables.
“UCC” means the Uniform Commercial Code as from time to time in effect in the applicable jurisdiction.
“Unmatured Event of Termination” means an event that but for notice or lapse of time or both would constitute an Event of Termination.
“Unmatured Non-Reinvestment Event” means an event that but for notice or lapse of time or both would constitute a Non-Reinvestment Event.
“Unbilled Receivable” means, at any time, any Receivable as to which the invoice or bill with respect thereto has not yet been sent to the Obligor thereof.
“U.S. Obligor” means an Obligor that is a corporation or other business organization and is organized under the laws of the United States of America (or of a United States of America territory, district, state, commonwealth, or possession, including, without limitation, Puerto Rico and the U.S. Virgin Islands) or any political subdivision thereof.
“U.S. Tax Compliance Certificate” has the meaning set forth in Section 5.03(f)(ii)(B)(3).
“Volcker Rule” means Section 13 of the U.S. Bank Holding Company Act of 1956, as amended, and the applicable rules and regulations thereunder.
“Withdrawal Liability” means liability to a Multiemployer Plan as a result of a complete or partial withdrawal from such Multiemployer Plan, as such terms are defined in Part I of Subtitle E of Title IV of ERISA.
“Yield” means an amount payable to each Purchaser in respect of its Capital accruing on each day when such Purchaser has Capital outstanding, which amount for any Purchaser’s Capital

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(or portion thereof) for any day during any Yield Period (or portion thereof) is the amount accrued on such Capital (or portion thereof) during such Yield Period (or portion thereof) in accordance with Section 2.03(b).
“Yield Period” means, with respect to any Purchaser’s Capital (or any portion thereof), (a) before the Termination Date: (i) initially, the period commencing on the date of the Investment pursuant to which such Capital (or portion thereof) is funded by a Purchaser to the Seller pursuant to Section 2.01 (or in the case of any fees payable hereunder, commencing on the Closing Date) and ending on (but not including) the last day of such calendar month and (ii) thereafter, each calendar month and (b) on and after the Termination Date, such period (including a period of one day) as shall be selected from time to time by the Administrative Agent (with the consent or at the direction of the Majority Group Agents) or, in the absence of any such selection, each period of 30 days from the last day of the preceding Yield Period.
“Yield Rate” means, for any day in any Yield Period for any Purchaser’s Capital (or any portion thereof), LMIR or Adjusted LIBOR, as determined pursuant to Section 2.05; provided, however, that the “Yield Rate” for any Purchaser’s Capital (or any portion thereof) on any day while an Event of Termination, Non-Reinvestment Event, Unmatured Event of Termination or Unmatured Non-Reinvestment Event has occurred and is continuing shall be an interest rate per annum equal the sum of 2.00% per annum plus the greater of (i) the rate per annum determined for such Capital (or such portion thereof) and such day and (ii) the Base Rate in effect on such day; provided, further, that no provision of this Agreement shall require the payment or permit the collection of Yield in excess of the maximum permitted by Applicable Law; and provided, further, that Yield for any Capital (or such portion thereof) shall not be considered paid by any distribution to the extent that at any time all or a portion of such distribution is rescinded or must otherwise be returned for any reason.
“Yield Reserve Percentage” means at any time of determination:
1.50 x DSO x (BR + SFR)
            360
where:

BR	= the Base Rate;

DSO	= the Days’ Sales Outstanding for the most recently ended Fiscal Month; and

SFR	= the Servicing Fee Rate;
provided, however, that, notwithstanding the foregoing, the Yield Reserve Percentage for the November 2015 Fiscal Month shall be deemed to be 0.75%.
SECTION 1.02.     Other Interpretative Matters. All accounting terms not specifically defined herein shall be construed in accordance with GAAP. All terms used in Article 9 of the UCC in the State of New York and not specifically defined herein, are used herein as defined in such

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Article 9. For purposes of this Agreement, the other Transaction Documents and all such certificates and other documents, unless the context otherwise requires: (a) references to any amount as on deposit or outstanding on any particular date means such amount at the close of business on such day; (b) the words “hereof,” “herein” and “hereunder” and words of similar import refer to such agreement (or the certificate or other document in which they are used) as a whole and not to any particular provision of such agreement (or such certificate or document); (c) references to any Article, Section, Schedule, Exhibit or Annex are references to Articles, Sections, Schedules, Exhibits and Annexes in or to such agreement (or the certificate or other document in which the reference is made), and references to any paragraph, subsection, clause or other subdivision within any Section or definition refer to such paragraph, subsection, clause or other subdivision of such Section or definition; (d) the term “including” means “including without limitation”; (e) references to any Applicable Law refer to that Applicable Law as amended from time to time and include any successor Applicable Law; (f) references to any agreement refer to that agreement as from time to time amended, restated or supplemented or as the terms of such agreement are waived or modified in accordance with its terms; (g) references to any Person include that Person’s permitted successors and assigns; (h) headings are for purposes of reference only and shall not otherwise affect the meaning or interpretation of any provision hereof; (i) unless otherwise provided, in the calculation of time from a specified date to a later specified date, the term “from” means “from and including”, and the terms “to” and “until” each means “to but excluding”; (j) terms in one gender include the parallel terms in the neuter and opposite gender; (k) references to any amount as on deposit or outstanding on any particular date means such amount at the close of business on such day and (l) the term “or” is not exclusive.
ARTICLE II
TERMS OF THE PURCHASES AND INVESTMENTS

SECTION 2.01.     Purchase Facility.
(a)    Investments. Upon a request by the Seller pursuant to Section 2.02, and on the terms and subject to the conditions hereinafter set forth, the Conduit Purchasers, ratably, in accordance with the aggregate of the Commitments of the Related Committed Purchasers with respect to each such Conduit Purchaser, severally and not jointly, may, in their sole discretion, make payments of Capital to the Seller on a revolving basis, and if and to the extent any Conduit Purchaser does not make any such payment of Capital or if any Group does not include a Conduit Purchaser, the Related Committed Purchaser(s) for such Conduit Purchaser or the Committed Purchaser for such Group, as the case may be, shall, ratably in accordance with their respective Commitments, severally and not jointly, make such payment of Capital to the Seller, in either case, from time to time during the period from the Closing Date to (and not including) the Termination Date. Each such payment of Capital by a Purchaser to the Seller shall constitute an Investment hereunder for all purposes. Under no circumstances shall any Purchaser be obligated to make any Investment if, after giving effect thereto:

(i)	the Aggregate Capital would exceed the Facility Limit at such time;

(ii)	the sum of (A) the Capital of such Purchaser, plus (B) the aggregate outstanding Capital of each other Purchaser in its Group, would exceed the Group Commitment of such Purchaser’s Group;

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(iii)	if such Purchaser is a Committed Purchaser, the aggregate outstanding Capital of such Committed Purchaser would exceed its Commitment; or

(iv)	the Aggregate Capital would exceed the Capital Coverage Amount at such time.
(b)    Sale of Receivables and Other Sold Assets. In consideration of the Purchasers’ respective agreements to make Investments and the Seller’s right to receive payments of the Deferred Purchase Price, in each case in accordance with the terms hereof, the Seller, on the Closing Date, on the date of each Investment and on each other date on which the Aggregate Capital exceeds zero, hereby sells, assigns and transfers to the Administrative Agent (for the ratable benefit of the Purchasers according to their Capital as increased or reduced from time to time hereunder), all of the Seller’s right, title and interest in, to and under all of the following, whether now or hereafter owned, existing or arising (collectively, the “Sold Assets”): (i) all Pool Receivables, (ii) all Related Security with respect to such Pool Receivables, (iii) all Collections with respect to such Pool Receivables and (iv) all proceeds of the foregoing. Such sales, assignments and transfers by the Seller on the Closing Date, the date of each Investment and on each other date on which the Aggregate Capital exceeds zero shall, in each case, occur and be deemed to occur for all purposes in accordance with the terms hereof automatically without further action, notice or consent of any party.
(c)    Intended Characterization as a Purchase and Sale. It is the intention of the parties to this Agreement that the transfer and conveyance of the Seller’s right, title and interest in, to and under the Sold Assets to the Administrative Agent (for the ratable benefit of the Purchasers according to their Capital as increased or reduced from time to time hereunder) pursuant to this Agreement shall constitute a purchase and sale and not a pledge for security, and such purchase and sale of the Sold Assets hereunder shall be treated as a sale for all purposes (except as provided in Sections 2.01(d) and 14.14). For the avoidance of doubt, this clause (c) shall not be construed to limit or otherwise modify Section 5.05 or any rights, interests, liabilities or obligations of any party thereunder.
(d)    Obligations Not Assumed. Notwithstanding any provision contained in this Agreement or any other Transaction Document to the contrary, the foregoing sale, assignment, transfer and conveyance set forth in Section 2.01(b) does not constitute, and is not intended to result in, the creation or an assumption by the Administrative Agent, any Group Agent or any Purchaser of any obligation or liability of the Seller, any Originator, the Servicer, or any other Person under or in connection with all, or any portion of, any Sold Assets, all of which shall remain the obligations and liabilities of the Seller, the Originators, the Servicer and such other Persons, as applicable.
(e)    Deferred Purchase Price. In accordance with the terms of this Agreement, the Servicer shall, on behalf of the Administrative Agent and each Purchaser, be deemed to automatically and immediately pay to the Seller the Deferred Purchase Price from time to time (i) prior to the Final Payout Date, when and to the extent funds are available therefor pursuant to Section 4.01 and (ii) after the Final Payout Date, on each Business Day from Collections to the extent such Collections exceed the accrued and unpaid Servicing Fee, in each case without further set-off or counterclaim. Any payment of any amount of Deferred Purchase Price shall be deemed to be made

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by each Purchaser Group according to its Percentage of such amount. For the avoidance of doubt, any obligation of a Conduit Purchaser with respect to payment of the Deferred Purchase Price shall be subject in all respects to Section 14.05.
(f)    Limitation on Payments by Purchasers. Notwithstanding any provision contained in this Agreement or any other Transaction Document to the contrary, none of the Purchasers, Group Agents, or the Administrative Agent shall be obligated (whether on behalf of a Purchaser or otherwise) to, pay any amount to the Seller in respect of any portion of the Deferred Purchase Price, except to the extent that Collections are available for distribution to the Seller for such purpose in accordance with this Agreement (including, for the avoidance of doubt, the priorities for payment set forth in Section 4.01).
SECTION 2.02.     Making Investments; Return of Capital. (a) Each Investment hereunder shall be made on at least three (3) Business Days’ prior written request from the Seller to the Administrative Agent and each Group Agent in the form of an Investment Request attached hereto as Exhibit A; provided, however, that with respect to any Investment occurring on or within three (3) Business Days of the Closing Date, such request may be delivered to the Administrative Agent and each Group Agent on the Closing Date. Each such request for an Investment shall be made no later than 1:00 p.m. (New York City time) on a Business Day (it being understood that any such request made after such time shall be deemed to have been made on the following Business Day) and shall specify (i) the amount of Capital requested (which shall not be less than $100,000 and shall be an integral multiple thereof), (ii) the allocation of such amount among the Groups (which shall be ratable based on the Group Commitments), (iii) the account to which the Capital of such Investment shall be distributed and (iv) the date such requested Investment is to be made (which shall be a Business Day).
(b)    On the date of each Investment specified in the applicable Investment Request, the Purchasers shall, upon satisfaction of the applicable conditions set forth in Article VI and pursuant to the other conditions set forth in this Article II, make available to the Seller in same day funds an aggregate amount equal to the amount of Capital requested, at the account set forth in the related Investment Request.
(c)    Each Committed Purchaser’s obligation shall be several, such that the failure of any Committed Purchaser to make available to the Seller any funds in connection with any Investment shall not relieve any other Committed Purchaser of its obligation, if any, hereunder to make funds available on the date such Investments are requested (it being understood, that no Committed Purchaser shall be responsible for the failure of any other Committed Purchaser to make funds available to the Seller in connection with any Investment hereunder).
(d)    The Seller shall return in full the outstanding Capital of each Purchaser on the Seller Obligation Final Due Date. Prior thereto, the Seller shall, on each Settlement Date, reduce the outstanding Capital of the Purchasers to the extent required under Section 4.01 and otherwise in accordance with such Section 4.01 (subject to the priorities for payment set forth therein) by paying the amount of such reduction to the Administrative Agent on behalf of the Purchasers in accordance with Section 4.02. Notwithstanding the foregoing, the Seller, in its discretion, shall have the right to reduce, in whole or in part by payment in accordance with Section 4.02, the

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outstanding Capital of the Purchasers on any Business Day upon one (1) Business Days’ prior written notice thereof to the Administrative Agent and each Group Agent in the form of a Reduction Notice attached hereto as Exhibit E; provided, however, that (i) each such reduction shall be in a minimum aggregate amount of $100,000 and shall be an integral multiple thereof and (ii) no such reduction shall reduce the Aggregate Capital to an amount less than the Minimum Funding Threshold; provided, however that notwithstanding the foregoing, a reduction may be in an amount necessary to reduce any Capital Coverage Deficit existing at such time to zero, and (ii) any accrued Yield and Fees in respect of the portion(s) of Capital so reduced shall be paid in full on the immediately following Settlement Date.
(e)    The Seller may, at any time upon at least thirty (30) days’ prior written notice to the Administrative Agent and each Group Agent, terminate the Facility Limit in whole or ratably reduce the Facility Limit in part. Each partial reduction in the Facility Limit shall be in a minimum aggregate amount of $5,000,000 or integral multiples of $1,000,000 in excess thereof, and no such partial reduction shall reduce the Facility Limit to an amount less than $100,000,000. In connection with any partial reduction in the Facility Limit, the Commitment of each Committed Purchaser shall be ratably reduced.
(f)    In connection with any reduction of the Commitments, the Seller shall remit to the Administrative Agent (i) instructions regarding such reduction and (ii) for payment to the Purchasers, cash in an amount sufficient to pay (A) Capital of Purchasers in each Group in excess of the Group Commitment of such Group and (B) all other outstanding Seller Obligations with respect to such reduction (determined based on the ratio of the reduction of the Commitments being effected to the amount of the Commitments prior to such reduction or, if the Administrative Agent reasonably determines that any portion of the outstanding Seller Obligations is allocable solely to that portion of the Commitments being reduced or has arisen solely as a result of such reduction, all of such portion) including, without duplication, any associated Breakage Fees. Upon receipt of any such amounts, the Administrative Agent shall apply such amounts first to the reduction of the outstanding Capital, and second to the payment of the remaining outstanding Seller Obligations with respect to such reduction, including any Breakage Fees, by paying such amounts to the Administrative Agent on behalf of the Purchasers.
(g)    Provided that no Event of Termination, Non-Reinvestment Event, Unmatured Event of Termination or Unmatured Non-Reinvestment Event has occurred and is continuing, the Seller may from time to time advise the Administrative Agent and each Group Agent in writing of its desire to extend the Scheduled Termination Date for an additional one-year period; provided that such request is made not more than two hundred and ten (210) days prior to, and not less than sixty (60) days prior to, the then current Scheduled Termination Date. The Administrative Agent and each Committed Purchaser (or its Group Agent on its behalf) shall notify the Seller and the Administrative Agent in writing whether or not such Person is agreeable to such extension (it being understood that the Administrative Agent and the Committed Purchasers may accept or decline such a request in their sole discretion and on such terms as they may elect) not more than sixty (60) days after receiving the Seller’s request to extend the Scheduled Termination Date; provided, however, that if the Administrative Agent or any Committed Purchaser fails to so notify the Seller and the Administrative Agent, the Administrative Agent or such Committed Purchaser, as the case may be, shall be deemed to have declined such extension. In the event that the Administrative Agent

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and one or more Committed Purchasers have so notified the Seller and the Administrative Agent in writing that they are agreeable to such extension, the Seller, the Servicer, the Administrative Agent, the applicable Group Agents and the applicable Committed Purchasers shall enter into such documents as the Administrative Agent, the applicable Group Agents and the applicable Committed Purchasers may deem necessary or appropriate to effect such extension, and all reasonable and documented out-of-pocket costs and expenses incurred by the Administrative Agent, the applicable Group Agents and the applicable Committed Purchasers in connection therewith (including Attorney Costs) shall be paid by the Seller. In the event any Committed Purchaser declines such request to extend the Scheduled Termination Date or is deemed to have declined such extension, such Committed Purchaser shall be an “Exiting Purchaser” and such Committed Purchaser’s Group shall be an “Exiting Group” for all purposes of this Agreement.
SECTION 2.03.     Yield and Fees.
(a)    On each Settlement Date, the Seller shall, in accordance with the terms and priorities for payment set forth in Section 4.01, pay to each Group Agent, each Purchaser, the Administrative Agent and the Structuring Agent certain fees (collectively, the “Fees”) in the amounts set forth in the fee letter agreements from time to time entered into, among the Seller, the members of the applicable Group (or their Group Agent on their behalf) and/or the Administrative Agent or the Structuring Agent (each such fee letter agreement, as amended, restated, supplemented or otherwise modified from time to time, collectively being referred to herein as the “Fee Letter”). Commitment Fees (as defined in the Fee Letter) shall cease to accrue on the unfunded portion of the Commitment of any Defaulting Purchaser as provided in Section 2.06.
(b)    Each Purchaser’s Capital shall accrue Yield on each day when such Capital remains outstanding at the then applicable Yield Rate for such Capital (or each applicable portion thereof). The Seller shall pay all Yield, Fees and Breakage Fees accrued during each Yield Period on each Settlement Date in accordance with the terms and priorities for payment set forth in Section 4.01.
SECTION 2.04.     Records of Investments and Capital. Each Group Agent shall record in its records, the date and amount of each Investment made by the Purchasers in its Group hereunder, the Yield Rate with respect to the related Capital (and each portion thereof), the Yield accrued on such Purchasers’ Capital and each repayment and payment thereof. Subject to Section 14.03(c), such records shall be conclusive and binding absent manifest error. The failure to so record any such information or any error in so recording any such information shall not, however, limit or otherwise affect the obligations of the Seller hereunder or under the other Transaction Documents to repay the Capital of each Purchaser, together with all Yield accruing thereon and all other Seller Obligations.
SECTION 2.05.     Selection of Yield Rates. As of the Closing Date, each Purchaser has designated the type of Yield Rate for all Investments made by such Purchaser as one of (i) Adjusted LIBOR or (ii) LMIR (each, a “Purchaser Designated Reference Rate”). Each Purchaser may from time to time after the Closing Date, elect to change or continue the Purchaser Designated Reference Rate borne by each Investment made by such Purchaser by notice to the Seller not later than 11:00 a.m. (New York City time), one (1) Business Day prior to the beginning of any Yield

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Period. As of the Closing Date: LMIR is the Purchaser Designated Reference Rate for each Purchaser in the Group for which PNC Bank, National Association is the Group Agent and for each Purchaser in the Group for which Wells Fargo Bank, National Association is the Group Agent.
SECTION 2.06.     Defaulting Purchasers and Exiting Purchasers. Notwithstanding any provision of this Agreement to the contrary, if any Purchaser becomes a Defaulting Purchaser or an Exiting Purchaser, then the following provisions shall apply for so long as such Purchaser is a Defaulting Purchaser or an Exiting Purchaser; provided, however, that only clause (d) below shall apply to an Exiting Purchaser that is not also a Defaulting Purchaser:
(a)    Commitment Fees (as defined in the Fee Letter) shall cease to accrue on the unfunded portion of the Commitment of such Defaulting Purchaser.
(b)    The Commitment and Capital of such Defaulting Purchaser shall not be included in determining whether the Majority Group Agents have taken or may take any action hereunder (including any consent to any amendment, waiver or other modification pursuant to Section 14.01); provided, that, except as otherwise provided in Section 14.01, this clause (b) shall not apply to the vote of a Defaulting Purchaser in the case of an amendment, waiver or other modification requiring the consent of such Purchaser or each Purchaser directly affected thereby (if such Purchaser is directly affected thereby).
(c)    In the event that the Administrative Agent, the Seller and the Servicer each agrees in writing that a Defaulting Purchaser has adequately remedied all matters that caused such Purchaser to be a Defaulting Purchaser, then on such date such Purchaser shall purchase at par such of the Investments of the other Purchaser as the Administrative Agent shall determine may be necessary in order for such Purchaser to hold such Investments in accordance with its ratable share; provided, that no adjustments shall be made retroactively with respect to fees accrued or payments made by or on behalf of the Seller while such Purchaser was a Defaulting Purchaser, and provided, further, that except to the extent otherwise agreed by the affected parties, no change hereunder from Defaulting Purchaser to Purchaser that is not a Defaulting Purchaser will constitute a waiver or release of any claim of any party hereunder arising from that Purchaser having been a Defaulting Purchaser.
(d)    At any time there is more than one Purchaser, the Seller shall be permitted to replace any Purchaser that becomes a Defaulting Purchaser or an Exiting Purchaser; provided, however, that the Seller shall be permitted to replace any Purchaser which is the Administrative Agent or an Affiliate thereof only if, in either case, the Administrative Agent is also replaced contemporaneously, pursuant to documents reasonably satisfactory to the Administrative Agent and the Administrative Agent has received payment of an amount equal to all amounts payable to the Administrative Agent hereunder and under each of the other Transaction Document; provided further that (i) such replaced Purchaser shall have received payment of an amount equal to the aggregate outstanding Capital of such Purchaser, accrued Yield thereon, accrued fees and all other amounts payable to it hereunder and under the other Transaction Documents (including any amounts under Section 5.02) from the assignee (to the extent of such outstanding Capital and accrued Yield and fees, excluding Breakage Fees) or the Seller (in the case of all other amounts, including Breakage Fees), (ii) the replacement financial institution shall be reasonably satisfactory to the Administrative

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Agent, and (iii) any such replacement shall not be deemed to be a waiver of any rights that the Seller, the Administrative Agent or any other Purchaser shall have against the replaced Purchaser.
SECTION 2.07.     Increase in Facility Limit. Provided that no Event of Termination, Non-Reinvestment Event, Unmatured Event of Termination or Unmatured Non-Reinvestment Event has occurred and is continuing, upon notice to the Administrative Agent and each Group Agent, the Seller may request on a one-time basis that each of the Committed Purchasers ratably increase their respective Commitments, in an aggregate amount such that after giving effect thereto the Facility Limit shall not exceed $1,000,000,000; provided, that such request for an increase shall be in a minimum amount of $50,000,000. At the time of sending such notice with respect to the Committed Purchasers, the Seller (in consultation with the Administrative Agent) shall specify (i) the aggregate amount of such increase (such amount, the “Requested Facility Limit Increase”) and (ii) the time period within which the Committed Purchasers are requested to respond to the Seller’s request (which shall in no event be less than thirty (30) days from the date of delivery of such notice to the Administrative Agent). Each of the Committed Purchasers shall notify the Administrative Agent, the Seller and the Servicer within the applicable time period (which shall not be less than thirty (30) days) whether or not such Committed Purchaser agrees, in its sole discretion, to make such ratable increase to such Committed Purchaser’s Commitment or otherwise agrees to any lesser increase in its Commitment. Any Committed Purchaser not responding within such time period shall be deemed to have declined to consent to an increase in such Committed Purchaser ’s Commitment. In the event that one or more Committed Purchasers fails to consent to all or any portion of any such request for an increase in its Commitment, the Seller may (in consultation with the Administrative Agent) request that any unaccepted portion of the requested increases in Commitments be allocated to one or more willing Committed Purchaser as agreed in writing among the Seller, the Administrative Agent (and if such willing Committed Purchaser is not then a party to the Agreement, the Majority Group Agents) and such willing Committed Purchasers (in each case, in their sole discretion), such that such Committed Purchasers increase in their Commitment exceeds such Committed Purchaser’s ratable share. Any such Committed Purchaser may agree, in its sole discretion, to such increase in its Commitment. If the Commitment of any Committed Purchaser is increased in accordance with this Section 2.07, the Administrative Agent, the Group Agents, the Committed Purchaser, the Seller and the Servicer shall determine the effective date with respect to such increase and shall enter into such documents as agreed to by such parties to document such increase and, if applicable, rebalance Capital among the Purchasers such that after giving effect thereto, the aggregate outstanding Capital of the Purchasers in each Group is distributed ratably among the Groups.
ARTICLE III
NON-REINVESTMENT EVENTS

SECTION 3.01.     Non-Reinvestment Events. If any of the following events (each a “Non-Reinvestment Event”) shall occur:
(a)    as of the end of any Fiscal Month, the average for three consecutive Fiscal Months of: (A) the Default Ratio shall exceed 5.25%, (B) the Delinquency Ratio shall exceed 22.00% or (C) the Dilution Ratio shall exceed 14.25%;

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(b)    as of the end of any Fiscal Month, the Days’ Sales Outstanding shall exceed 65 days; or
(c)    the occurrence of a Ratings Event;
then, and in any such event, the Administrative Agent may (or, at the direction of the Majority Group Agents shall) by notice to the Seller declare the Termination Date to have occurred (in which case the Termination Date shall be deemed to have occurred).

ARTICLE IV

SETTLEMENT PROCEDURES AND PAYMENT PROVISIONS

SECTION 4.01.     Settlement Procedures.
(a)    The Servicer shall hold in trust for the benefit of the Secured Parties (or, if so requested by the Administrative Agent during the continuance of an Event of Termination or a Non-Reinvestment Event, segregate in a separate account designated by the Administrative Agent, which shall be an account maintained and controlled by the Administrative Agent unless the Administrative Agent otherwise instructs in its sole discretion), for application in accordance with the priority of payments set forth below, all Collections on Pool Receivables that are received by the Servicer or the Seller or received in any Blocked Account, Lock-Box or Collection Account; provided, however, that so long as each of the conditions precedent set forth in Section 6.03 are satisfied on such date, the Servicer may release to the Seller from such Collections the amount (if any) necessary to pay (i) the purchase price for Receivables purchased by the Seller on such date in accordance with the terms of the Purchase and Sale Agreement or (ii) amounts owing by the Seller to the Originators under the Subordinated Notes (each such release, a “Release”), which Release constitutes payment of the Deferred Purchase Price with respect to such Receivables. On each Settlement Date, the Servicer (or, following its assumption of control of the Blocked Account, the Administrative Agent) shall, distribute such Collections in the following order of priority:
(i)    first, prior to the occurrence of the Termination Date, to the Servicer for the payment of the accrued Servicing Fees payable for the immediately preceding Yield Period (plus, if applicable, the amount of Servicing Fees payable for any prior Yield Period to the extent such amount has not been distributed to the Servicer);
(ii)    second, to the Administrative Agent for distribution to each Group Agent ratably according to the aggregate outstanding Capital of each Purchaser in each such Group Agent’s Group (for the benefit of the relevant Purchasers in such Group Agent’s Group), all accrued and unpaid Yield, Fees and Breakage Fees due to such Purchaser and other Purchaser Party for the immediately preceding Yield Period (including any additional amounts or indemnified amounts payable under Sections 5.03 and 13.01 in respect of such payments), plus, if applicable, the amount of any such Yield, Fees and Breakage Fees (including any additional amounts or indemnified amounts payable under Sections 5.03 and 13.01 in respect of such payments) payable for any prior Yield Period to the extent such amount has not been distributed to such Purchaser or Purchaser Party;

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(iii)    third, as set forth in clause (x), (y) or (z) below, as applicable:
(x)    prior to the occurrence of the Termination Date, to the extent that a Capital Coverage Deficit exists on such date, to the Administrative Agent for distribution to each Group Agent ratably according to the aggregate outstanding Capital of each Purchaser in each such Group Agent’s Group (for the benefit of the relevant Purchasers in such Group Agent’s Group) for the return of a portion of the outstanding Aggregate Capital at such time, in an aggregate amount equal to the amount necessary to reduce the Capital Coverage Deficit to zero ($0);
(y)    on and after the occurrence of the Termination Date, to the Administrative Agent for distribution to each Group Agent ratably according to the aggregate outstanding Capital of each Purchaser in each such Group Agent’s Group (for the benefit of the relevant Purchasers in such Group Agent’s Group) for the return in full of the aggregate outstanding Capital of such Purchaser at such time; or
(z)    prior to the occurrence of the Termination Date, at the election of the Seller and in accordance with Section 2.02(d), to the Administrative Agent for distribution to each Group Agent ratably according to the aggregate outstanding Capital of each Purchaser in each such Group Agent’s Group (for the benefit of the relevant Purchasers in such Group Agent’s Group) for the return of all or any portion of the outstanding Capital of the Purchasers at such time;
(iv)    fourth, to the Administrative Agent for distribution to the Purchaser Parties that are then members of an Exiting Group (ratably, based on the amount due and owing at such time), for the payment of all other Seller Obligations then due and owing by the Seller to such Purchaser Parties;
(v)    fifth, to the Administrative Agent for distribution to the Purchaser Parties, the Affected Persons and the Seller Indemnified Parties (ratably, based on the amount due and owing at such time), for the payment of all other Seller Obligations then due and owing by the Seller to the Purchaser Parties, the Affected Persons and the Seller Indemnified Parties;
(vi)    sixth, at any time after the occurrence of the Termination Date, to the Servicer for the payment of the accrued Servicing Fees payable for the immediately preceding Yield Period (plus, if applicable, the amount of Servicing Fees payable for any prior Yield Period to the extent such amount has not been distributed to the Servicer) to the extent not paid pursuant to clause (i); and
(vii)    seventh, the balance, if any, to be paid to the Seller for its own account in payment of the Deferred Purchase Price.

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(b)    All payments or distributions to be made by the Servicer, the Seller and any other Person to the Purchasers (or their respective related Affected Persons and the Seller Indemnified Parties), shall be paid or distributed to the Administrative Agent for distribution to the applicable Group Agent on behalf of the Purchasers in such Group Agent’s Group. Each Group Agent, upon its receipt of any such payments or distributions, shall distribute such amounts to the applicable Purchasers, Affected Persons and the Seller Indemnified Parties within its Group ratably; provided that if the Administrative Agent shall have received insufficient funds to pay all of the above amounts in full on any such date, the Administrative Agent shall pay each Group Agent ratably according to the aggregate outstanding Capital of each Purchaser in each such Group Agent’s Group, and each Group Agent shall pay such amounts to the applicable Purchasers, Affected Persons and the Seller Indemnified Parties within its Group in accordance with the priority of payments forth above, and with respect to any such category above for which there are insufficient funds to pay all amounts owing on such date, ratably (based on the amounts in such categories owing to each such Person in such Group) among all such Persons in such Group entitled to payment thereof. Notwithstanding anything to the contrary set forth in this Section 4.01, the Administrative Agent shall have no obligation to distribute or pay any amount under this Section 4.01 except to the extent actually received by the Administrative Agent. Additionally, each Group Agent hereby covenants and agrees to provide timely and accurate responses to each of the Administrative Agent’s requests for information necessary for the Administrative Agent to make the allocations to the Group Agents required to be made by the Administrative Agent hereunder, including the applicable account of each Group Agent for which amounts should be distributed.
(c)    If and to the extent the Administrative Agent, any Purchaser Party, any Affected Person or any Seller Indemnified Party shall be required for any reason to pay over to any Person (including any Obligor or any trustee, receiver, custodian or similar official in any Insolvency Proceeding) any amount received on its behalf hereunder, such amount shall be deemed not to have been so received but rather to have been retained by the Seller and, accordingly, the Administrative Agent, such Purchaser Party, such Affected Person or such Seller Indemnified Party, as the case may be, shall have a claim against the Seller for such amount.
(d)    For the purposes of this Section 4.01:
(i)    if on any day the Outstanding Balance of any Pool Receivable is reduced or adjusted as a result of any Returned Goods, defective or rejected services, or any revision, cancellation, allowance, rebate, credit memo, discount or other adjustment made by the Seller, any Originator, the Servicer or any Affiliate of the Servicer, or any setoff, counterclaim or dispute between the Seller or any Affiliate of the Seller, an Originator or any Affiliate of an Originator, or the Servicer or any Affiliate of the Servicer, and an Obligor, the Seller shall be deemed to have received on such day a Collection of such Pool Receivable in the amount of such reduction or adjustment and shall pay on the next Monthly Settlement Date (or after the occurrence of an Event of Termination or a Non-Reinvestment Event that remains continuing, within one (1) Business Day from the event giving rise to such Deemed Collection) the amount of such reduction or adjustment any and all such amounts in respect thereof to a Blocked Account (or as otherwise directed by the Administrative Agent at such time) for the benefit of the Purchaser Parties for application pursuant to Section 4.01(a);

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(ii)    if on any day any of the representations or warranties in Section 7.01 is not true with respect to any Pool Receivable, the Seller shall be deemed to have received on such day a Collection of such Pool Receivable in the amount of the full Outstanding Balance thereof and shall pay on the next Monthly Settlement Date (or after the occurrence of an Event of Termination or a Non-Reinvestment Event that remains continuing, within one (1) Business Day from the event giving rise to such Deemed Collection) the amount of such deemed Collection to a Blocked Account (or as otherwise directed by the Administrative Agent at such time) for the benefit of the Purchaser Parties for application pursuant to Section 4.01(a) (Collections deemed to have been received pursuant to Section 4.01(d) are hereinafter sometimes referred to as “Deemed Collections”); and
(iii)    except as provided in clauses (i) or (ii) above or otherwise required by Applicable Law or the relevant Contract, all Collections received from an Obligor of any Receivable shall be applied to the Receivables of such Obligor in the order of the age of such Receivables, starting with the oldest such Receivable, unless such Obligor designates in writing its payment for application to specific Receivables.
SECTION 4.02.     Payments and Computations, Etc. (a) All amounts to be paid by the Seller or the Servicer to the Administrative Agent, any Purchaser Party, any Affected Person or any Seller Indemnified Party hereunder shall be paid no later than noon (New York City time) on the day when due in same day funds to the account so designated by the Administrative Agent. Unless the Administrative Agent shall have received notice from the Seller prior to the date on which any payment is due to the Administrative Agent for the account of any Purchasers hereunder that the Seller (or the Servicer on its behalf) will not make such payment (including because Collections are not available therefor), the Administrative Agent may assume that the Seller has made or will make such payment on such date in accordance herewith and may (but shall not be obligated to), in reliance upon such assumption, distribute to the Group Agents the amount due. In such event, if the Seller (or the Servicer on its behalf) has not in fact made such payment, then each Group Agent severally agrees to repay to the Administrative Agent forthwith on demand the amount so distributed to such Group Agent, with interest thereon, for each day from and including the date such amount is distributed to it to but excluding the date of payment to the Administrative Agent, at the greater of the Federal Funds Rate and a rate determined by the Administrative Agent in accordance with banking industry rules on interbank compensation.
(b)    Each of the Seller and the Servicer shall, to the extent permitted by Applicable Law, pay interest on any amount not paid or deposited by it when due hereunder, at an interest rate per annum equal to 2.00% per annum above the Base Rate, payable on demand.

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(c)    All computations of interest under subsection (b) above and all computations of Yield, Fees and other amounts hereunder shall be made on the basis of a year of 360 days (or, in the case of amounts determined by reference to the Base Rate, 365 or 366 days, as applicable) for the actual number of days (including the first but excluding the last day) elapsed. Whenever any payment or deposit to be made hereunder shall be due on a day other than a Business Day, such payment or deposit shall be made on the next succeeding Business Day and such extension of time shall be included in the computation of such payment or deposit.
(d)    On or before the second (2nd) Business Day prior to each Settlement Date, each Group Agent shall notify the Servicer of (i) the amount of Yield accrued in respect to each related Yield Period for the Purchasers in each Group for the Receivable Pool during such Yield Period and (ii) all Fees and other amounts accrued and payable or to be paid by the Seller under this Agreement and the other Transaction Documents on the related Settlement Date.
ARTICLE V
INCREASED COSTS; FUNDING LOSSES; TAXES; ILLEGALITY AND BACK-UP SECURITY INTEREST
SECTION 5.01.     Increased Costs.
(a)    Increased Costs Generally. If any Change in Law shall:
(i)    impose, modify or deem applicable any reserve, special deposit, liquidity, compulsory loan, insurance charge or similar requirement against assets of, deposits with or for the account of, or credit extended or participated in by, any Affected Person (except any such reserve requirement reflected in Adjusted LIBOR);
(ii)    subject any Affected Person to any Taxes (except to the extent such Taxes are Indemnified Taxes for which relief is sought under Section 5.03 or Excluded Taxes) on its Investments, Capital, loans, loan principal, letters of credit, commitments or other obligations, or its deposits, reserves, other liabilities or capital attributable thereto; or
(iii)    impose on any Affected Person any other condition, cost or expense (other than Taxes) (A) affecting the Support Assets, this Agreement, any other Transaction Document, any Program Support Agreement, any Capital or any participation therein or (B) affecting its obligations or rights to make Investments or fund or maintain Capital;
and the result of any of the foregoing shall be to increase the cost to such Affected Person of (A) acting as the Administrative Agent, a Group Agent or a Purchaser hereunder or as a Program Support Provider with respect to the transactions contemplated hereby, (B) making any Investment or funding or maintaining any Capital (or any portion thereof) or (C) maintaining its obligation to make any Investment or to fund or maintain any Capital (or any portion thereof), in each case by an amount that the Affected Person deems to be material, or to reduce the amount of any sum received or receivable by such Affected Person hereunder, then, on the next Settlement Date occurring at least ten (10) Business Days after the request of such Affected Person (or its Group Agent), the Seller shall pay to such Affected Person such additional amount or amounts as will compensate such

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Affected Person for such additional costs incurred or reduction suffered; provided, that the Seller shall not be required to compensate such Affected Person pursuant to this clause (a) for any amounts incurred more than 180 days prior to the date such Affected Party notifies the Seller of such Affected Party’s intention to claim compensation therefore; provided, further that, if the circumstances giving rise to such claim have a retroactive effect, then such 180 day period shall be extended to include such retroactive effect.
(b)    Capital and Liquidity Requirements. If any Affected Person determines that any Change in Law affecting such Affected Person or any lending office of such Affected Person or such Affected Person’s holding company, if any, regarding capital or liquidity requirements, has or would have the effect of (x) increasing the amount of capital required to be maintained by such Affected Person or Affected Person’s holding company, if any, (y) reducing the rate of return on such Affected Person’s capital or on the capital of such Affected Person’s holding company, if any, or (z) causing an internal capital or liquidity charge or other imputed cost to be assessed upon such Affected Person or Affected Person’s holding company, if any, in each case, as a consequence of (A) this Agreement or any other Transaction Document, (B) the commitments of such Affected Person hereunder or under any other Transaction Document or any related Program Support Agreement, (C) the Investments made by such Affected Person, or (D) any Capital (or portion thereof), to a level below that which such Affected Person or such Affected Person’s holding company could have achieved but for such Change in Law (taking into consideration such Affected Person’s policies and the policies of such Affected Person’s holding company with respect to capital adequacy and liquidity) by an amount that such Affected Person deems to be material, then from time to time, on the next Settlement Date occurring at least ten (10) Business Days after the Seller’s receipt of such Affected Person’s (or its Group Agent’s) certificate in accordance with clause (c) of this Section, the Seller will pay to such Affected Person in accordance with clause (c) of this Section such additional amount or amounts as will compensate such Affected Person or such Affected Person’s holding company for any such increase, reduction or charge; provided, that the Seller shall not be required to compensate such Affected Person pursuant to this clause (b) for any amounts incurred more than 180 days prior to the date such Affected Party notifies the Seller of such Affected Party’s intention to claim compensation therefore; provided, further that, if the circumstances giving rise to such claim have a retroactive effect, then such 180 day period shall be extended to include such retroactive effect.
(c)    Certificates for Reimbursement. A certificate of an Affected Person (or its Group Agent on its behalf) setting forth the amount or amounts necessary to compensate such Affected Person or its holding company, as the case may be, as specified in clause (a) or (b) of this Section and delivered to the Seller, shall be conclusive absent manifest error. The Seller shall, subject to the priorities of payment set forth in Section 4.01 and receipt of the Affected Person’s request in accordance with clause (a) or (b) of this Section, pay such Affected Person the amount shown as due on any such certificate on the first Settlement Date occurring at least ten (10) Business Days after the Seller’s receipt of such certificate.
(d)    Delay in Requests. Except as set forth in the proviso to clause (a) and clause (b) of this Section, failure or delay on the part of any Affected Person to demand compensation pursuant to this Section shall not constitute a waiver of such Affected Person’s right to demand such compensation.

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SECTION 5.02.     Funding Losses.
(a)    The Seller will pay each Purchaser all Breakage Fees.
(b)    A certificate of a Purchaser (or its Group Agent on its behalf) setting forth the amount or amounts necessary to compensate such Purchaser, as specified in clause (a) above and delivered to the Seller, shall be conclusive absent manifest error. The Seller shall, subject to the priorities of payment set forth in Section 4.01, pay such Purchaser the amount shown as due on any such certificate on the first Settlement Date occurring at least ten (10) Business Days after the Seller’s receipt of such certificate.
SECTION 5.03.     Taxes.
(a)    Payments Free of Taxes. Any and all payments by or on account of any obligation of the Seller under any Transaction Document shall be made without deduction or withholding for any Taxes, except as required by Applicable Law. If any Applicable Law (as determined in the good faith discretion of the applicable Purchaser Party, Affected Person or Seller Indemnified Party) requires the deduction or withholding of any Tax from any such payment to a Purchaser Party, Affected Person or Seller Indemnified Party, then the applicable Purchaser Party, Affected Person or Seller Indemnified Party shall be entitled to make such deduction or withholding and shall timely pay the full amount deducted or withheld to the relevant Governmental Authority in accordance with Applicable Law, and, if such Tax is an Indemnified Tax, then the sum payable by the Seller shall be increased as necessary so that after such deduction or withholding has been made (including such deductions and withholdings applicable to additional sums payable under this Section), the applicable Purchaser Party, Affected Person or Seller Indemnified Party receives an amount equal to the sum it would have received had no such deduction or withholding been made.
(b)    Payment of Other Taxes by the Seller. The Seller shall timely pay to the relevant Governmental Authority in accordance with Applicable Law, or, at the option of the Administrative Agent, timely reimburse Administrative Agent for the payment of, any Other Taxes.
(c)    Indemnification by the Seller. The Seller shall indemnify each Affected Person, within ten (10) days after demand therefor, for the full amount of any (I) Indemnified Taxes (including Indemnified Taxes imposed or asserted on or attributable to amounts payable under this Section) payable or paid by such Affected Person or required to be withheld or deducted from a payment to such Affected Person and any penalties, interest and reasonable expenses arising therefrom or with respect thereto, whether or not such Indemnified Taxes were correctly or legally imposed or asserted by the relevant Governmental Authority and (II) Taxes that arise because an Investment or any Capital is not treated for U.S. federal, state, local or franchise tax purposes consistently with the Intended Tax Treatment (such indemnification will include any U.S. federal, state or local income and franchise taxes necessary to make such Affected Person whole on an after-tax basis taking into account the taxability of receipt of payments under this clause (II) and any reasonable expenses (other than Taxes) arising out of, relating to, or resulting from the foregoing). Promptly upon having knowledge that any such Indemnified Taxes have been levied, imposed or assessed, and promptly upon notice by the Administrative Agent or any Affected Person (or its related Group Agent), the Seller shall pay such Indemnified Taxes directly to the relevant taxing

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authority or Governmental Authority; provided that neither the Administrative Agent nor any Affected Person shall be under any obligation to provide any such notice to the Seller. A certificate as to the amount of such payment or liability delivered to the Seller by an Affected Person (with a copy to the Administrative Agent), or by the Administrative Agent on its own behalf or on behalf of an Affected Person, shall be conclusive absent manifest error.
(d)    Indemnification by the Purchasers. Each Purchaser (other than the Conduit Purchasers) shall severally indemnify the Administrative Agent, within ten days after demand therefor, for (i) any Indemnified Taxes attributable to such Purchaser, its Related Conduit Purchaser or any of their respective Affiliates that are Affected Persons (but only to the extent that the Seller and its Affiliates have not already indemnified the Administrative Agent for such Indemnified Taxes and without limiting any obligation of the Seller, the Servicer or their Affiliates to do so), (ii) any Taxes attributable to the failure of such Purchaser, its Related Conduit Purchaser or any of their respective Affiliates that are Affected Persons to comply with Section 14.03(f) relating to the maintenance of a Participant Register and (iii) any Excluded Taxes attributable to such Purchaser, its Related Conduit Purchaser or any of their respective Affiliates that are Affected Persons, in each case, that are payable or paid by the Administrative Agent in connection with any Transaction Document, and any reasonable expenses arising therefrom or with respect thereto, whether or not such Taxes were correctly or legally imposed or asserted by the relevant Governmental Authority. A certificate as to the amount of such payment or liability delivered to any Purchaser (or its Group Agent) by the Administrative Agent shall be conclusive absent manifest error. Each Purchaser (other than the Conduit Purchasers) hereby authorizes the Administrative Agent to set off and apply any and all amounts at any time owing to such Purchaser, its Related Conduit Purchaser or any of their respective Affiliates that are Affected Persons under any Transaction Document or otherwise payable by the Administrative Agent to such Purchaser, its Related Conduit Purchaser or any of their respective Affiliates that are Affected Persons from any other source against any amount due to the Administrative Agent under this clause (d).
(e)    Evidence of Payments. As soon as practicable after any payment of Taxes by the Seller to a Governmental Authority pursuant to this Section 5.03, the Seller shall deliver to the Administrative Agent the original or a certified copy of a receipt issued by such Governmental Authority evidencing such payment, a copy of the return reporting such payment or other evidence of such payment reasonably satisfactory to the Administrative Agent.
(f)    Status of Affected Persons. (i) Any Affected Person that is entitled to an exemption from or reduction of withholding Tax with respect to payments made under any Transaction Document shall deliver to the Seller and the Administrative Agent, at the time or times reasonably requested by the Seller or the Administrative Agent, such properly completed and executed documentation reasonably requested by the Seller or the Administrative Agent as will permit such payments to be made without withholding or at a reduced rate of withholding. In addition, any Affected Person, if reasonably requested by the Seller or the Administrative Agent, shall deliver such other documentation prescribed by Applicable Law or reasonably requested by the Seller or the Administrative Agent as will enable the Seller or the Administrative Agent to determine whether or not such Affected Person is subject to backup withholding or information reporting requirements. Notwithstanding anything to the contrary in the preceding two sentences, the completion, execution and submission of such documentation (other than such documentation

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set forth in Sections 5.03(f)(ii)(A), 5.03(f)(ii)(B) and 5.03(g)) shall not be required if, in the Affected Person’s reasonable judgment, such completion, execution or submission would subject such Affected Person to any material unreimbursed cost or expense or would materially prejudice the legal or commercial position of such Affected Person.
(ii)    Without limiting the generality of the foregoing:
(A)    an Affected Person that is a U.S. Person shall deliver to the Seller and the Administrative Agent from time to time upon the reasonable request of the Seller or the Administrative Agent, executed originals of Internal Revenue Service Form W-9 certifying that such Affected Person is exempt from U.S. federal backup withholding tax;
(B)    any Affected Person that is not a U.S. Person shall, to the extent it is legally entitled to do so, deliver to the Seller and the Administrative Agent (in such number of copies as shall be requested by the Affected Person) from time to time upon the reasonable request of the Seller or the Administrative Agent, whichever of the following is applicable:
(1)    in the case of such an Affected Person claiming the benefits of an income tax treaty to which the United States is a party, (x) with respect to payments of interest under any Transaction Document, executed originals of Internal Revenue Service Form W-8BEN or W-8BEN-E, as applicable, establishing an exemption from, or reduction of, U.S. federal withholding Tax pursuant to the “interest” article of such tax treaty and (y) with respect to any other applicable payments under any Transaction Document, Internal Revenue Service Form W-8BEN or W-8BEN-E, as applicable, establishing an exemption from, or reduction of, U.S. federal withholding Tax pursuant to the “business profits” or “other income” article of such tax treaty;
(2)    executed originals of Internal Revenue Service Form W-8ECI;
(3)    in the case of such an Affected Person claiming the benefits of the exemption for portfolio interest under Section 881(c) of the Code, (x) a certificate to the effect that such Affected Person is not a “bank” within the meaning of Section 881(c)(3)(A) of the Code, a “10 percent shareholder” of the Seller within the meaning of Section 881(c)(3)(B) of the Code, or a “controlled foreign corporation” described in Section 881(c)(3)(C) of the Code (a “U.S. Tax Compliance Certificate”) and (y) executed originals of Internal Revenue Service Form W-8BEN or W-8BEN-E, as applicable; or

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(4)    to the extent such Affected Person is not the beneficial owner, executed originals of Internal Revenue Service Form W-8IMY, accompanied by Internal Revenue Service Form W-8ECI, Internal Revenue Service Form W-8BEN or W-8BEN-E, as applicable, a U.S. Tax Compliance Certificate, Internal Revenue Service Form W-9, and/or other certification documents from each beneficial owner, as applicable; provided that, if such Affected Person is a partnership and one or more direct or indirect partners of such Affected Person are claiming the portfolio interest exemption, such Affected Person may provide a U.S. Tax Compliance Certificate on behalf of each such direct and indirect partner; and
(C)    any Affected Person that is not a U.S. Person shall, to the extent it is legally entitled to do so, deliver to the Seller and the Administrative Agent (in such number of copies as shall be requested by the recipient), from time to time upon the reasonable request of the Seller or the Administrative Agent, executed originals of any other form prescribed by Applicable Law as a basis for claiming exemption from or a reduction in U.S. federal withholding Tax, duly completed, together with such supplementary documentation as may be prescribed by Applicable Law to permit the Seller or the Administrative Agent to determine the withholding or deduction required to be made.
(g)    Documentation Required by FATCA. If a payment made to an Affected Person under any Transaction Document would be subject to U.S. federal withholding Tax imposed by FATCA if such Affected Person were to fail to comply with the applicable reporting requirements of FATCA (including those contained in Section 1471(b) or 1472(b) of the Code, as applicable), such Affected Person shall deliver to the Seller and the Administrative Agent at the time or times prescribed by Applicable Law and at such time or times reasonably requested by the Seller or the Administrative Agent such documentation prescribed by Applicable Law (including as prescribed by Section 1471(b)(3)(C)(i) of the Code) and such additional documentation reasonably requested by the Seller or the Administrative Agent as may be necessary for the Seller and the Administrative Agent to comply with their obligations under FATCA and to determine that such Affected Person has complied with such Affected Person’s obligations under FATCA or to determine the amount to deduct and withhold from such payment. Solely for purposes of this clause (g), “FATCA” shall include any amendments made to FATCA after the date of this Agreement and any fiscal or regulatory legislation, rules or practices adopted pursuant to any intergovernmental agreement entered into in connection with FATCA.

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(h)    Survival. Each party’s obligations under this Section 5.03 shall survive the resignation or replacement of the Administrative Agent or any assignment of rights by, or the replacement of, a Purchaser Party or any other Affected Person, the termination of the Commitments and the repayment, satisfaction or discharge of all the Seller Obligations and the Servicer’s obligations hereunder.
(i)    Updates. Each Affected Person agrees that if any form or certification it previously delivered pursuant to this Section 5.03 expires or becomes obsolete or inaccurate in any respect, it shall update such form or certification or promptly notify the Seller and the Administrative Agent in writing of its legal inability to do so.
(j)    Treatment of Certain Refunds. If any party determines, in its sole discretion exercised in good faith, that it has received a refund of any Taxes as to which it has been indemnified pursuant to this Section 5.03 (including by the payment of additional amounts pursuant to this Section 5.03), it shall pay to the indemnifying party an amount equal to such refund (but only to the extent of indemnity payments made under this Section with respect to the Taxes giving rise to such refund), net of all out-of-pocket expenses (including Taxes) of such indemnified party and without interest (other than any interest paid by the relevant Governmental Authority with respect to such refund). Such indemnifying party, upon the request of such indemnified party, shall repay to such indemnified party the amount paid over pursuant to this Section 5.03(j) (plus any penalties, interest or other charges imposed by the relevant Governmental Authority) in the event that such indemnified party is required to repay such refund to such Governmental Authority. Notwithstanding anything to the contrary in this Section 5.03(j), in no event will the indemnified party be required to pay any amount to an indemnifying party pursuant to this Section 5.03(j) the payment of which would place the indemnified party in a less favorable net after-Tax position than the indemnified party would have been in if the Tax subject to indemnification and giving rise to such refund had not been deducted, withheld or otherwise imposed and indemnification payments or additional amounts with respect to such Tax had never been paid. This paragraph shall not be construed to require any indemnified party to make available its Tax returns (or any other information relating to its Taxes that it deems confidential) to the indemnifying party or any other Person.
SECTION 5.04.     Inability to Determine Adjusted LIBOR or LMIR; Change in Legality.
(a)    If any Group Agent shall have determined (which determination shall be conclusive and binding upon the parties hereto absent manifest error) on any day, by reason of circumstances affecting the interbank Eurodollar market, either that: (i) Dollar deposits in the relevant amounts and for the relevant Yield Period or day, as applicable, are not available, (ii) adequate and reasonable means do not exist for ascertaining Adjusted LIBOR or LMIR for such Yield Period or day, as applicable, or (iii) Adjusted LIBOR or LMIR determined pursuant hereto does not accurately reflect the cost to the applicable Affected Person (as conclusively determined by such Group Agent) of maintaining any Portion of Capital during such Yield Period or day, as applicable, such Group Agent shall promptly give telephonic notice of such determination, confirmed in writing, to the Seller on such day. Upon delivery of such notice: (i) no Portion of Capital shall be funded thereafter at Adjusted LIBOR or LMIR unless and until such Group Agent shall have given notice to the Administrative Agent and the Seller that the circumstances giving

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rise to such determination no longer exist and (ii) with respect to any outstanding Portion of Capital then funded at Adjusted LIBOR or LMIR, such Yield Rate shall automatically be converted to the Base Rate.
(b)    If on any day any Group Agent shall have been notified by any Affected Person that such Affected Person has determined (which determination shall be final and conclusive absent manifest error) that any Change in Law, or compliance by such Affected Person with any Change in Law, shall make it unlawful or impossible for such Affected Person to fund or maintain any Portion of Capital at or by reference to Adjusted LIBOR or LMIR, such Group Agent shall notify the Seller and the Administrative Agent thereof. Upon receipt of such notice, until the applicable Group Agent notifies the Seller and the Administrative Agent that the circumstances giving rise to such determination no longer apply, (i) no Portion of Capital shall be funded at or by reference to Adjusted LIBOR or LMIR and (ii) the Yield for any outstanding portions of Capital then funded at Adjusted LIBOR or LMIR shall automatically and immediately be converted to the Base Rate.
SECTION 5.05.     Back-Up Security Interest.
(a)    As security for the performance by the Seller of all the terms, covenants and agreements on the part of the Seller to be performed under this Agreement or any other Transaction Document, including the punctual payment when due of the Aggregate Capital and all Yield and all other Seller Obligations, the Seller hereby grants to the Administrative Agent for its benefit and the ratable benefit of the Secured Parties, a continuing security interest in, all of the Seller’s right, title and interest in, to and under all of the following, whether now or hereafter owned, existing or arising (collectively, the “Support Assets”): (i) all Pool Receivables, (ii) all Related Security with respect to such Pool Receivables, (iii) all Collections with respect to such Pool Receivables, (iv) the Blocked Accounts and all amounts on deposit therein, and all certificates and instruments, if any, from time to time evidencing such Blocked Accounts and amounts on deposit therein, (v) all rights (but none of the obligations) of the Seller under the Purchase and Sale Agreement; (vi) all other personal and fixture property or assets of the Seller of every kind and nature including, without limitation, all goods (including inventory, equipment and any accessions thereto), instruments (including promissory notes), documents, accounts, chattel paper (whether tangible or electronic), deposit accounts, securities accounts, securities entitlements, letter-of-credit rights, commercial tort claims, securities and all other investment property, supporting obligations, money, any other contract rights or rights to the payment of money, insurance claims and proceeds, and all general intangibles (including all payment intangibles) (each as defined in the UCC) and (vii) all proceeds of, and all amounts received or receivable under any or all of, the foregoing.
(b)    The Administrative Agent (for the benefit of the Secured Parties) shall have, with respect to all the Support Assets, and in addition to all the other rights and remedies available to the Administrative Agent (for the benefit of the Secured Parties), all the rights and remedies of a secured party under any applicable UCC. The Seller hereby authorizes the Administrative Agent to file financing statements describing the collateral covered thereby as “all of the debtor’s personal property or assets” or words to that effect, notwithstanding that such wording may be broader in scope than the collateral described in this Agreement.

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(c)    Immediately upon the occurrence of the Final Payout Date, the Support Assets shall be automatically released from the lien created hereby, and this Agreement and all obligations (other than those expressly stated to survive such termination) of the Administrative Agent, the Purchasers and the other Purchaser Parties hereunder shall terminate, all without delivery of any instrument or performance of any act by any party, and all rights to the Support Assets shall revert to the Seller; provided, however, that promptly following written request therefor by the Seller delivered to the Administrative Agent following any such termination, and at the expense of the Seller, the Administrative Agent shall execute and deliver to the Seller UCC-3 termination statements and such other documents as the Seller shall reasonably request to evidence such termination.
(d)    For the avoidance of doubt, (i) the grant of security interest pursuant to this Section 5.05 shall be in addition to, and shall not be construed to limit or modify, the sale of Sold Assets pursuant to Section 2.01(b), (ii) nothing in Section 2.01 shall be construed as limiting the rights, interests (including any security interest), obligations or liabilities of any party under this Section 5.05, and (iii) subject to the foregoing clauses (i) and (ii), this Section 5.05 shall not be construed to contradict the intentions of the parties set forth in Section 2.01(c).
ARTICLE VI

CONDITIONS TO EFFECTIVENESS AND INVESTMENTS

SECTION 6.01.     Conditions Precedent to Effectiveness and the Initial Investment. This Agreement shall become effective as of the Closing Date when (a) the Administrative Agent shall have received each of the documents, agreements (in fully executed form), opinions of counsel, lien search results, UCC filings, certificates and other deliverables listed on the closing memorandum attached as Exhibit H hereto, in each case, in form and substance reasonably acceptable to the Administrative Agent and (b) all fees and expenses payable by the Seller on the Closing Date to the Purchaser Parties have been paid in full in accordance with the terms of the Transaction Documents.
SECTION 6.02.     Conditions Precedent to All Investments. Each Investment hereunder on or after the Closing Date shall be subject to the conditions precedent that:
(a)    the Seller shall have delivered to the Administrative Agent and each Group Agent an Investment Request for such Investment, in accordance with Section 2.02(a);
(b)    the Servicer shall have delivered to the Administrative Agent and each Group Agent all Information Packages required to be delivered hereunder;
(c)    the conditions precedent to such Investment specified in Section 2.01(a)(i) through (iv) shall be satisfied;
(d)    on the date of such Investment the following statements shall be true and correct (and upon the occurrence of such Investment, the Seller and the Servicer shall be deemed to have represented and warranted that such statements are then true and correct):

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(i)    the representations and warranties of the Seller and the Servicer contained in Sections 7.01 and 7.02 are true and correct in all material respects on and as of the date of such Investment as though made on and as of such date unless such representations and warranties by their terms refer to an earlier date, in which case they shall be true and correct in all material respects on and as of such earlier date;
(ii)    no Event of Termination, Non-Reinvestment Event, Unmatured Event of Termination or Unmatured Non-Reinvestment Event has occurred and is continuing, and no Event of Termination, Non-Reinvestment Event, Unmatured Event of Termination or Unmatured Non-Reinvestment Event would result from such Investment;
(iii)    no Capital Coverage Deficit exists or would exist after giving effect to such Investment; and
(iv)    the Termination Date has not occurred.
SECTION 6.03.     Conditions Precedent to All Releases. Each Release hereunder on or after the Closing Date shall be subject to the conditions precedent that:
(a)    after giving effect to such Release, the Servicer shall be holding in trust for the benefit of the Secured Parties an amount of Collections sufficient to pay the sum of (x) all accrued and unpaid Servicing Fees, Yield, Fees and Breakage Fees, in each case, through the date of such Release, (y) the amount of any Capital Coverage Deficit and (z) the amount of all other accrued and unpaid Seller Obligations (other than Capital) through the date of such Release;
(b)    the Seller shall use the proceeds of such Release solely to pay the purchase price for Receivables purchased by the Seller in accordance with the terms of the Purchase and Sale Agreement and amounts owing by the Seller to the Originators under the Subordinated Notes; and
(c)    on the date of such Release the following statements shall be true and correct (and upon the occurrence of such Release, the Seller and the Servicer shall be deemed to have represented and warranted that such statements are then true and correct):
(i)    the representations and warranties of the Seller and the Servicer contained in Sections 7.01 and 7.02 are true and correct in all material respects on and as of the date of such Release as though made on and as of such date unless such representations and warranties by their terms refer to an earlier date, in which case they shall be true and correct in all material respects on and as of such earlier date;
(ii)    no Event of Termination or Non-Reinvestment Event has occurred and is continuing, and no Event of Termination or Non-Reinvestment Event would result from such Release;
(iii)    no Capital Coverage Deficit exists or would exist after giving effect to such Release;
(iv)    the Termination Date has not occurred; and

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(v)    the Aggregate Capital exceeds the Minimum Funding Threshold.
ARTICLE VII

REPRESENTATIONS AND WARRANTIES

SECTION 7.01.     Representations and Warranties of the Seller. The Seller represents and warrants to each Purchaser Party as of the Closing Date, on each Settlement Date, and on the day of each Investment, Release and delivery of an Information Package:
(a)    Organization and Good Standing. The Seller is a limited liability company duly organized, validly existing and in good standing under the laws of the State of Delaware. The Seller is duly qualified to do business as a foreign limited liability company in good standing in all other jurisdictions which require such qualification, except to the extent that failure to so qualify would not have a Material Adverse Effect.
(b)    Power and Authority; Due Authorization. The Seller (i) has all necessary limited liability company power and authority to (A) execute and deliver this Agreement and the other Transaction Documents to which it is a party, (B) perform its obligations under this Agreement and the other Transaction Documents to which it is a party and (C) grant a security interest in the Support Assets to the Administrative Agent on the terms and subject to the conditions herein provided and (ii) has duly authorized by all necessary limited liability company action such grant and the execution, delivery and performance of, and the consummation of the transactions provided for in, this Agreement and the other Transaction Documents to which it is a party.
(c)    Binding Obligations. This Agreement and each of the other Transaction Documents to which the Seller is a party constitutes legal, valid and binding obligations of the Seller, enforceable against the Seller in accordance with their respective terms, except (i) as such enforceability may be limited by applicable bankruptcy, insolvency, reorganization, moratorium or other similar laws affecting the enforcement of creditors’ rights generally and (ii) as such enforceability may be limited by general principles of equity, regardless of whether such enforceability is considered in a proceeding in equity or at law.
(d)    No Conflict or Violation. The execution, delivery and performance of, and the consummation of the transactions contemplated by, this Agreement and the other Transaction Documents to which the Seller is a party, and the fulfillment of the terms hereof and thereof, will not (i) conflict with, result in any breach of any of the terms or provisions of, or constitute (with or without notice or lapse of time or both) a default under its organizational documents or any indenture, sale agreement, credit agreement, loan agreement, security agreement, mortgage, deed of trust, or other material agreement or instrument to which the Seller is a party, (ii) result in the creation or imposition of any Adverse Claim (other than Permitted Adverse Claims) upon any of the Support Assets pursuant to the terms of any such indenture, credit agreement, loan agreement, security agreement, mortgage, deed of trust, or other material agreement or instrument other than this Agreement and the other Transaction Documents or (iii) conflict with or violate any Applicable Law.

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(e)    Litigation and Other Proceedings. (i) There is no action, suit, proceeding or investigation pending or, to the actual knowledge of the Seller, threatened, against the Seller before any Governmental Authority and (ii) the Seller is not subject to any order, judgment, decree, injunction, stipulation or consent order of or with any Governmental Authority that, in the case of either of the foregoing clauses (i) and (ii), (A) asserts the invalidity of this Agreement or any other Transaction Document to which the Seller is a party or any of the transactions contemplated hereby or thereby, (B) seeks to prevent the grant of a security interest in any Support Assets by the Seller to the Administrative Agent, the ownership or acquisition by the Seller of any Pool Receivables or other Support Assets or the consummation of any of the transactions contemplated by this Agreement or any other Transaction Document or (C) individually or in the aggregate for all such actions, suits, proceedings and investigations could reasonably be expected to have a Material Adverse Effect.
(f)    Governmental Approvals. Except where the failure to obtain or make such authorization, consent, order, approval or action could not reasonably be expected to have a Material Adverse Effect and filings with the SEC to the extent required by Applicable Law, all authorizations, consents, orders and approvals of, or other actions by, any Governmental Authority that are required to be obtained by the Seller in connection with the grant of a security interest in the Support Assets to the Administrative Agent hereunder or the due execution, delivery and performance by the Seller of this Agreement or any other Transaction Document to which it is a party and the consummation by the Seller of the transactions contemplated by this Agreement and the other Transaction Documents to which it is a party have been obtained or made and are in full force and effect.
(g)    Margin Regulations. No proceeds of any Investment will be used by the Seller to purchase or carry any margin stock or extend credit to others for the purpose of purchasing or carrying any margin stock in any matter that violates or would cause a violation of Regulations T, U or X of the Board of Governors of the Federal Reserve System.
(h)    Solvency. After giving effect to the transactions contemplated by this Agreement and the other Transaction Documents, the Seller is Solvent.
(i)    Offices; Legal Name. The Seller’s sole jurisdiction of organization is the State of Delaware and such jurisdiction has not changed within four months prior to the date of this Agreement. The office of the Seller is located at 1775 Tysons Boulevard, Tysons, Virginia 22102. The legal name of the Seller is CSC Receivables LLC.
(j)    Investment Company Act; Volcker Rule. The Seller (i) is not, and is not controlled by, an “investment company” registered or required to be registered under the Investment Company Act and (ii) is not a “covered fund” under the Volcker Rule. In determining that the Seller is not a “covered fund” under the Volcker Rule, the Seller relies on, and is entitled to rely on, the exemption from the definition of “investment company” set forth in Section 3(c)(5) of the Investment Company Act.
(k)    Accuracy of Information. All Information Packages, Investment Requests, certificates, reports, statements, documents and other information furnished to the Administrative Agent or any other Purchaser Party by or on behalf of the Seller pursuant to any provision of this Agreement or any other Transaction Document, or in connection with or pursuant to any amendment

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or modification of, or waiver under, this Agreement or any other Transaction Document, taken together with any information contained in the public filings made by CSC with the SEC pursuant to the 1934 Act, is, at the time the same are so furnished (or with respect to each Information Package and Investment Request, as of its date), complete and correct in all material respects on the date the same are furnished (or with respect to each Information Package and Investment Request, as of its date) to the Administrative Agent or such other Purchaser Party, and does not contain any material misstatement of fact or omit to state a material fact or any fact necessary to make the statements contained therein not materially misleading in light of the circumstances under which such statements were made; provided, that, with respect to projected financial information provided by or on behalf of the Seller, the Seller represents only that such information was prepared in good faith by management of the Seller on the basis of assumptions believed by such management to be reasonable as of the time made.
(l)    Transaction Information. None of the Seller, any Affiliate of the Seller or any third party with which the Seller or any Affiliate thereof has contracted, has delivered, in writing or orally, to any Rating Agency, any Transaction Information without providing such Transaction Information to the applicable Group Agent prior to delivery to such Rating Agency and has not participated in any oral communications with respect to Transaction Information with any Rating Agency without the participation of such Group Agent.
(m)    Anti-Corruption Laws and Sanctions. The Seller has implemented and maintains in effect policies and procedures designed to promote and achieve compliance by Seller and its directors, officers, employees and agents with Anti-Corruption Laws and applicable Sanctions, and Seller and to the knowledge of the Seller its directors, officers, employees and agents, are in compliance with Anti-Corruption Laws and applicable Sanctions in all material respects. None of (i) the Seller or to the knowledge of the Seller any of the directors or officers of the Seller or (ii) to the knowledge of the Seller, any employee or agent of the Seller that will act in any capacity in connection with or benefit from the facility established hereby, is a Sanctioned Person.
(n)    Perfection Representations.
(i)    This Agreement creates a valid and continuing security interest (as defined in the applicable UCC) in the Seller’s right, title and interest in, to and under the Support Assets which (A) security interest has been perfected to the extent perfection may be achieved by filing a financing statement under the UCC and is enforceable against creditors of and purchasers from the Seller and (B) will be free of all Adverse Claims in such Support Assets (other than Permitted Adverse Claims).
(ii)    The Receivables constitute “accounts” or “general intangibles” within the meaning of Section 9-102 of the UCC.

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(iii)    Prior to the sale of the Support Assets to Administrative Agent hereunder, the Seller owns and has good and marketable title to the Support Assets free and clear of any Adverse Claim of any Person (other than Permitted Adverse Claims).
(iv)    All appropriate financing statements, financing statement amendments and continuation statements have been filed in the proper filing office in the appropriate jurisdictions under Applicable Law in order to perfect (and continue the perfection of) (to the extent perfection may be achieved by filing a financing statement under the UCC) the sale and contribution of the Receivables and Related Security from each Originator to the Seller pursuant to the Purchase and Sale Agreement and the grant by the Seller of a security interest in the Support Assets to the Administrative Agent pursuant to this Agreement.
(v)    Other than the security interest granted to the Administrative Agent pursuant to this Agreement, the Seller has not pledged, assigned, sold, granted a security interest in, or otherwise conveyed any of the Support Assets except as permitted by this Agreement and the other Transaction Documents. The Seller has not authorized the filing of and is not aware of any financing statements filed against the Seller that include a description of collateral covering the Support Assets other than any financing statement (i) in favor of the Administrative Agent or (ii) that has been terminated.
(vi)    Notwithstanding any other provision of this Agreement or any other Transaction Document, the representations contained in this Section 7.01(n) shall be continuing and remain in full force and effect until the Final Payout Date.
(o)    The Blocked Accounts.
(i)    Nature of Blocked Accounts. Each Blocked Account constitutes a “deposit account” within the meaning of the applicable UCC.
(ii)    Ownership. Each Blocked Account is in the name of the Seller, and the Seller owns and has good and marketable title to the Blocked Accounts free and clear of any Adverse Claim (other than Permitted Adverse Claims).
(iii)    Perfection. The Seller has delivered to the Administrative Agent a fully executed Account Control Agreement relating to each Blocked Account, pursuant to which each applicable Blocked Account Bank has agreed to comply with the instructions originated by the Administrative Agent directing the disposition of funds in such Blocked Account without further consent by the Seller, the Servicer or any other Person. The Administrative Agent has “control” (as defined in Section 9-104 of the UCC) over each Blocked Account.
(iv)    Instructions. The Blocked Accounts are not in the name of any Person other than the Seller. Neither the Seller nor the Servicer has consented to the applicable

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Blocked Account Bank complying with instructions of any Person other than the Administrative Agent.
(p)    Ordinary Course of Business. Each remittance of Collections by or on behalf of the Seller to the Purchaser Parties under this Agreement will have been (i) in payment on account of a sale transacted by the Seller in the ordinary course of business or financial affairs of the Seller and (ii) made in the ordinary course of business or financial affairs of the Seller.
(q)    Compliance with Law. The Seller has complied in all material respects with all Applicable Laws to which it may be subject.
(r)    Bulk Sales Act. No transaction contemplated by this Agreement requires compliance by it with any bulk sales act or similar law to which the Seller is subject.
(s)    Eligible Receivables. Each Receivable included as an Eligible Receivable in the calculation of the Net Receivables Pool Balance as of any date is an Eligible Receivable as of such date.
(t)    Taxes. The Seller has filed or caused to be filed all material tax returns (federal, state and local) required to be filed and paid all amounts of taxes shown thereon to be due, including interest and penalties, except for such taxes as are being contested in good faith and by proper proceedings and with respect to which appropriate reserves are being maintained by the Seller in accordance with GAAP as reasonably determined by the Seller.
(u)    Tax Status. The Seller (i) is, and shall at all relevant times continue to be, a “disregarded entity” within the meaning of U.S. Treasury Regulation § 301.7701-3 for U.S. federal income tax purposes that is disregarded as separate from a United States person (within the meaning of Section 7701(a)(30) of the Code) and (ii) is not and will not at any relevant time become an association (or publicly traded partnership) taxable as an association for U.S. federal income tax purposes.
(v)    Opinions. The facts regarding the Seller, the Servicer, each Originator, the Performance Guarantor, the Receivables, the Related Security and the related matters set forth or assumed in each of the opinions of counsel delivered in connection with this Agreement and the Transaction Documents are true and correct in all material respects.
(w)    Other Transaction Documents. Each representation and warranty made by the Seller under each other Transaction Document to which it is a party is true and correct in all material respects as of the date when made.
(x)    Collection Accounts. Each Collection Account and Lock-Box is in the name of the applicable Originator identified on Schedule II-A, and such Originator owns and has good and marketable title to the applicable Collection Account or Lock Box free and clear of any Adverse Claim.
(y)    Reaffirmation of Representations and Warranties. On the date of each Investment, on the date of each Release, on each Settlement Date and on the date each Information

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Package is delivered to the Administrative Agent or any Group Agent hereunder, the Seller shall be deemed to have certified that (i) all representations and warranties of the Seller hereunder are true and correct in all material respects (unless such representation or warranty contains a materiality qualification and, in such case, such representation or warranty shall be true and correct as made) on and as of such day as though made on and as of such day, except for representations and warranties which apply as to an earlier date (in which case such representations and warranties shall be true and correct in all material respects (unless such representation or warranty contains a materiality qualification and, in such case, such representation or warranty shall be true and correct as made) as of such date) and (ii) no Event of Termination, Non-Reinvestment Event, Unmatured Event of Termination or Unmatured Non-Reinvestment Event has occurred and is continuing or will result from such Investment or Release.
(z)    Liquidity Coverage Ratio.  The Seller has not issued any LCR Securities, and the Seller is a consolidated subsidiary of CSC under GAAP.
Notwithstanding any other provision of this Agreement or any other Transaction Document, the representations and warranties contained in this Section shall continue to be made on the dates specified herein, and remain in full force and effect until the Final Payout Date.
SECTION 7.02.     Representations and Warranties of the Servicer. The Servicer represents and warrants to each Purchaser Party as of the Closing Date, on each Settlement Date and on the day of each Investment, Release and delivery of an Information Package:
(a)    Organization and Good Standing. The Servicer is a corporation duly incorporated, validly existing and in good standing under the laws of the State of Nevada. The Servicer is duly qualified to do business as a foreign corporation in good standing in all other jurisdictions which require such qualification, except to the extent that failure to so qualify would not have a Material Adverse Effect.
(b)    Power and Authority; Due Authorization. The Servicer has all necessary corporate power and authority to (i) execute and deliver this Agreement and the other Transaction Documents to which it is a party and (ii) perform its obligations under this Agreement and the other Transaction Documents to which it is a party and the execution, delivery and performance of, and the consummation of the transactions provided for in, this Agreement and the other Transaction Documents to which it is a party have been duly authorized by the Servicer by all necessary corporate action.
(c)    Binding Obligations. This Agreement and each of the other Transaction Documents to which it is a party constitutes legal, valid and binding obligations of the Servicer, enforceable against the Servicer in accordance with their respective terms, except (i) as such enforceability may be limited by applicable bankruptcy, insolvency, reorganization, moratorium or other similar laws affecting the enforcement of creditors’ rights generally and (ii) as such enforceability may be limited by general principles of equity, regardless of whether such enforceability is considered in a proceeding in equity or at law.
(d)    No Conflict or Violation. The execution, delivery and performance of, and the consummation of the transactions contemplated by, this Agreement and each other Transaction

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Document to which the Servicer is a party, and the fulfillment of the terms hereof and thereof will not (i) conflict with, result in any breach of any of the terms or provisions of, or constitute (with or without notice or lapse of time or both) a default under, the organizational documents of the Servicer or any material indenture, sale agreement, credit agreement, loan agreement, security agreement, mortgage, deed of trust or other material agreement or instrument to which the Servicer is a party or by which it or any of its property is bound, (ii) result in the creation or imposition of any material Adverse Claim (other than Permitted Adverse Claims) upon any of the Support Assets pursuant to the terms of any such indenture, credit agreement, loan agreement, agreement, mortgage, deed of trust or other material agreement or instrument, other than this Agreement and the other Transaction Documents or (iii) conflict with or violate any Applicable Law, except in each case to the extent that any such conflict, breach, default, Adverse Claim or violation could not reasonably be expected to have a Material Adverse Effect.
(e)    Litigation and Other Proceedings. There is no action, suit, proceeding or investigation pending, or to the Servicer’s actual knowledge threatened, against the Servicer before any Governmental Authority: (i) asserting the invalidity of this Agreement or any of the other Transaction Documents to which the Servicer is a party or any of the transactions contemplated hereby or thereby; or (ii) except as publicly disclosed in reports filed under the Exchange Act prior to the Closing Date, which individually or in the aggregate for all such actions, suits, proceedings and investigations, could reasonably be expected to have a Material Adverse Effect.
(f)    No Consents. The Servicer is not required to obtain the consent of any other party or any consent, license, approval, registration, authorization or declaration of or with any Governmental Authority in connection with the execution, delivery, or performance of this Agreement or any other Transaction Document to which it is a party that has not already been obtained, except (i) where the failure to obtain such consent, license, approval, registration, authorization or declaration could not reasonably be expected to have a Material Adverse Effect or (ii) filings with the SEC to the extent required by Applicable Law.
(g)    Compliance with Applicable Law. The Servicer (i) has maintained in effect all qualifications required under Applicable Law in order to properly service the Pool Receivables and (ii) has complied with all Applicable Laws in connection with servicing the Pool Receivables, except to the extent the failure to maintain such qualifications or comply with such Applicable Laws could not reasonably be expected to have a Material Adverse Effect.
(h)    Accuracy of Information. All Information Packages, Investment Requests, certificates, reports, statements, documents and other information furnished to the Administrative Agent or any other Purchaser Party by the Servicer pursuant to any provision of this Agreement or any other Transaction Document, or in connection with or pursuant to any amendment or modification of, or waiver under, this Agreement or any other Transaction Document, taken together with any information contained in the public filings made by CSC with the SEC pursuant to the 1934 Act, is, at the time the same are so furnished (or with respect to each Information Package and Investment Request, as of its date), complete and correct in all material respects on the date the same are furnished (or with respect to each Information Package and Investment Request, as of its date) to the Administrative Agent or such other Purchaser Party, and does not contain any material misstatement of fact or omit to state a material fact or any fact necessary to make the statements

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contained therein not materially misleading in light of the circumstances under which such statements were made; provided, that, with respect to projected financial information provided by or on behalf of the Servicer, the Servicer represents only that such information was prepared in good faith by management of the Servicer on the basis of assumptions believed by such management to be reasonable as of the time made.
(i)    Location of Records. The offices where the initial Servicer keeps all of its records relating to the servicing of the Pool Receivables are located at 1775 Tysons Boulevard, Tysons, Virginia 22102.
(j)    Credit and Collection Policy. The Servicer has complied in all material respects with the Credit and Collection Policy with regard to each Pool Receivable and the related Contracts.
(k)    Eligible Receivables. Each Receivable included as an Eligible Receivable in the calculation of the Net Receivables Pool Balance as of any date is an Eligible Receivable as of such date.
(l)    Other Transaction Documents. Each representation and warranty made by the Servicer under each other Transaction Document to which it is a party (including, without limitation, the Purchase and Sale Agreement) is true and correct in all material respects as of the date when made.
(m)    Investment Company Act. The Servicer is not an “investment company,” or a company “controlled” by an “investment company,” within the meaning of the Investment Company Act.
(n)    Anti-Corruption Laws and Sanctions. CSC has implemented and maintains in effect policies and procedures designed to promote and achieve compliance by CSC, its Subsidiaries and their respective directors, officers, employees and agents with Anti-Corruption Laws and applicable Sanctions, and CSC, its Subsidiaries and to the knowledge of CSC its directors, officers, employees and agents, are in compliance with Anti-Corruption Laws and applicable Sanctions in all material respects. None of (i) CSC, any Subsidiary of CSC or to the knowledge of CSC any of the directors or officers of CSC, (ii) to the knowledge of CSC or such Subsidiary, any director or officer of any Subsidiary of CSC or (iii) to the knowledge of CSC, any employee or agent of CSC or any Subsidiary that will act in any capacity in connection with or benefit from the facility established hereby, is a Sanctioned Person.
(o)    Transaction Information. None of the Servicer, any Affiliate of the Servicer or any third party with which the Servicer or any Affiliate thereof has contracted, has delivered, in writing or orally, to any Rating Agency, or monitoring a rating of, any Notes, any Transaction Information without providing such Transaction Information to the applicable Group Agent prior to delivery to such Rating Agency and has not participated in any oral communications with respect to Transaction Information with any Rating Agency without the participation of such Group Agent.

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(p)    Financial Condition. The audited consolidated balance sheet of the Servicer and its consolidated Subsidiaries as of April 1, 2016 and the related audited statements of income and shareholders’ equity of the Servicer and its consolidated Subsidiaries for the fiscal year then ended, copies of which have been furnished to the Administrative Agent and the Group Agents, present fairly in all material respects the consolidated financial position of the Servicer and its consolidated Subsidiaries for the period ended on such date, all in accordance with GAAP consistently applied.
(q)    Bulk Sales Act. No transaction contemplated by this Agreement requires compliance by it with any bulk sales act or similar law to which the Servicer is subject.
(r)    Taxes. Except as disclosed in reports filed under the Exchange Act prior to the Closing Date, the Servicer has filed or caused to be filed all material tax returns (federal, state and local) required to be filed and paid all amounts of taxes shown thereon to be due, including interest and penalties, except (i) for such taxes as are being contested in good faith and by proper proceedings and with respect to which appropriate reserves are being maintained by the Servicer in accordance with GAAP as reasonably determined by the Servicer or (ii) to the extent that the failure to file such returns or pay such taxes would not reasonably be expected to have a Material Adverse Effect.
(s)    Opinions. The facts regarding the Seller, the Servicer, each Originator, the Performance Guarantor, the Receivables, the Related Security and the related matters set forth or assumed in each of the opinions of counsel delivered in connection with this Agreement and the Transaction Documents are true and correct in all material respects.
(t)    Other Transaction Documents. Each representation and warranty made by the Servicer under each other Transaction Document to which it is a party is true and correct in all material respects as of the date when made.
(u)    Collection Accounts. Each Collection Account and Lock-Box is in the name of the applicable Originator identified on Schedule II-A, and such Originator owns and has good and marketable title to the applicable Collection Account and Lock-Box free and clear of any Adverse Claim (except for Permitted Adverse Claims).
(v)    Reaffirmation of Representations and Warranties. On the date of each Investment, on the date of each Release, on each Settlement Date and on the date each Information Package is delivered to the Administrative Agent or any Group Agent hereunder, the Servicer shall be deemed to have certified that (i) all representations and warranties of the Servicer hereunder are true and correct in all material respects (unless such representation or warranty contains a materiality qualification and, in such case, such representation or warranty shall be true and correct as made) on and as of such day as though made on and as of such day, except for representations and warranties which apply as to an earlier date (in which case such representations and warranties shall be true and correct in all material respects (unless such representation or warranty contains a materiality qualification and, in such case, such representation or warranty shall be true and correct as made) as of such date) and (ii) no Event of Termination, Non-Reinvestment Event, Unmatured Event of

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Termination or Unmatured Non-Reinvestment Event has occurred and is continuing or will result from such Investment or Release.
(w)    ERISA. Except as disclosed in the Exchange Act Reports filed prior to the Closing Date:
(i)    no ERISA Event has occurred or is reasonably expected to occur (other than premiums payable under Title IV of ERISA), that would reasonably be expected to result in a liability to CSC or its ERISA Affiliates of more than $250,000,000 over the amount previously reflected for any such liabilities, in accordance with GAAP, on the financial statements delivered pursuant to Section 8.02(b)(v);
(ii)    Schedule B (Actuarial Information) to the most recently completed annual report (Form 5500 Series) for each Pension Plan, copies of which have been filed with the Internal Revenue Service and furnished to the Administrative Agent, is complete and, to the best knowledge of CSC, accurate and since the date of such Schedule B there has been no change in the funding status of any such Pension Plan except any change that would not reasonably be expected to have a material adverse effect on the business, financial condition or operations of CSC and its Subsidiaries, taken as a whole;
(iii)    as of the most recent valuation date for each Multiemployer Plan for which the actuarial report is available, the potential liability to CSC or any of its ERISA Affiliates for a complete withdrawal from such Multiemployer Plan, when aggregated with such potential liability for a complete withdrawal for all Multiemployer Plans, based on information available pursuant to Section 4221(e) of ERISA, does not exceed $250,000,000;
(iv)    CSC and each of its ERISA Affiliates are in compliance with all applicable provisions and requirements of ERISA and the regulations and published interpretations thereunder with respect to each Employee Benefit Plan, and have performed all their obligations under each Employee Benefit Plan except for any such failure to perform or comply that would not reasonably be expected to have a material adverse effect on the business, financial condition or operations of CSC and its Subsidiaries, taken as a whole;
(v)    each Employee Benefit Plan that is intended to qualify under Section 401(a) of the Code has received a determination letter from the Internal Revenue Service that the Employee Benefit Plan is so qualified (or a timely application for such a determination letter is pending), and to the best of CSC’s knowledge, the Employee Benefit Plan has not been operated in any way that would result in the Employee Benefit Plan no longer being so qualified except as would not reasonably be expected to have a material adverse effect on the business, financial condition or operations of CSC and its Subsidiaries, taken as a whole; and
(vi)    neither CSC nor any ERISA Affiliate has been notified by the sponsor of a Multiemployer Plan that such Multiemployer Plan is insolvent or has been terminated or has been determined to be in “endangered” or “critical” status, within the meaning of Title IV or ERISA, and, to the best knowledge of the Company, no Multiemployer Plan is reasonably expected to be insolvent, in reorganization or to be terminated or to be determined

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to be in “endangered” or “critical” status within the meaning of Title IV of ERISA, in each case, resulting in a liability to CSC or its ERISA Affiliates of more than $250,000,000.
Notwithstanding any other provision of this Agreement or any other Transaction Document, the representations contained in this Section shall continue to be made on the dates specified herein, and remain in full force and effect until the Final Payout Date.
ARTICLE VIII

COVENANTS

SECTION 8.01.     Covenants of the Seller. At all times from the Closing Date until the Final Payout Date:
(a)    Payment of Principal and Yield. The Seller shall duly and punctually pay Capital, Yield, Fees and all other amounts payable by the Seller hereunder in accordance with the terms of this Agreement.
(b)    Existence. The Seller shall keep in full force and effect its existence and rights as a limited liability company under the laws of the State of Delaware, and shall obtain and preserve its qualification to do business in each jurisdiction in which such qualification is or shall be necessary to protect the validity and enforceability of this Agreement, the other Transaction Documents and the Support Assets except to the extent the failure to maintain such qualification could not reasonably be expected to have a Material Adverse Effect.
(c)    Financial Reporting. The Seller will maintain a system of accounting established and administered in accordance with GAAP, and the Seller (or the Servicer on its behalf) shall furnish to the Administrative Agent and each Group Agent:
(i)    Annual Financial Statements of the Seller. Promptly upon completion and in no event later than 120 days after the close of each fiscal year of the Seller, annual unaudited financial statements of the Seller certified by a Financial Officer of the Seller that they fairly present in all material respects, in accordance with GAAP, the financial condition of the Seller as of the date indicated and the results of its operations for the periods indicated.
(ii)    Information Packages. As soon as available and, in any event, at least two (2) Business Days prior to each Settlement Date, an Information Package as of the most recently completed Fiscal Month.
(iii)    Other Information. Such other information (including non-financial information) as the Administrative Agent or any Group Agent may from time to time reasonably request.

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(d)    Notices. The Seller (or the Servicer on its behalf) will notify the Administrative Agent and each Group Agent in writing of any of the following events promptly upon (but in no event later than three (3) Business Days after) a Financial Officer learning of the occurrence thereof, with such notice describing the same, and if applicable, the steps being taken by the Person(s) affected with respect thereto:
(i)    Notice of Events of Termination and Non-Reinvestment Events. A statement of a Financial Officer of the Seller setting forth details of any Event of Termination or Non-Reinvestment Event that has occurred and is continuing and the action which the Seller proposes to take with respect thereto.
(ii)    Representations and Warranties. The failure of any representation or warranty made or deemed to be made by the Seller under this Agreement or any other Transaction Document to be true and correct in any material respect when made.
(iii)    Litigation. The institution of any litigation, arbitration proceeding or governmental proceeding with respect to the Seller, the Servicer, the Performance Guarantor or any Originator, which with respect to any Person other than the Seller, could reasonably be expected to have a Material Adverse Effect.
(iv)    Adverse Claim. (A) Any Person shall obtain an Adverse Claim upon the Support Assets or any portion thereof (other than a Permitted Adverse Claim), (B) any Person other than the Seller, the Servicer or the Administrative Agent shall obtain any rights or direct any action with respect to any Blocked Account (other than a Permitted Adverse Claim), (C) any Person other than the applicable Originator shall obtain any rights or direct any action with respect to any Collection Account or Lock-Box (other than a Permitted Adverse Claim) or (D) any Obligor shall receive any change in payment instructions with respect to Pool Receivable(s) from a Person other than the Servicer or the Administrative Agent.
(v)    Change in Accountants or Accounting Policy. Any change in (A) the external accountants of the Seller, the Servicer, any Originator or the Parent or (B) any material accounting policy of the Seller or any Originator that is relevant to the transactions contemplated by this Agreement or any other Transaction Document (it being understood that any change to the manner in which any Originator accounts for the Pool Receivables shall be deemed “material” for such purpose).
(vi)    Termination Event. The occurrence of a Purchase and Sale Termination Event under the Purchase and Sale Agreement.
(vii)    Material Adverse Change. The occurrence of any Material Adverse Effect.
(e)    Conduct of Business. The Seller will carry on and conduct its business in substantially the same manner and in substantially the same fields of enterprise as it is conducted as of the Closing Date.

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(f)    Compliance with Laws. The Seller will comply with all Applicable Laws to which it may be subject if the failure to comply could reasonably be expected to have a Material Adverse Effect.
(g)    Furnishing of Information and Inspection of Receivables. The Seller will furnish or cause to be furnished to the Administrative Agent and each Group Agent from time to time such information with respect to the Pool Receivables and the other Support Assets as the Administrative Agent or any Group Agent may reasonably request. The Seller will, at the Seller’s expense, during regular business hours with, unless an Event of Termination or Non-Reinvestment Event has occurred and is continuing, five (5) Business Days prior written notice (i) permit the Administrative Agent and each Group Agent or their respective agents or representatives to (A) examine and make copies of and abstracts from all books and records relating to the Pool Receivables or other Support Assets, (B) visit the offices and properties of the Seller for the purpose of examining such books and records and (C) discuss matters relating to the Pool Receivables, the other Support Assets or the Seller’s performance hereunder or under the other Transaction Documents to which it is a party with any of the officers, directors, employees or independent public accountants of the Seller having knowledge of such matters and (ii) without limiting the provisions of clause (i) above, during regular business hours, at the Seller’s expense, upon prior written notice from the Administrative Agent, permit certified public accountants or other auditors acceptable to the Administrative Agent to conduct a review of its books and records with respect to such Pool Receivables and other Support Assets; provided, that unless an Event of Termination or Non-Reinvestment Event has occurred and is continuing, (A) the Seller shall be required to reimburse the Administrative Agent for reasonable documented out-of-pocket costs and expenses for only one (1) such review pursuant to clause (ii) above in any calendar year and (B) the Administrative Agent and the Group Agents hereby agree to coordinate their audits and inspections. Following the occurrence of an Event of Termination or Non-Reinvestment Event, the Administrative Agent may appoint a third party to monitor the servicing of the Pool Receivables, including the disposition of Collections received in the Collection Accounts. Upon the request of the Majority Group Agents, following the Majority Group Agents review of the results of an audit described in this Section, the Seller agrees to review the findings set forth in such audit report with the Administrative Agent and each Group Agent and will work in good faith to promptly remediate any material findings.
(h)    Payments on Receivables, Collection Accounts; Change in Payment Instructions to Obligors.
(i)    The Seller (or the Servicer on its behalf) shall, and shall cause each Originator to, at all times, instruct all Obligors to deliver payments on the Pool Receivables to (i) so long as no Event of Termination or Non-Reinvestment Event has occurred and is continuing, a Blocked Account, Collection Account or a Lock-Box and (ii) if an Event of Termination or Non-Reinvestment Event has occurred and is continuing, to a Blocked Account. The Seller (or the Servicer on its behalf) shall, and shall cause each Originator to, promptly (but in any event within three (3) Business Day after receipt) remit all Collections received in a Collection Account or Lock-Box to a Blocked Account. The Seller (or the Servicer on its behalf) shall, and shall cause each Originator to, at all times, maintain such books and records necessary to identify Collections received from time to time on Pool Receivables and transfer such Collections to the Blocked Accounts. If any payments on the

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Pool Receivables or other Collections are received by the Seller, the Servicer or an Originator, it shall hold such payments in trust for the benefit of the Administrative Agent, the Group Agents and the other Secured Parties and promptly (but in any event within three (3) Business Day after receipt) remit such funds into a Blocked Account. The Seller shall enforce its rights under each applicable Blocked Account Agreement. Following the occurrence of an Event of Termination or Non-Reinvestment Event, upon the request of the Administrative Agent, the Seller (or the Servicer on its behalf) shall cause the Administrative Agent to receive read-only access to each Collection Account or, if read-only access is not available for any Collection Account, daily account statements with respect to such Collection Account. The Seller shall not permit funds other than Collections on Pool Receivables and other Support Assets to be deposited into any Blocked Account. If such funds are nevertheless deposited into any Blocked Account, the Seller (or the Servicer on its behalf) will within three (3) Business Days identify and transfer such funds to the appropriate Person entitled to such funds. The Seller shall only add a Collection Account (or a related Lock-Box), Collection Account Bank, Blocked Account or Blocked Account Bank to those listed on Schedule II-A or Schedule II-B to this Agreement, if the Administrative Agent has received notice of such addition and, with respect to a Blocked Account, an executed and acknowledged copy of an Account Control Agreement (or an amendment thereto) in form and substance acceptable to the Administrative Agent from the applicable Blocked Account Bank. The Seller shall only terminate an Account Control Agreement or close a Collection Account (or a related Lock-Box) or Blocked Account with the prior written consent of the Administrative Agent.
(ii)    The Seller shall not (and shall not permit the Servicer or any Sub-Servicer to) add, replace or terminate any Collection Account (or any related Lock-Box) or Blocked Account or make any change in its (or their) instructions to the Obligors regarding payments to be made to the Collection Accounts (or any related Lock-Box) or Blocked Account, other than any instruction to remit payments to a different Collection Account (or any related Lock-Box) or Blocked Account, unless the Administrative Agent shall have received (i) prior written notice of such addition, termination or change and (ii) with respect to a Blocked Account, a signed and acknowledged Account Control Agreement (or amendment thereto) with respect to such new Blocked Accounts, and the Administrative Agent shall have consented to such change in writing of a Blocked Account (such consent not to be unreasonably withheld); provided, that upon the Administrative Agent’s consent, Schedule II-A or Schedule II-B, as applicable, shall be deemed to be amended to include such new Collection Account, Lock-Box Account or Blocked Account.
(iii)    The Seller shall ensure that no more than 5.00% of all funds deposited to the Collection Accounts (in the aggregate) during any Fiscal Month constitute funds other than Collections.
(i)    Sales, Liens, etc. Except as otherwise provided herein and Permitted Adverse Claims, the Seller will not sell, assign (by operation of law or otherwise) or otherwise dispose of, or create or suffer to exist any Adverse Claim (except for Permitted Adverse Claims) upon (including, without limitation, the filing of any financing statement) or with respect to, any Pool Receivable or other Support Assets, or assign any right to receive income in respect thereof.

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(j)    Extension or Amendment of Pool Receivables. Except as otherwise permitted in Section 9.02, the Seller will not, and will not permit the Servicer to, alter the delinquency status or adjust the Outstanding Balance or otherwise modify the terms of any Pool Receivable in any material respect, or amend, modify or waive, in any material respect, any term or condition of any related Contract. The Seller shall at its expense comply in all material respects with (i) the related Contracts to the extent applicable to the value, validity, collectability or enforceability of the Pool Receivables and (ii) the Credit and Collection Policy with regard to each Pool Receivable and the related Contract.
(k)    Change in Credit and Collection Policy. Except as required by Applicable Law, the Seller will not make any change in the Credit and Collection Policy that could reasonably be expected to adversely affect the value, validity, collectability or enforceability of the Receivables or decrease the credit quality of any newly created Receivables (in each case, taken as a whole) without the prior written consent of the Administrative Agent and the Majority Group Agents. Promptly following any change in the Credit and Collection Policy, the Seller will deliver a copy of the updated Credit and Collection Policy to the Administrative Agent.
(l)    Fundamental Changes. The Seller shall not, without the prior written consent of the Administrative Agent and the Majority Group Agents, permit itself (i) to merge or consolidate with or into, or convey, transfer, lease or otherwise dispose of (whether in one transaction or in a series of transactions) all or substantially all of its assets (whether now owned or hereafter acquired) to, any Person or (ii) to be directly owned by any Person other than an Originator. The Seller shall provide the Administrative Agent with at least 30 days’ prior written notice before making any change in the Seller’s name or location or making any other change in the Seller’s identity or corporate structure that could impair or otherwise render any UCC financing statement filed in connection with this Agreement or any other Transaction Document “seriously misleading” as such term (or similar term) is used in the applicable UCC; each notice to the Administrative Agent and the Group Agents pursuant to this sentence shall set forth the applicable change and the proposed effective date thereof. The Seller will not change its name, location, identity or corporate structure unless (x) the Seller, at its own expense, shall have taken all action necessary or appropriate to perfect or maintain the perfection of the security interest under this Agreement (including, without limitation, the filing of all financing statements and the taking of such other action as the Administrative Agent may request in connection with such change or relocation) and (y) if requested by the Administrative Agent, the Seller shall cause to be delivered to the Administrative Agent, an opinion, in form and substance satisfactory to the Administrative Agent as to such UCC perfection matters as the Administrative Agent may request at such time.
(m)    Records. The Seller shall maintain and implement (or cause the Servicer to maintain and implement) administrative and operating procedures (including an ability to recreate records evidencing Pool Receivables and related Contracts in the event of the destruction of the originals thereof), and keep and maintain (or cause the Servicer to keep and maintain) all documents, books, records, computer tapes and disks and other information reasonably necessary or advisable for the collection of all Pool Receivables (including records adequate to permit the daily identification of each Pool Receivable and all Collections of and adjustments to each existing Pool Receivable).

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(n)    Identifying of Records. The Seller shall identify (or cause the Servicer to identify) its master data processing records relating to Pool Receivables and related Contracts with a legend that indicates that the Pool Receivables have been sold in accordance with this Agreement.
(o)    Ownership Interest, Further Assurances, Etc. The Seller shall (and shall cause the Servicer to), at its expense, take all action necessary or reasonably desirable to establish and maintain a valid and enforceable ownership or security interest in the Support Assets, and a first priority perfected security interest in the Support Assets, in each case free and clear of any Adverse Claim (other than Permitted Adverse Claims), in favor of the Administrative Agent (on behalf of the Secured Parties), including taking such action to perfect, protect or more fully evidence the security interest of the Administrative Agent (on behalf of the Secured Parties) as the Administrative Agent or any Secured Party may reasonably request. In order to evidence the security interests of the Administrative Agent under this Agreement, the Seller shall, from time to time take such action, or execute and deliver such instruments as may be necessary (including, without limitation, such actions as are reasonably requested by the Administrative Agent) to maintain and perfect, as a first-priority interest, the Administrative Agent’s security interest in the Receivables, Related Security and Collections (subject to Permitted Adverse Claims). The Seller shall, from time to time and within the time limits established by law, prepare and present to the Administrative Agent for the Administrative Agent’s authorization and approval, all financing statements, amendments, continuations or initial financing statements in lieu of a continuation statement, or other filings necessary to continue, maintain and perfect the Administrative Agent’s security interest as a first-priority interest (subject to Permitted Adverse Claims). The Administrative Agent’s approval of such filings shall authorize the Seller to file such financing statements under the UCC without the signature of the Seller, any Originator or the Administrative Agent where allowed by Applicable Law. Notwithstanding anything else in the Transaction Documents to the contrary, the Seller shall not have any authority to file a termination, partial termination, release, partial release, or any amendment that deletes the name of a debtor or excludes Support Assets of any such financing statements filed in connection with the Transaction Documents, without the prior written consent of the Administrative Agent. The Seller authorizes the Administrative Agent to file financing statements, continuation statements and amendments thereto and assignments thereof, relating to the Receivables, the Related Security, the related Contracts, Collections with respect thereto and the other Support Assets without the signature of the Seller. A photocopy or other reproduction of this Agreement shall be sufficient as a financing statement where permitted by law.
(p)    Certain Agreements. Without the prior written consent of the Administrative Agent and the Majority Group Agents, the Seller will not (and will not permit any Originator or the Servicer to) amend, modify, waive, revoke or terminate any Transaction Document to which it is a party or any provision of the Seller’s organizational documents which requires the consent of the “Independent Director” (as such term is used in the Seller’s Certificate of Formation and Limited Liability Company Agreement).

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(q)    Restricted Payments. (1) Except pursuant to clause (ii) below, the Seller will not: (A) purchase or redeem any of its membership interests, (B) declare or pay any dividend or set aside any funds for any such purpose, (C) prepay, purchase or redeem any Debt, (D) lend or advance any funds or (E) repay any loans or advances to, for or from any of its Affiliates (the amounts described in clauses (A) through (E) being referred to as “Restricted Payments”).
(i)    Subject to the limitations set forth in clause (iii) below, the Seller may make Restricted Payments so long as such Restricted Payments are made only in one or more of the following ways: (A) the Seller may make cash payments (including prepayments) on the Subordinated Notes in accordance with their respective terms and (B) the Seller may declare and pay dividends if, both immediately before and immediately after giving effect thereto, the Seller’s Net Worth is not less than the Required Capital Amount.
(ii)    The Seller may make Restricted Payments only out of the funds, if any, it receives pursuant to Sections 4.01 of this Agreement; provided that the Seller shall not pay, make or declare any Restricted Payment (including any dividend) if, after giving effect thereto, any Event of Termination, Non-Reinvestment Event, Unmatured Event of Termination or Unmatured Non-Reinvestment Event shall have occurred and be continuing.
(r)    Other Business. The Seller will not: (i) engage in any business other than the transactions contemplated by the Transaction Documents, (ii) create, incur or permit to exist any Debt of any kind (or cause or permit to be issued for its account any letters of credit or bankers’ acceptances) other than pursuant to this Agreement or the Subordinated Notes or (iii) form any Subsidiary or make any investments in any other Person.
(s)    Use of Collections Available to the Seller. The Seller shall apply the Collections available to the Seller to make payments in the order of priority set forth in Section 4.01(a).
(t)    Transaction Information. None of the Seller, any Affiliate of the Seller or any third party with which the Seller or any Affiliate thereof has contracted, shall deliver, in writing or orally, to any Rating Agency, any Transaction Information without providing such Transaction Information to the applicable Group Agent prior to delivery to such Rating Agency and will not participate in any oral communications with respect to Transaction Information with any Rating Agency without the participation of such Group Agent.
(u)    Seller’s Net Worth. The Seller shall not permit the Seller’s Net Worth to be less than the Required Capital Amount.
(v)    Seller’s Tax Status. The Seller will remain a wholly-owned subsidiary of a United States person (within the meaning of Section 7701(a)(30) of the Code) and will not be required to withhold or otherwise be subject to liability under Section 1441, 1446 or 1461 of the Code. No action will be taken that would cause the Seller to (i) be treated other than as a “disregarded entity” within the meaning of U.S. Treasury Regulation § 301.7701-3 for U.S. federal income tax purposes or (ii) become an association taxable as a corporation or a publicly traded partnership taxable as a corporation for U.S. federal income tax purposes.

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(w)    Credit Risk Retention. The Seller shall cooperate with each Purchaser Party (including by providing such information and entering into or delivering such additional agreements or documents reasonably requested by such Purchaser Party) to the extent reasonably necessary to assure such Purchaser Party that the Originators retain credit risk in the amount and manner required by the Credit Risk Retention Rules and to permit such Purchaser Party to perform its due diligence and monitoring obligations (if any) under the Credit Risk Retention Rules.
(x)    Minimum Funding Threshold. The Aggregate Capital shall exceed the Minimum Funding Threshold at any time after the initial Investment hereunder.
(y)    Liquidity Coverage Ratio. The Seller shall not issue any LCR Security.
(z)    Use of Proceeds. The Seller will not request any Investment, and the Seller shall not knowingly use, and shall procure that its directors, officers, employees and agents shall not knowingly use, the proceeds of any Investment (A) in furtherance of an offer, payment, promise to pay, or authorization of the payment or giving of money, or anything else of value, to any Person in violation of any Anti-Corruption Laws, (B) for the purpose of funding, financing or facilitating any activities, business or transaction of or with any Sanctioned Person, or in any Sanctioned Country, or (C) in any manner that would result in the violation of any Sanctions applicable to any party hereto.
SECTION 8.02.     Covenants of the Servicer. At all times from the Closing Date until the Final Payout Date:
(a)    Existence. The Servicer shall keep in full force and effect its existence and rights as a corporation under the laws of the State of Nevada, and shall obtain and preserve its qualification to do business in each jurisdiction in which such qualification is or shall be necessary to protect the validity and enforceability of this Agreement, the other Transaction Documents and the Support Assets except to the extent the failure to maintain such qualification could not reasonably be expected to have a Material Adverse Effect.
(b)    Financial Reporting. The Servicer will maintain a system of accounting established and administered in accordance with GAAP, and the Servicer shall furnish to the Administrative Agent and each Group Agent:
(i)    Compliance Certificates. (a) A compliance certificate promptly upon completion of the annual report of the Parent and in no event later than one hundred twenty (120) days after the close of the Parent’s fiscal year, in form and substance substantially similar to Exhibit G signed by a Financial Officer of the Servicer stating that no Event of Termination, Non-Reinvestment Event, Unmatured Event of Termination or Unmatured Non-Reinvestment Event has occurred and is continuing, or if any Event of Termination, Non-Reinvestment Event, Unmatured Event of Termination or Unmatured Non-Reinvestment Event has occurred and is continuing, stating the nature and status thereof and (b) within sixty (60) days after the close of each of the first three fiscal quarters of the Servicer, a compliance certificate in form and substance substantially similar to Exhibit G signed by a Financial Officer of the Servicer stating that no Event of Termination, Non-Reinvestment Event, Unmatured Event of Termination or Unmatured Non-Reinvestment

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Event has occurred and is continuing, or if any Event of Termination, Non-Reinvestment Event, Unmatured Event of Termination or Unmatured Non-Reinvestment Event has occurred and is continuing, stating the nature and status thereof.
(ii)    Information Packages. As soon as available and, in any event, at least two (2) Business Days prior to each Settlement Date, an Information Package as of the most recently completed Fiscal Month.
(iii)    Other Information. Such other information (including non-financial information) as the Administrative Agent or any Group Agent may from time to time reasonably request.
(iv)    Quarterly Financial Statements of Parent. As soon as available and in no event later than sixty (60) days following the end of each of the first three fiscal quarters in each of Parent’s fiscal years, the unaudited consolidated balance sheet and statements of income of Parent and its consolidated Subsidiaries as at the end of such fiscal quarter and the related unaudited consolidated statements of earnings and cash flows for such fiscal quarter and for the elapsed portion of the fiscal year ended with the last day of such fiscal quarter, in each case setting forth comparative figures for the corresponding fiscal quarter in the prior fiscal year, all of which shall be certified by a Financial Officer of Parent that they fairly present in all material respects, in accordance with GAAP, the financial condition of Parent and its consolidated Subsidiaries as of the dates indicated and the results of their operations for the periods indicated, subject to normal year-end audit adjustments and the absence of footnotes.
(v)    Annual Financial Statements of Parent. Within one hundred and twenty (120) days after the close of each of Parent’s fiscal years, the consolidated balance sheet of Parent and its consolidated Subsidiaries as at the end of such fiscal year and the related consolidated statements of earnings and cash flows for such fiscal year setting forth comparative figures for the preceding fiscal year, all reported on by independent certified public accountants of recognized national standing (without a “going concern” or like qualification or exception) to the effect that such consolidated financial statements present fairly in all material respects, in accordance with GAAP, the financial condition of Parent and its consolidated Subsidiaries as of the dates indicated and the results of their operations for the periods indicated.
(vi)    Other Reports and Filings. Promptly (but in any event within ten (10) days) after the filing or delivery thereof, copies of all financial information, proxy materials and reports, if any, which Parent or any of its consolidated Subsidiaries shall publicly file with the SEC or deliver to holders (or any trustee, agent or other representative therefor) of any of its material Debt pursuant to the terms of the documentation governing the same.
(vii)    Notwithstanding anything herein to the contrary, any financial information, proxy statements or other material required to be delivered pursuant to this paragraph (b) shall be deemed to have been furnished to each of the Administrative Agent

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and each Group Agent on the date that such report, proxy statement or other material is posted on the SEC’s website at www.sec.gov.
(viii)    Not later than the tenth (10th) Business Day following the end of each fiscal quarter in each of Parent’s fiscal years, a report in form and substance substantially similar to Exhibit I signed by the Servicer (each such report, a “DPP Report”).
(c)    Notices. The Servicer will notify the Administrative Agent and each Group Agent in writing of any of the following events promptly upon (but in no event later than three (3) Business Days after) a Financial Officer learning of the occurrence thereof, with such notice describing the same, and if applicable, the steps being taken by the Person(s) affected with respect thereto:
(i)    Notice of Event of Termination, Non-Reinvestment Events, Unmatured Events of Termination or Unmatured Non-Reinvestment Events. A statement of a Financial Officer of the Servicer setting forth details of any Event of Termination, Non-Reinvestment Event, Unmatured Event of Termination or Unmatured Non-Reinvestment Event that has occurred and is continuing and the action which the Servicer proposes to take with respect thereto.
(ii)    Representations and Warranties. The failure of any representation or warranty made or deemed made by the Servicer under this Agreement or any other Transaction Document to be true and correct in any material respect when made.
(iii)    Litigation. The institution of any litigation, arbitration proceeding or governmental proceeding on the Seller, the Servicer, the Performance Guarantor or any Originator which with respect to any Person other than the Seller could reasonably be expected to have a Material Adverse Effect.
(iv)    Adverse Claim. (A) Any Person shall obtain an Adverse Claim upon the Support Assets or any portion thereof (other than a Permitted Adverse Claim), (B) any Person other than the Seller, the Servicer or the Administrative Agent shall obtain any rights or direct any action with respect to any Blocked Account (other than a Permitted Adverse Claim) or (C) any Obligor shall receive any change in payment instructions with respect to Pool Receivable(s) from a Person other than the Servicer or the Administrative Agent.
(v)    Change in Accountants or Accounting Policy. Any change in (i) the external accountants of the Seller, the Servicer, any Originator or the Parent or (ii) any material accounting policy of the Seller or any Originator that is relevant to the transactions contemplated by this Agreement or any other Transaction Document (it being understood that any change to the manner in which any Originator accounts for the Pool Receivables shall be deemed “material” for such purpose).

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(vi)    Termination Event. The occurrence of a Purchase and Sale Termination Event.
(vii)    Material Adverse Effect. The occurrence of any Material Adverse Effect.
(d)    Compliance with Laws. The Servicer will comply with all Applicable Laws to which it may be subject if the failure to comply could reasonably be expected to have a Material Adverse Effect.
(e)    Furnishing of Information and Inspection of Receivables. The Servicer will furnish or cause to be furnished to the Administrative Agent and each Group Agent from time to time such information with respect to the Pool Receivables and the other Support Assets as the Administrative Agent or any Group Agent may reasonably request. The Servicer will, at the Servicer’s expense, during regular business hours with, unless an Event of Termination or Non-Reinvestment Event has occurred and is continuing, five (5) Business Days prior written notice, (i) permit the Administrative Agent and each Group Agent or their respective agents or representatives to (A) examine and make copies of and abstracts from all books and records relating to the Pool Receivables or other Support Assets, (B) visit the offices and properties of the Servicer for the purpose of examining such books and records and (C) discuss matters relating to the Pool Receivables, the other Support Assets or the Servicer’s performance hereunder or under the other Transaction Documents to which it is a party with any of the officers, directors, employees or independent public accountants of the Servicer (provided that representatives of the Servicer are present during such discussions) having knowledge of such matters and (ii) without limiting the provisions of clause (i) above, during regular business hours, at the Servicer’s expense, upon prior written notice from the Administrative Agent, permit certified public accountants or other auditors acceptable to the Administrative Agent to conduct a review of its books and records with respect to the Pool Receivables and other Support Assets; provided, that unless an Event of Termination or Non-Reinvestment Event has occurred and is continuing, (A) the Servicer shall be required to reimburse the Administrative Agent for reasonable documented out-of-pocket costs and expenses for only one (1) such review pursuant to clause (ii) above in any calendar year and (B) the Administrative Agent and the Group Agents hereby agree to coordinate their audits and inspections. Following the occurrence of an Event of Termination or Non-Reinvestment Event, the Administrative Agent may appoint a third party to monitor the servicing of the Pool Receivables, including the disposition of Collections received in the Collection Accounts. Upon the request of the Majority Group Agents, following the Majority Group Agents review of the results of an audit described in this Section, the Servicer agrees to review the findings set forth in such audit report with the Administrative Agent and each Group Agent and will work in good faith to promptly remediate any material findings.
(f)    Payments on Receivables, Collection Accounts, Blocked Account, Lock-Boxes and Change in Payment Instructions to Obligors.
(i)    The Servicer shall at all times, instruct all Obligors to deliver payments on the Pool Receivables to (i) so long as no Event of Termination or Non-Reinvestment Event has occurred and is continuing, a Blocked Account, Collection Account

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or a Lock-Box and (ii) if an Event of Termination or Non-Reinvestment Event has occurred and is continuing, to a Blocked Account. The Servicer shall, and shall cause each Originator to, promptly (but in any event within three (3) Business Days after receipt) remit all Collections received in a Collection Account or Lock-Box to the Blocked Account. The Servicer shall, at all times, maintain such books and records necessary to identify Collections received from time to time on Pool Receivables and to transfer such Collections to the Blocked Accounts. If any payments on the Pool Receivables or other Collections are received by the Seller, the Servicer or an Originator, it shall hold such payments in trust for the benefit of the Administrative Agent, the Group Agents and the other Secured Parties and promptly (but in any event within three (3) Business Days after receipt) remit such funds into a Blocked Account. The Servicer shall enforce its rights under each applicable Blocked Account Agreement. Following the occurrence of an Event of Termination or Non-Reinvestment Event, upon the request of the Administrative Agent, the Servicer shall cause the Administrative Agent to receive read-only access to each Collection Account or, if read-only access is not available for any Collection Account, daily account statements with respect to such Collection Account. The Servicer shall not permit funds other than Collections on Pool Receivables and other Support Assets to be deposited into any Blocked Account. If such funds are nevertheless deposited into any Blocked Account, the Servicer will within three (3) Business Days identify and transfer such funds to the appropriate Person entitled to such funds. The Servicer shall only add a Collection Account (or a related Lock-Box), a Collection Account Bank, Blocked Account or Blocked Account Bank to those listed on Schedule II-A or Schedule II-B to this Agreement, if the Administrative Agent has received notice of such addition and, with respect to a Blocked Account, an executed and acknowledged copy of an Account Control Agreement (or an amendment thereto) in form and substance acceptable to the Administrative Agent from the applicable Blocked Account Bank. The Servicer shall only terminate an Account Control Agreement or close a Collection Account (or a related Lock-Box) or Blocked Account with the prior written consent of the Administrative Agent.
(ii)    The Servicer shall not (and shall not permit any Sub-Servicer to) add, replace or terminate any Collection Account (or any related Lock-Box) or Blocked Account or make any change in its instructions to the Obligors regarding payments to be made to the Collection Accounts (or any related Lock-Box) or Blocked Account, other than any instruction to remit payments to a Collection Account (or any related Lock-Box) or Blocked Account, unless the Administrative Agent shall have received (i) prior written notice of such addition, termination or change and (ii) with respect to a Blocked Account, a signed and acknowledged Account Control Agreement (or an amendment thereto) with respect to such new Blocked Accounts (or any related Lock-Box) and the Administrative Agent shall have consented to such change in writing; provided, that upon the Administrative Agent’s consent, Schedule II-A or Schedule II-B, as applicable, shall be deemed to be amended to include such new Collection Account, Lock-Box Account or Blocked Account.
(iii)    The Servicer shall ensure that no more than 5.00% of all funds deposited to the Collection Accounts (in the aggregate) during any Fiscal Month constitute funds other than Collections.

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(g)    Extension or Amendment of Pool Receivables. Except as otherwise permitted in Section 9.02, the Servicer will not alter the delinquency status or adjust the Outstanding Balance or otherwise modify the terms of any Pool Receivable in any material respect, or amend, modify or waive, in any material respect, any term or condition of any related Contract. The Servicer shall at its expense comply in all material respects with the Credit and Collection Policy with regard to each Pool Receivable and the related Contract.
(h)    Change in Credit and Collection Policy. Except as required by Applicable Law, the Servicer will not make any change in the Credit and Collection Policy that could reasonably be expected to adversely affect the value, validity, collectability or enforceability of the Receivables or decrease the credit quality of any newly created Receivables (in each case, taken as a whole) without the prior written consent of the Administrative Agent and the Majority Group Agents. Promptly following any change in the Credit and Collection Policy, the Servicer will deliver a copy of the updated Credit and Collection Policy to the Administrative Agent.
(i)    Records. The Servicer will maintain and implement administrative and operating procedures (including an ability to recreate records evidencing Pool Receivables and related Contracts in the event of the destruction of the originals thereof), and keep and maintain all documents, books, records, computer tapes and disks and other information reasonably necessary or advisable for the collection of all Pool Receivables (including records adequate to permit the daily identification of each Pool Receivable and all Collections of and adjustments to each existing Pool Receivable).
(j)    Identifying of Records. The Servicer shall identify its master data processing records relating to Pool Receivables and related Contracts with a legend that indicates that the Pool Receivables have been sold in accordance with this Agreement.
(k)    Ownership Interest, Further Assurances, etc. The Servicer shall, at its expense, take all action necessary or reasonably desirable to establish and maintain a valid and enforceable ownership or security interest in the Support Assets, and first priority perfected security interest in the Support Assets, in each case free and clear of any Adverse Claim (other than Permitted Adverse Claims) in favor of the Administrative Agent (on behalf of the Secured Parties), including taking such action to perfect, protect or more fully evidence the security interest of the Administrative Agent (on behalf of the Secured Parties) as the Administrative Agent or any Secured Party may reasonably request. In order to evidence the security interests of the Administrative Agent under this Agreement, the Servicer shall, from time to time take such action, or execute and deliver such instruments as may be necessary (including, without limitation, such actions as are reasonably requested by the Administrative Agent) to maintain and perfect, as a first-priority interest, the Administrative Agent’s security interest in the Receivables, Related Security and Collections (subject to Permitted Adverse Claims). The Servicer shall, from time to time and within the time limits established by law, prepare and present to the Administrative Agent for the Administrative Agent’s authorization and approval, all financing statements, amendments, continuations or initial financing statements in lieu of a continuation statement, or other filings necessary to continue, maintain and perfect the Administrative Agent’s security interest as a first-priority interest (subject to Permitted Adverse Claims). The Administrative Agent’s approval of such filings shall authorize the Servicer to file such financing statements under the UCC without the signature of the Seller,

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any Originator or the Administrative Agent where allowed by Applicable Law. Notwithstanding anything else in the Transaction Documents to the contrary, the Servicer shall not have any authority to file a termination, partial termination, release, partial release, or any amendment that deletes the name of a debtor or excludes collateral of any such financing statements filed in connection with the Transaction Documents, without the prior written consent of the Administrative Agent.
(l)    Transaction Information. None of the Servicer, any Affiliate of the Servicer or any third party contracted by the Servicer or any Affiliate thereof, shall deliver, in writing or orally, to any Rating Agency, any Transaction Information without providing such Transaction Information to the applicable Group Agent prior to delivery to such Rating Agency, and will not participate in any oral communications with respect to Transaction Information with any Rating Agency without the participation of such Group Agent.
(m)    Seller’s Tax Status. The Servicer shall not take or cause any action to be taken that could result in the Seller (i) being treated other than as a “disregarded entity” within the meaning of U.S. Treasury Regulation § 301.7701-3 for U.S. federal income tax purposes that is disregarded as separate from a United States person (within the meaning of Section 7701(a)(30) of the Code) or (ii) becoming an association taxable as a corporation or a publicly traded partnership taxable as a corporation for U.S. federal income tax purposes.
(n)    Credit Risk Retention. The Servicer shall, and shall cause each Originator to, cooperate with each Purchaser Party (including by providing such information and entering into or delivering such additional agreements or documents reasonably requested by such Purchaser Party) to the extent reasonably necessary to assure such Purchaser Party that the Originators retain credit risk in the amount and manner required by the Credit Risk Retention Rules and to permit such Purchaser Party to perform its due diligence and monitoring obligations (if any) under the Credit Risk Retention Rules.
(o)    Collection Accounts. The Servicer shall cause each Originator to maintain each Collection Account and Lock-Box in the name of the applicable Originator identified on Schedule II-A, and ensure that such Originator owns and has good and marketable title to the applicable Collection Account or Lock-Box free and clear of any Adverse Claim (other than Permitted Adverse Claims).
SECTION 8.03.     Separate Existence of the Seller. Each of the Seller and the Servicer hereby acknowledges that the Secured Parties, the Group Agents and the Administrative Agent are entering into the transactions contemplated by this Agreement and the other Transaction Documents in reliance upon the Seller’s identity as a legal entity separate from any Originator, the Servicer, the Performance Guarantor and their Affiliates. Therefore, each of the Seller and Servicer shall take all steps specifically required by this Agreement or reasonably required by the Administrative Agent or any Group Agent to continue the Seller’s identity as a separate legal entity and to make it apparent to third Persons that the Seller is an entity with assets and liabilities distinct from those of the Performance Guarantor, the Originators, the Servicer and any other Person, and is not a division of the Performance Guarantor, the Originators, the Servicer, its Affiliates or any other Person. Without limiting the generality of the foregoing and in addition to and consistent with the

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other covenants set forth herein, each of the Seller and the Servicer shall take such actions as shall be required in order that:
(a)    Special Purpose Entity. The Seller will be a special purpose company whose primary activities are restricted in its Limited Liability Company Agreement to: (i) purchasing or otherwise acquiring from the Originators, owning, holding, collecting, granting security interests or selling interests in the Support Assets, (ii) entering into agreements for the selling, servicing and financing of the Receivables Pool (including the Transaction Documents) and (iii) conducting such other activities as it deems necessary or appropriate to carry out its primary activities.
(b)    No Other Business or Debt. The Seller shall not engage in any business or activity except as set forth in this Agreement and the other Transaction Documents nor, incur any indebtedness or liability other than as expressly permitted by the Transaction Documents.
(c)    Independent Director. Not fewer than one member of the Seller’s board of directors (the “Independent Director”) shall be a natural person who (A) for the five year period prior to his or her appointment as an Independent Director, has not been, and during the continuation of his or her service as an Independent Director is not (i) an equityholder, director, officer, manager, member, partner, officer, employee or associate, or any relative of the foregoing, of any member of the Parent Group (as hereinafter defined) (other than his or her service as an Independent Director of the Seller or an independent director of any other bankruptcy-remote special purpose entity of any member or members of the Parent Group), (ii) a customer or supplier of any member of the Parent Group (other than his or her service as an Independent Director of the Seller or an independent director of any other bankruptcy-remote special purpose entity formed for the sole purpose of securitizing, or facilitating the securitization of, financial assets of any member or members of the Parent Group), (iii) any member of the immediate family of a person described in (i) or (ii) above, and (B) has (x) prior experience as an independent director for a corporation or limited liability company whose organizational or charter documents required the unanimous consent of all independent directors thereof before such corporation or limited liability company could consent to the institution of bankruptcy or insolvency proceedings against it or could file a petition seeking relief under any applicable federal or state law relating to bankruptcy and (y) at least three years of employment experience with one or more entities that provide, in the ordinary course of their respective businesses, advisory, management or placement services to issuers of securitization or structured finance instruments, agreements or securities. For purposes of this clause (c), “Parent Group” shall mean (i) the Parent, the Servicer, the Performance Guarantor and each Originator, (ii) each person that directly or indirectly, owns or controls, whether beneficially, or as a trustee, guardian or other fiduciary, five percent (5%) or more of the membership interests in the Parent, (iii) each person that controls, is controlled by or is under common control with the Parent and (iv) each of such person’s officers, directors, managers, joint venturers and partners. For the purposes of this definition, “control” of a person means the possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of a person or entity, whether through the ownership of voting securities, by contract or otherwise. A person shall be deemed to be an “associate” of (A) a corporation or organization of which such person is an officer, director, partner or manager or is, directly or indirectly, the beneficial owner of ten percent (10%) or more of any class of equity securities, (B) any trust or other estate in which such person serves as trustee or in

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a similar capacity and (C) any relative or spouse of a person described in clause (A) or (B) of this sentence, or any relative of such spouse.
The Seller shall (A) give written notice to the Administrative Agent of the election or appointment, or proposed election or appointment, of a new Independent Director of the Seller, which notice shall be given not later than ten (10) Business Days prior to the date such appointment or election would be effective (except when such election or appointment is necessary to fill a vacancy caused by the death, disability, or incapacity of the existing Independent Director, or the failure of such Independent Director to satisfy the criteria for an Independent Director set forth in this clause (c), in which case the Seller shall provide written notice of such election or appointment within one (1) Business Day) and (B) with any such written notice, certify to the Administrative Agent that the Independent Director satisfies the criteria for an Independent Director set forth in this clause (c).
The Seller’s Limited Liability Company Agreement shall provide that: (A) the Seller’s board of directors shall not approve, or take any other action to cause the filing of, a voluntary bankruptcy petition with respect to the Seller unless the Independent Director shall approve the taking of such action in writing before the taking of such action and (B) such provision and each other provision requiring an Independent Director cannot be amended without the prior written consent of the Independent Director.
The Independent Director shall not at any time serve as a trustee in bankruptcy for the Seller, the Parent, the Performance Guarantor, any Originator, the Servicer or any of their respective Affiliates.
(d)    Organizational Documents. The Seller shall maintain its organizational documents in conformity with this Agreement, such that it does not amend, restate, supplement or otherwise modify its ability to comply with the terms and provisions of any of the Transaction Documents, including, without limitation, Section 8.01(q).
(e)    Conduct of Business. The Seller shall conduct its affairs strictly in accordance with its organizational documents and observe all necessary, appropriate and customary company formalities, including, but not limited to, holding all regular and special members’ and board of directors’ meetings appropriate to authorize all company action, keeping separate and accurate minutes of its meetings, passing all resolutions or consents necessary to authorize actions taken or to be taken, and maintaining accurate and separate books, records and accounts, including, but not limited to, payroll and intercompany transaction accounts.
(f)    Compensation. Any employee, consultant or agent of the Seller will be compensated from the Seller’s funds for services provided to the Seller, and to the extent that Seller shares the same officers or other employees as the Servicer (or any other Affiliate thereof), the salaries and expenses relating to providing benefits to such officers and other employees shall be fairly allocated among such entities, and each such entity shall bear its fair share of the salary and benefit costs associated with such common officers and employees. The Seller will not engage any agents other than its attorneys, auditors and other professionals, and a Servicer and any other agent

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contemplated by the Transaction Documents for the Receivables Pool, which Servicer will be fully compensated for its services by payment of the Servicing Fee.
(g)    Servicing and Costs. The Seller will contract with the Servicer to perform for the Seller all operations required on a daily basis to service the Receivables Pool. The Seller will not incur any indirect or overhead expenses for items shared with the Servicer (or any other Affiliate thereof) that are not reflected in the Servicing Fee. To the extent, if any, that the Seller (or any Affiliate thereof) shares items of expenses not reflected in the Servicing Fee, such as legal, auditing and other professional services, such expenses will be allocated to the extent practical on the basis of actual use or the value of services rendered, and otherwise on a basis reasonably related to the actual use or the value of services rendered.
(h)    Operating Expenses. The Seller’s operating expenses will not be paid by the Servicer, the Parent, the Performance Guarantor, any Originator or any Affiliate thereof.
(i)    Stationary. The Seller will have its own separate stationary.
(j)    Books and Records. The Seller’s books and records will be maintained separately from those of the Servicer, the Parent, the Performance Guarantor, the Originators and any of their Affiliates and in a manner such that it will not be difficult or costly to segregate, ascertain or otherwise identify the assets and liabilities of the Seller.
(k)    Disclosure of Transactions. All financial statements of the Servicer, the Parent, the Performance Guarantor, the Originators or any Affiliate thereof that are consolidated to include the Seller will disclose that (i) the Seller’s sole business consists of the purchase or acceptance through capital contributions of the Receivables and Related Rights from the Originators and the subsequent retransfer of or granting of a security interest in such Receivables and Related Rights to the Administrative Agent pursuant to this Agreement, (ii) the Seller is a separate legal entity with its own separate creditors who will be entitled, upon its liquidation, to be satisfied out of the Seller’s assets prior to any assets or value in the Seller becoming available to the Seller’s equity holders and (iii) the assets of the Seller are not available to pay creditors of the Servicer, the Parent, the Performance Guarantor, the Originators or any Affiliate thereof.
(l)    Segregation of Assets. The Seller’s assets will be maintained in a manner that facilitates their identification and segregation from those of the Servicer, the Parent, the Performance Guarantor, the Originators or any Affiliates thereof; provided that Collections may initially be deposited into Collection Accounts and Lock-Boxes and commingled with Originator funds therein as contemplated under Section 8.01(h).
(m)    Corporate Formalities. The Seller will strictly observe limited liability company formalities in its dealings with the Servicer, the Parent, the Performance Guarantor, the Originators or any Affiliates thereof, and funds or other assets of the Seller will not be commingled with those of the Servicer, the Parent, the Performance Guarantor, the Originators or any Affiliates thereof except as permitted by this Agreement in connection with servicing the Pool Receivables. The Seller shall not maintain joint bank accounts or other depository accounts to which the Servicer, the Parent, the Performance Guarantor, the Originators or any Affiliate thereof (other than the Servicer solely in its capacity as such) has independent access. The Seller is not named, and has

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not entered into any agreement to be named, directly or indirectly, as a direct or contingent beneficiary or loss payee on any insurance policy with respect to any loss relating to the property of the Servicer, the Parent, the Performance Guarantor, the Originators or any Subsidiaries or other Affiliates thereof. The Seller will pay to the appropriate Affiliate the marginal increase or, in the absence of such increase, the market amount of its portion of the premium payable with respect to any insurance policy that covers the Seller and such Affiliate.
(n)    Arm’s-Length Relationships. The Seller will maintain arm’s-length relationships with the Servicer, the Parent, the Performance Guarantor, the Originators and any Affiliates thereof. Any Person that renders or otherwise furnishes services to the Seller will be compensated by the Seller at market rates for such services it renders or otherwise furnishes to the Seller. Neither the Seller on the one hand, nor the Servicer, the Parent, the Performance Guarantor, any Originator or any Affiliate thereof, on the other hand, will be or will hold itself out to be responsible for the debts of the other or the decisions or actions respecting the daily business and affairs of the other. The Seller, the Servicer, the Parent, the Performance Guarantor, the Originators and their respective Affiliates will promptly correct any known misrepresentation with respect to the foregoing, and they will not operate or purport to operate as an integrated single economic unit with respect to each other or in their dealing with any other entity.
(o)    Allocation of Overhead. To the extent that Seller, on the one hand, and the Servicer, the Parent, the Performance Guarantor, any Originator or any Affiliate thereof, on the other hand, have offices in the same location, there shall be a fair and appropriate allocation of overhead costs between them, and the Seller shall bear its fair share of such expenses, which may be paid through the Servicing Fee or otherwise.
ARTICLE IX
ADMINISTRATION AND COLLECTION
OF RECEIVABLES

SECTION 9.01.     Appointment of the Servicer.

(a)    The servicing, administering and collection of the Pool Receivables shall be conducted by the Person so designated from time to time as the Servicer in accordance with this Section 9.01. Until the Administrative Agent gives notice to CSC (in accordance with this Section 9.01) of the designation of a new Servicer, CSC is hereby designated as, and hereby agrees to perform the duties and obligations of, the Servicer pursuant to the terms hereof. Upon the occurrence of an Event of Termination, the Administrative Agent may (with the consent of the Majority Group Agents) and shall (at the direction of the Majority Group Agents) designate as Servicer any Person (including itself) to succeed CSC or any successor Servicer, on the condition in each case that any such Person so designated shall agree to perform the duties and obligations of the Servicer pursuant to the terms hereof.
(b)    Upon the designation of a successor Servicer as set forth in clause (a) above, CSC agrees that it will terminate its activities as Servicer hereunder in a manner that the Administrative Agent reasonably determines will facilitate the transition of the performance of such activities to the new Servicer, and CSC shall cooperate with and assist such new Servicer. Such

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cooperation shall include access to and transfer of records (including all Contracts) related to Pool Receivables and use by the new Servicer of all licenses (or the obtaining of new licenses), hardware or software necessary or reasonably desirable to collect the Pool Receivables and the Related Security. The Servicer shall not be required, to the extent it has an ownership interest in any hardware, software or licenses, to transfer, assign, set-over or otherwise convey such ownership interests to the Administrative Agent. In recognition of the Servicer’s need to have access to any records that may be transferred to the Administrative Agent (or its designee), whether as a result of its continuing responsibility as a servicer of accounts receivable that are not sold under the Transaction Documents or otherwise, the Administrative Agent (or its designee) shall provide to the Servicer reasonable access to such records in connection with any activity arising in the ordinary course of the Servicer’s business; provided, that the Servicer shall not disrupt or otherwise interfere with the Administrative Agent’s (or its designee’s) use of and access to such records.
(c)    CSC acknowledges that, in making its decision to execute and deliver this Agreement, the Administrative Agent and each member in each Group have relied on CSC’s agreement to act as Servicer hereunder. Accordingly, CSC agrees that it will not voluntarily resign as Servicer without the prior written consent of the Administrative Agent and the Majority Group Agents.
(d)    The Servicer may delegate its duties and obligations hereunder to any subservicer (each a “Sub-Servicer”); provided, that, in each such delegation: (i) such Sub-Servicer shall agree in writing to perform the delegated duties and obligations of the Servicer pursuant to the terms hereof, (ii) the Servicer shall remain liable for the performance of the duties and obligations so delegated, (iii) the Seller, the Administrative Agent, each Purchaser and each Group Agent shall have the right to look solely to the Servicer for performance, (iv) the terms of any agreement with any Sub-Servicer shall provide that the Administrative Agent may terminate such agreement upon the termination of the Servicer hereunder by giving notice of its desire to terminate such agreement to the Servicer (and the Servicer shall provide appropriate notice to each such Sub-Servicer) and (v) if such Sub-Servicer is not an Affiliate of the Parent, the Administrative Agent and the Majority Group Agents shall have consented in writing in advance to such delegation.
SECTION 9.02.     Duties of the Servicer.
(a)    The Servicer shall take or cause to be taken all such action as may be necessary or reasonably advisable to service, administer and collect each Pool Receivable from time to time, all in accordance with this Agreement and all Applicable Laws, with reasonable care and diligence, and in accordance with the Credit and Collection Policy and consistent with the past practices of the Originators. The Servicer shall set aside, for the accounts of each Group, the amount of Collections to which each such Group is entitled in accordance with Article IV hereof. The Servicer may, in accordance with the Credit and Collection Policy and consistent with past practices of the Originators, take such action, including modifications, waivers or restructurings of Pool Receivables and related Contracts, as the Servicer may reasonably determine to be appropriate to maximize Collections thereof or reflect adjustments expressly permitted under the Credit and Collection Policy or as expressly required under Applicable Laws or the applicable Contract; provided, that for purposes of this Agreement: (i) such action shall not, and shall not be deemed to, change the number of days such Pool Receivable has remained unpaid from the date of the original due date related to

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such Pool Receivable, (ii) such action shall not alter the status of such Pool Receivable as a Delinquent Receivable or a Defaulted Receivable or limit the rights of any Secured Party under this Agreement or any other Transaction Document and (iii) if an Event of Termination has occurred and is continuing, the Servicer may take such action only upon the prior written consent of the Administrative Agent. The Seller shall deliver to the Servicer and the Servicer shall hold for the benefit of the Administrative Agent (individually and for the benefit of each Group), in accordance with their respective interests, all records and documents (including computer tapes or disks) with respect to each Pool Receivable. Notwithstanding anything to the contrary contained herein, if an Event of Termination has occurred and is continuing, the Administrative Agent may direct the Servicer to commence or settle any legal action to enforce collection of any Pool Receivable that is a Defaulted Receivable or to foreclose upon or repossess any Related Security with respect to any such Defaulted Receivable.
(b)    The Servicer’s obligations hereunder shall terminate on the Final Payout Date. Promptly following the Final Payout date, the Servicer shall deliver to the Seller all books, records and related materials that the Seller previously provided to the Servicer, or that have been obtained by the Servicer, in connection with this Agreement.
SECTION 9.03.     Blocked Account Arrangements. Prior to the Closing Date, the Seller shall have entered into Account Control Agreements with all of the Blocked Account Banks and delivered executed counterparts of each to the Administrative Agent. Upon the occurrence and during the continuance of an Event of Termination or Non-Reinvestment Event, the Administrative Agent may (with the consent of the Majority Group Agents) and shall (upon the direction of the Majority Group Agents) at any time thereafter give notice to each Blocked Account Bank that the Administrative Agent is exercising its rights under the Account Control Agreements to do any or all of the following: (a) to have the exclusive ownership and control of the Blocked Accounts and the Blocked Accounts transferred to the Administrative Agent (for the benefit of the Secured Parties) and to exercise exclusive dominion and control over the funds deposited therein, (b) to have the proceeds that are sent to the respective Blocked Accounts redirected pursuant to the Administrative Agent’s instructions rather than deposited in the applicable Blocked Account and (c) to take any or all other actions permitted under the applicable Account Control Agreement. The Seller hereby agrees that if the Administrative Agent at any time takes any action set forth in the preceding sentence, the Administrative Agent shall have exclusive control (for the benefit of the Secured Parties) of the proceeds (including Collections) of all Pool Receivables and the Seller hereby further agrees to take any other action that the Administrative Agent may reasonably request to transfer such control. Any proceeds of Pool Receivables received by the Seller or the Servicer thereafter shall be sent immediately to, or as otherwise instructed by, the Administrative Agent.
SECTION 9.04.     Enforcement Rights.
(a)    At any time following the occurrence and during the continuation of an Event of Termination or, solely in the case of clauses (iv) and (vi) below, a Non-Reinvestment Event:
(i)    the Administrative Agent (at the Seller’s expense) may direct the Obligors that payment of all amounts payable under any Pool Receivable is to be made directly to the Administrative Agent or its designee and, without limiting the foregoing, the

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Administrative Agent may (and at the direction of the Majority Group Agents, shall) direct Obligors to cease remitting Collections to the Collection Accounts or Lock-Boxes and remit payments of Collections to the Blocked Accounts or such other accounts as the Administrative Agent may so designate;
(ii)    the Administrative Agent may instruct the Seller or the Servicer to give notice of the Secured Parties’ interest in Pool Receivables to each Obligor, which notice shall direct that payments be made directly to the Administrative Agent or its designee (on behalf of the Secured Parties), and the Seller or the Servicer, as the case may be, shall give such notice at the expense of the Seller or the Servicer, as the case may be; provided, that if the Seller or the Servicer, as the case may be, fails to so notify each Obligor within two (2) Business Days following instruction by the Administrative Agent, the Administrative Agent (at the Seller’s or the Servicer’s, as the case may be, expense) may so notify the Obligors;
(iii)    the Administrative Agent may request the Servicer to, and upon such request the Servicer shall segregate all cash, checks and other instruments received by it from time to time constituting Collections in a manner reasonably acceptable to the Administrative Agent and, promptly upon receipt, remit all such cash, checks and instruments, duly endorsed or with duly executed instruments of transfer, to the Administrative Agent or its designee;
(iv)    notify the Blocked Account Banks that the Seller and the Servicer will no longer have any access to the Blocked Accounts;
(v)    the Administrative Agent may (or, at the direction of the Majority Group Agents shall) replace the Person then acting as Servicer; and
(vi)    the Administrative Agent may collect any amounts due from an Originator under the Purchase and Sale Agreement or the Performance Guarantor under the Performance Guaranty.
(b)    The Seller hereby authorizes the Administrative Agent (on behalf of the Secured Parties), and irrevocably appoints the Administrative Agent as its attorney-in-fact with full power of substitution and with full authority in the place and stead of the Seller, which appointment is coupled with an interest, to take any and all steps in the name of the Seller and on behalf of the Seller necessary or desirable, in the reasonable determination of the Administrative Agent, after the occurrence and during the continuation of an Event of Termination, to collect any and all amounts or portions thereof due under any and all Support Assets, including endorsing the name of the Seller on checks and other instruments representing Collections and enforcing such Support Assets. Notwithstanding anything to the contrary contained in this subsection, none of the powers conferred upon such attorney-in-fact pursuant to the preceding sentence shall subject such attorney-in-fact to any liability if any action taken by it shall prove to be inadequate or invalid, nor shall they confer any obligations upon such attorney-in-fact in any manner whatsoever.
(c)    The Servicer hereby authorizes the Administrative Agent (on behalf of the Secured Parties), and irrevocably appoints the Administrative Agent as its attorney-in-fact with full

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power of substitution and with full authority in the place and stead of the Servicer, which appointment is coupled with an interest, to take any and all steps in the name of the Servicer and on behalf of the Servicer necessary or desirable, in the reasonable determination of the Administrative Agent, after the occurrence and during the continuation of an Event of Termination, to collect any and all amounts or portions thereof due under any and all Support Assets, including endorsing the name of the Servicer on checks and other instruments representing Collections and enforcing such Support Assets. Notwithstanding anything to the contrary contained in this subsection, none of the powers conferred upon such attorney-in-fact pursuant to the preceding sentence shall subject such attorney-in-fact to any liability if any action taken by it shall prove to be inadequate or invalid, nor shall they confer any obligations upon such attorney-in-fact in any manner whatsoever.
SECTION 9.05.     Responsibilities of the Seller.
(a)    Anything herein to the contrary notwithstanding, the Seller shall: (i) perform all of its obligations, if any, under the Contracts related to the Pool Receivables to the same extent as if interests in such Pool Receivables had not been transferred hereunder, and the exercise by the Administrative Agent, or any other Purchaser Party of their respective rights hereunder shall not relieve the Seller from such obligations and (ii) pay when due any taxes, including any sales taxes payable in connection with the Pool Receivables and their creation and satisfaction. None of the Purchaser Parties shall have any obligation or liability with respect to any Support Assets, nor shall any of them be obligated to perform any of the obligations of the Seller, the Servicer or any Originator thereunder.
(b)    CSC hereby irrevocably agrees that if at any time it shall cease to be the Servicer hereunder, it shall act (if the then-current Servicer so requests) as the data-processing agent of the Servicer and, in such capacity, CSC shall conduct the data-processing functions of the administration of the Receivables and the Collections thereon in substantially the same way that CSC conducted such data-processing functions while it acted as the Servicer. In connection with any such processing functions, the Seller shall pay to CSC its reasonable out-of-pocket costs and expenses from the Seller’s own funds (subject to the priority of payments set forth in Section 4.01).
SECTION 9.06.     Servicing Fee.
(a)    Subject to clause (b) below, the Seller shall pay the Servicer a fee (the “Servicing Fee”) equal to 1.00% per annum (the “Servicing Fee Rate”) of the daily average aggregate Outstanding Balance of the Pool Receivables. Accrued Servicing Fees shall be payable from Collections to the extent of available funds in accordance with Section 4.01.
(b)    If the Servicer ceases to be CSC or an Affiliate thereof, the Servicing Fee shall be the greater of: (i) the amount calculated pursuant to clause (a) above and (ii) an alternative amount specified by the successor Servicer not to exceed 110% of the aggregate reasonable costs and expenses incurred by such successor Servicer in connection with the performance of its obligations as Servicer hereunder.

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ARTICLE X

EVENTS OF TERMINATION

SECTION 10.01.     Events of Termination. If any of the following events (each an “Event of Termination”) shall occur:

(a)    (i) the Seller, any Originator, the Performance Guarantor or the Servicer shall fail to perform or observe any term, covenant or agreement under this Agreement or any other Transaction Document (other than any such failure which would constitute an Event of Termination under clause (ii) or (iii) of this paragraph (a)), and such failure, solely to the extent capable of cure, shall continue for thirty (30) days after the earlier to occur of (A) written notice thereof having been given to the Seller, any Originator, the Performance Guarantor or the Servicer by the Administrative Agent or any Purchaser or (B) actual knowledge thereof by the Seller, any Originator, the Performance Guarantor or the Servicer of such failure; (ii) the Seller, any Originator, the Performance Guarantor or the Servicer shall fail to make when due (x) any payment or deposit to be made by it under this Agreement or any other Transaction Document (including, for the avoidance of doubt, any remittance required to be made from a Collection Account or Lock-Box to a Blocked Account pursuant to Section 8.01(h) or 8.02(f)) and such failure shall continue unremedied for two (2) Business Days  or (iii) CSC shall resign as Servicer, and no successor Servicer reasonably satisfactory to the Administrative Agent shall have been appointed;
(b)    any representation or warranty made or deemed made by the Seller, any Originator, the Performance Guarantor or the Servicer (or any of their respective officers) under or in connection with this Agreement or any other Transaction Document or any information or report delivered by the Seller, any Originator, the Performance Guarantor or the Servicer pursuant to this Agreement or any other Transaction Document (unless such representation or warranty relates solely to one or more specific Pool Receivables and Seller makes a Deemed Collection payment with respect to such Pool Receivable in accordance with Section 4.01(d)), shall prove to have been incorrect or untrue in any material respect when made or deemed made or delivered; provided, however, that such circumstance shall not constitute an Event of Termination pursuant to this clause (b) if, solely to the extent capable of cure, such breach is cured promptly (but not later than fifteen (15) days);
(c)    the Seller or the Servicer shall fail to deliver an Information Package pursuant to this Agreement, and such failure shall remain unremedied for two (2) Business Days;
(d)    this Agreement or any security interest granted pursuant to this Agreement or any other Transaction Document shall for any reason cease to create, or for any reason cease to be, a valid and enforceable first priority perfected security interest in favor of the Administrative Agent with respect to the Support Assets, free and clear of any Adverse Claim (other than Permitted Adverse Claims);
(e)    the Seller, any Originator, the Performance Guarantor or the Servicer shall generally not pay its debts as such debts become due, or shall admit in writing its inability to pay its debts generally, or shall make a general assignment for the benefit of creditors; or any Insolvency Proceeding shall be instituted by or against the Seller, any Originator, the Performance Guarantor

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or the Servicer and, in the case of any such proceeding instituted against such Person (but not instituted by such Person), either such proceeding shall remain undismissed or unstayed for a period of sixty (60) consecutive days, or any of the actions sought in such proceeding (including the entry of an order for relief against, or the appointment of a receiver, trustee, custodian or other similar official for, it or for any substantial part of its property) shall occur; or the Seller, any Originator, the Performance Guarantor or the Servicer shall take any corporate or organizational action to authorize any of the actions set forth above in this paragraph;
(f)    a Change in Control shall occur;
(g)    a Capital Coverage Deficit shall occur, and shall not have been cured within three (3) Business Days;
(h)    (i) the Seller shall fail to pay any principal of or premium or interest on any of its Debt when the same becomes due and payable (whether by scheduled maturity, required prepayment, acceleration, demand or otherwise), and such failure shall continue after the applicable grace period, if any, specified in the agreement, mortgage, indenture or instrument relating to such Debt (whether or not such failure shall have been waived under the related agreement); (ii) any Originator, the Performance Guarantor or the Servicer, or any Significant Subsidiary, individually or in the aggregate, shall fail to pay any principal of or premium or interest on any of its Debt that is outstanding in a principal amount of at least $250,000,000 in the aggregate when the same becomes due and payable (whether by scheduled maturity, required prepayment, acceleration, demand or otherwise), and such failure shall continue after the applicable grace period, if any, specified in the agreement, mortgage, indenture or instrument relating to such Debt (whether or not such failure shall have been waived under the related agreement); (iii) any other event shall occur or condition shall exist under any agreement, mortgage, indenture or instrument relating to any such Debt (as referred to in clause (i) or (ii) of this paragraph) and shall continue after the applicable grace period, if any, specified in such agreement, mortgage, indenture or instrument (whether or not such failure shall have been waived under the related agreement), if the effect of such event or condition is to give the applicable debtholders the right (whether acted upon or not) to accelerate the maturity of such Debt (as referred to in clause (i) or (ii) of this paragraph) or to terminate the commitment of any lender thereunder; or (iv) any such Debt (as referred to in clause (i) or (ii) of this paragraph) shall be declared to be due and payable, or required to be prepaid (other than by a regularly scheduled required prepayment), redeemed, purchased or defeased, or an offer to repay, redeem, purchase or defease such Debt shall be required to be made or the commitment of any lender thereunder terminated, in each case before the stated maturity thereof;
(i)    the Seller shall fail (x) at any time (other than for ten (10) Business Days following notice of the death or resignation of any Independent Director) to have an Independent Director who satisfies each requirement and qualification specified in Section 8.03(c) of this Agreement for Independent Directors, on the Seller’s board of directors or (y) to timely notify the Administrative Agent of any replacement or appointment of any director that is to serve as an Independent Director on the Seller’s board of directors as required pursuant to Section 8.03(c) of this Agreement;

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(j)    (i) there occurs one or more ERISA Events which individually or in the aggregate results in liability to CSC or any of its ERISA Affiliates in excess of $250,000,000 over the amount previously reflected for any such liabilities, in accordance with GAAP, on the financial statements delivered pursuant to Section 8.02(b)(v); or (ii) CSC or any ERISA Affiliate shall have been notified by the sponsor of a Multiemployer Plan that it has incurred an aggregate Withdrawal Liability for all years to such Multiemployer Plan in an amount that, when aggregated with all other amounts required to be paid to Multiemployer Plans by CSC and its ERISA Affiliates as Withdrawal Liability (determined as of the date of such notification), exceeds $250,000,000; or (iii) CSC or any ERISA Affiliate shall have been notified by the sponsor of a Multiemployer Plan that such Multiemployer Plan is insolvent, in reorganization or is being terminated or has been determined to be “endangered” or “critical” status, within the meaning of Title IV or ERISA, if as a result of such event the aggregate annual contributions of CSC and its ERISA Affiliates to all Multiemployer Plans that are then insolvent or being terminated or have been determined to be in endangered or critical status have been or will be increased over the amounts contributed to such Multiemployer Plans for the plan year of such Multiemployer Plan immediately preceding the plan year in which the event occurs by an amount exceeding, in each case, a liability to CSC or its ERISA Affiliates of more than $250,000,000;
(k)    the Seller shall be required to register as an “investment company” within the meaning of the Investment Company Act;
(l)    any material provision of this Agreement or any other Transaction Document shall cease to be in full force and effect or any of the Seller, any Originator, the Performance Guarantor or the Servicer (or any of their respective Affiliates) shall so state in writing; or
(m)    any judgment or order for the payment of money in excess of $250,000,000 (or solely with respect to the Seller, $15,775) shall be rendered against the Seller, any Originator, the Performance Guarantor or the Servicer, or any Significant Subsidiary of any and is not promptly paid by the Seller, such Originator, the Performance Guarantor or the Servicer or any such Significant Subsidiary and either (i) enforcement proceedings shall have been commenced by any creditor upon such judgment or order or (ii) there shall be any period of thirty (30) consecutive days during which a stay of enforcement of such judgment or order, by reason of a pending appeal or otherwise, shall not be in effect; provided, however, that any such judgment or order shall not be an Event of Termination under this Section 10.01(m) if and to the extent that (x) the amount of such judgment or order is covered by a valid and binding policy of insurance covering payment thereof, (y) such insurer shall be rated at least “A-“ by A.M. Best Company and CSC deems the recovery as “probable” in its financial statements and (z) such insurer has been notified of, and has not disputed the claim made for payment of, the amount of such judgment or order;
then, and in any such event, the Administrative Agent may (or, at the direction of the Majority Group Agents shall) by notice to the Seller (x) declare the Termination Date to have occurred (in which case the Termination Date shall be deemed to have occurred), (y) declare the Seller Obligation Final Due Date to have occurred (in which case the Seller Obligation Final Due Date shall be deemed to have occurred) and (z) declare the Aggregate Capital and all other Seller Obligations to be immediately due and payable (in which case the Aggregate Capital and all other Seller Obligations shall be immediately due and payable); provided that, automatically upon the occurrence of any

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event (without any requirement for the giving of notice) described in subsection (e) of this Section 10.01 with respect to the Seller, the Termination Date shall occur and the Aggregate Capital and all other Seller Obligations shall be immediately due and payable. Upon any such declaration or designation or upon such automatic termination, the Administrative Agent and the other Secured Parties shall have, in addition to the rights and remedies which they may have under this Agreement and the other Transaction Documents, all other rights and remedies provided after default under the UCC and under other Applicable Law, which rights and remedies shall be cumulative. Any proceeds from liquidation of the Support Assets shall be applied in the order of priority set forth in Section 4.01.
ARTICLE XI

THE ADMINISTRATIVE AGENT

SECTION 11.01.     Authorization and Action. Each Purchaser Party hereby appoints and authorizes the Administrative Agent to take such action as agent on its behalf and to exercise such powers under this Agreement as are delegated to the Administrative Agent by the terms hereof, together with such powers as are reasonably incidental thereto. The Administrative Agent shall not have any duties other than those expressly set forth in the Transaction Documents, and no implied obligations or liabilities shall be read into any Transaction Document, or otherwise exist, against the Administrative Agent. The Administrative Agent does not assume, nor shall it be deemed to have assumed, any obligation to, or relationship of trust or agency with, the Seller or any Affiliate thereof or any Purchaser Party except for any obligations expressly set forth herein. Notwithstanding any provision of this Agreement or any other Transaction Document, in no event shall the Administrative Agent ever be required to take any action which exposes the Administrative Agent to personal liability or which is contrary to any provision of any Transaction Document or Applicable Law.
SECTION 11.02.     Administrative Agent’s Reliance, Etc. Neither the Administrative Agent nor any of its directors, officers, agents or employees shall be liable for any action taken or omitted to be taken by it or them as Administrative Agent under or in connection with this Agreement (including, without limitation, the Administrative Agent’s servicing, administering or collecting Pool Receivables in the event it replaces the Servicer in such capacity pursuant to Section 9.01), in the absence of its or their own gross negligence or willful misconduct. Without limiting the generality of the foregoing, the Administrative Agent: (a) may consult with legal counsel (including counsel for any Purchaser Party or the Servicer), independent certified public accountants and other experts selected by it and shall not be liable for any action taken or omitted to be taken in good faith by it in accordance with the advice of such counsel, accountants or experts; (b) makes no warranty or representation to any Purchaser Party (whether written or oral) and shall not be responsible to any Purchaser Party for any statements, warranties or representations (whether written or oral) made by any other party in or in connection with this Agreement; (c) shall not have any duty to ascertain or to inquire as to the performance or observance of any of the terms, covenants or conditions of this Agreement on the part of any Purchaser Party or to inspect the property (including the books and records) of any Purchaser Party; (d) shall not be responsible to any Purchaser Party for the due execution, legality, validity, enforceability, genuineness, sufficiency or value of this Agreement or any other instrument or document furnished pursuant hereto; and (e) shall be entitled to rely, and shall be fully protected in so relying, upon any notice (including notice by telephone), consent,

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certificate or other instrument or writing (which may be by facsimile) believed by it to be genuine and signed or sent by the proper party or parties.
SECTION 11.03.     Administrative Agent and Affiliates. With respect to any Investment or interests therein owned by any Purchaser Party that is also the Administrative Agent, such Purchaser Party shall have the same rights and powers under this Agreement as any other Purchaser Party and may exercise the same as though it were not the Administrative Agent. The Administrative Agent and any of its Affiliates may generally engage in any kind of business with the Seller or any Affiliate thereof and any Person who may do business with or own securities of the Seller or any Affiliate thereof, all as if the Administrative Agent were not the Administrative Agent hereunder and without any duty to account therefor to any other Secured Party.
SECTION 11.04.     Indemnification of Administrative Agent. Each Committed Purchaser agrees to indemnify the Administrative Agent (to the extent not reimbursed by the Seller or any Affiliate thereof), ratably according to the respective Percentage of such Committed Purchaser, from and against any and all liabilities, obligations, losses, damages, penalties, actions, judgments, suits, costs, expenses or disbursements of any kind or nature whatsoever which may be imposed on, incurred by, or asserted against the Administrative Agent in any way relating to or arising out of this Agreement or any other Transaction Document or any action taken or omitted by the Administrative Agent under this Agreement or any other Transaction Document; provided that no Committed Purchaser shall be liable for any portion of such liabilities, obligations, losses, damages, penalties, actions, judgments, suits, costs, expenses or disbursements resulting from the Administrative Agent’s gross negligence or willful misconduct.
SECTION 11.05.     Delegation of Duties. The Administrative Agent may execute any of its duties through agents or attorneys-in-fact and shall be entitled to advice of counsel concerning all matters pertaining to such duties. The Administrative Agent shall not be responsible for the negligence or misconduct of any agents or attorneys-in-fact selected by it with reasonable care.
SECTION 11.06.     Action or Inaction by Administrative Agent. The Administrative Agent shall in all cases be fully justified in failing or refusing to take action under any Transaction Document unless it shall first receive such advice or concurrence of the Group Agents or the Majority Group Agents, as the case may be, and assurance of its indemnification by the Committed Purchasers, as it deems appropriate. The Administrative Agent shall in all cases be fully protected in acting, or in refraining from acting, under this Agreement or any other Transaction Document in accordance with a request or at the direction of the Group Agents or the Majority Group Agents, as the case may be, and such request or direction and any action taken or failure to act pursuant thereto shall be binding upon all Purchaser Parties. The Purchaser Parties and the Administrative Agent agree that unless any action to be taken by the Administrative Agent under a Transaction Document (i) specifically requires the advice or concurrence of all Group Agents or (ii) may be taken by the Administrative Agent alone or without any advice or concurrence of any Group Agent, then the Administrative Agent may take action based upon the advice or concurrence of the Majority Group Agents.

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SECTION 11.07.     Notice of Events of Termination or Non-Reinvestment Events; Action by Administrative Agent. The Administrative Agent shall not be deemed to have knowledge or notice of the occurrence of any Event of Termination, Non-Reinvestment Event, Unmatured Event of Termination or Unmatured Non-Reinvestment Event unless the Administrative Agent has received notice from any Purchaser Party, the Servicer or the Seller stating that an Event of Termination, Non-Reinvestment Event, Unmatured Event of Termination or Unmatured Non-Reinvestment Event has occurred hereunder and describing such Event of Termination, Non-Reinvestment Event, Unmatured Event of Termination or Unmatured Non-Reinvestment Event. If the Administrative Agent receives such a notice, it shall promptly give notice thereof to each Group Agent, whereupon each Group Agent shall promptly give notice thereof to its respective Conduit Purchaser(s) and Related Committed Purchaser(s). The Administrative Agent may (but shall not be obligated to) take such action, or refrain from taking such action, concerning an Event of Termination, Non-Reinvestment Event, Unmatured Event of Termination or Unmatured Non-Reinvestment Event or any other matter hereunder as the Administrative Agent deems advisable and in the best interests of the Secured Parties.
SECTION 11.08.     Non-Reliance on Administrative Agent and Other Parties. Each Purchaser Party expressly acknowledges that neither the Administrative Agent nor any of its directors, officers, agents or employees has made any representations or warranties to it and that no act by the Administrative Agent hereafter taken, including any review of the affairs of the Seller or any Affiliate thereof, shall be deemed to constitute any representation or warranty by the Administrative Agent. Each Purchaser Party represents and warrants to the Administrative Agent that, independently and without reliance upon the Administrative Agent or any other Purchaser Party and based on such documents and information as it has deemed appropriate, it has made and will continue to make its own appraisal of, and investigation into, the business, operations, property, prospects, financial and other conditions and creditworthiness of the Seller, each Originator, the Performance Guarantor or the Servicer and the Pool Receivables and its own decision to enter into this Agreement and to take, or omit, action under any Transaction Document. Except for items expressly required to be delivered under any Transaction Document by the Administrative Agent to any Purchaser Party, the Administrative Agent shall not have any duty or responsibility to provide any Purchaser Party with any information concerning the Seller, any Originator, the Performance Guarantor or the Servicer that comes into the possession of the Administrative Agent or any of its directors, officers, agents, employees, attorneys-in-fact or Affiliates.
SECTION 11.09.     Successor Administrative Agent.
(a)    The Administrative Agent may, upon at least thirty (30) days’ notice to the Seller, the Servicer and each Group Agent, resign as Administrative Agent. Except as provided below, such resignation shall not become effective until a successor Administrative Agent is appointed by the Majority Group Agents with the written consent of the Parent (such consent not to be unreasonably withheld, conditioned or delayed; provided, however, that such consent shall not be required if an Event of Termination, Non-Reinvestment Event, Unmatured Event of Termination or Unmatured Non-Reinvestment Event has occurred and is continuing) as a successor Administrative Agent and has accepted such appointment. If no successor Administrative Agent shall have been so appointed by the Majority Group Agents pursuant to the immediately preceding sentence, within ninety (90) days after the departing Administrative Agent’s giving of notice of

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resignation, the departing Administrative Agent may, on behalf of the Secured Parties, appoint a successor Administrative Agent as successor Administrative Agent. If no successor Administrative Agent shall have been so appointed by the Majority Group Agents within one hundred twenty (120) days after the departing Administrative Agent’s giving of notice of resignation, the departing Administrative Agent may, on behalf of the Secured Parties, petition a court of competent jurisdiction to appoint a successor Administrative Agent.
(b)    Upon such acceptance of its appointment as Administrative Agent hereunder by a successor Administrative Agent, such successor Administrative Agent shall succeed to and become vested with all the rights and duties of the resigning Administrative Agent, and the resigning Administrative Agent shall be discharged from its duties and obligations under the Transaction Documents. After any resigning Administrative Agent’s resignation hereunder, the provisions of this Article XI and Article XIII shall inure to its benefit as to any actions taken or omitted to be taken by it while it was the Administrative Agent.
SECTION 11.10.     Structuring Agent. Each of the parties hereto hereby acknowledges and agrees that the Structuring Agent shall not have any right, power, obligation, liability, responsibility or duty under this Agreement, other than the Structuring Agent’s right to receive fees pursuant to Section 2.03. Each Purchaser Party acknowledges that it has not relied, and will not rely, on the Structuring Agent in deciding to enter into this Agreement and to take, or omit to take, any action under any Transaction Document.
ARTICLE XII

THE GROUP AGENTS

SECTION 12.01.     Authorization and Action. Each Purchaser Party that belongs to a Group hereby appoints and authorizes the Group Agent for such Group to take such action as agent on its behalf and to exercise such powers under this Agreement as are delegated to such Group Agent by the terms hereof, together with such powers as are reasonably incidental thereto. No Group Agent shall have any duties other than those expressly set forth in the Transaction Documents, and no implied obligations or liabilities shall be read into any Transaction Document, or otherwise exist, against any Group Agent. No Group Agent assumes, nor shall it be deemed to have assumed, any obligation to, or relationship of trust or agency with the Seller or any Affiliate thereof, any Purchaser except for any obligations expressly set forth herein. Notwithstanding any provision of this Agreement or any other Transaction Document, in no event shall any Group Agent ever be required to take any action which exposes such Group Agent to personal liability or which is contrary to any provision of any Transaction Document or Applicable Law.
SECTION 12.02.     Group Agent’s Reliance, Etc. No Group Agent nor any of its directors, officers, agents or employees shall be liable for any action taken or omitted to be taken by it or them as a Group Agent under or in connection with this Agreement or any other Transaction Documents in the absence of its or their own gross negligence or willful misconduct. Without limiting the generality of the foregoing, a Group Agent: (a) may consult with legal counsel (including counsel for the Administrative Agent, the Seller or the Servicer), independent certified public accountants and other experts selected by it and shall not be liable for any action taken or omitted

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to be taken in good faith by it in accordance with the advice of such counsel, accountants or experts; (b) makes no warranty or representation to any Purchaser Party (whether written or oral) and shall not be responsible to any Purchaser Party for any statements, warranties or representations (whether written or oral) made by any other party in or in connection with this Agreement or any other Transaction Document; (c) shall not have any duty to ascertain or to inquire as to the performance or observance of any of the terms, covenants or conditions of this Agreement or any other Transaction Document on the part of the Seller or any Affiliate thereof or any other Person or to inspect the property (including the books and records) of the Seller or any Affiliate thereof; (d) shall not be responsible to any Purchaser Party for the due execution, legality, validity, enforceability, genuineness, sufficiency or value of this Agreement, any other Transaction Documents or any other instrument or document furnished pursuant hereto; and (e) shall be entitled to rely, and shall be fully protected in so relying, upon any notice (including notice by telephone), consent, certificate or other instrument or writing (which may be by facsimile) believed by it to be genuine and signed or sent by the proper party or parties.
SECTION 12.03.     Group Agent and Affiliates. With respect to any Investment or interests therein owned by any Purchaser Party that is also a Group Agent, such Purchaser Party shall have the same rights and powers under this Agreement as any other Purchaser and may exercise the same as though it were not a Group Agent. A Group Agent and any of its Affiliates may generally engage in any kind of business with the Seller or any Affiliate thereof and any Person who may do business with or own securities of the Seller or any Affiliate thereof or any of their respective Affiliates, all as if such Group Agent were not a Group Agent hereunder and without any duty to account therefor to any other Secured Party.
SECTION 12.04.     Indemnification of Group Agents. Each Committed Purchaser in any Group agrees to indemnify the Group Agent for such Group (to the extent not reimbursed by the Seller or any Affiliate thereof), ratably according to the proportion of the Percentage of such Committed Purchaser to the aggregate Percentages of all Committed Purchasers in such Group, from and against any and all liabilities, obligations, losses, damages, penalties, actions, judgments, suits, costs, expenses or disbursements of any kind or nature whatsoever which may be imposed on, incurred by, or asserted against such Group Agent in any way relating to or arising out of this Agreement or any other Transaction Document or any action taken or omitted by such Group Agent under this Agreement or any other Transaction Document; provided that no Committed Purchaser shall be liable for any portion of such liabilities, obligations, losses, damages, penalties, actions, judgments, suits, costs, expenses or disbursements resulting from such Group Agent’s gross negligence or willful misconduct.
SECTION 12.05.     Delegation of Duties. Each Group Agent may execute any of its duties through agents or attorneys-in-fact and shall be entitled to advice of counsel concerning all matters pertaining to such duties. No Group Agent shall be responsible for the negligence or misconduct of any agents or attorneys-in-fact selected by it with reasonable care.
SECTION 12.06.     Notice of Events of Termination and Non-Reinvestment Events. No Group Agent shall be deemed to have knowledge or notice of the occurrence of any Event of Termination, Non-Reinvestment Event, Unmatured Event of Termination or Unmatured Non-Reinvestment Event unless such Group Agent has received notice from the Administrative Agent,

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any other Group Agent, any other Purchaser Party, the Servicer or the Seller stating that an Event of Termination, Non-Reinvestment Event, Unmatured Event of Termination or Unmatured Non-Reinvestment Event has occurred hereunder and describing such Event of Termination, Non-Reinvestment Event, Unmatured Event of Termination or Unmatured Non-Reinvestment Event. If a Group Agent receives such a notice, it shall promptly give notice thereof to the Purchaser Parties in its Group and to the Administrative Agent (but only if such notice received by such Group Agent was not sent by the Administrative Agent). A Group Agent may take such action concerning an Event of Termination, Non-Reinvestment Event, Unmatured Event of Termination or Unmatured Non-Reinvestment Event as may be directed by Committed Purchasers in its Group representing a majority of the Commitments in such Group (subject to the other provisions of this Article XII), but until such Group Agent receives such directions, such Group Agent may (but shall not be obligated to) take such action, or refrain from taking such action, as such Group Agent deems advisable and in the best interests of the Conduit Purchasers and Committed Purchasers in its Group.
SECTION 12.07.     Non-Reliance on Group Agent and Other Parties. Each Purchaser Party expressly acknowledges that neither the Group Agent for its Group nor any of such Group Agent’s directors, officers, agents or employees has made any representations or warranties to it and that no act by such Group Agent hereafter taken, including any review of the affairs of the Seller or any Affiliate thereof, shall be deemed to constitute any representation or warranty by such Group Agent. Each Purchaser Party represents and warrants to the Group Agent for its Group that, independently and without reliance upon such Group Agent, any other Group Agent, the Administrative Agent or any other Purchaser Party and based on such documents and information as it has deemed appropriate, it has made and will continue to make its own appraisal of, and investigation into, the business, operations, property, prospects, financial and other conditions and creditworthiness of the Seller or any Affiliate thereof and the Receivables and its own decision to enter into this Agreement and to take, or omit, action under any Transaction Document. Except for items expressly required to be delivered under any Transaction Document by a Group Agent to any Purchaser Party in its Group, no Group Agent shall have any duty or responsibility to provide any Purchaser Party in its Group with any information concerning the Seller or any Affiliate thereof that comes into the possession of such Group Agent or any of its directors, officers, agents, employees, attorneys-in-fact or Affiliates.
SECTION 12.08.     Successor Group Agent. Any Group Agent may, upon at least thirty (30) days’ notice to the Administrative Agent, the Seller, the Servicer and the Purchaser Parties in its Group, resign as Group Agent for its Group. Such resignation shall not become effective until a successor Group Agent is appointed by the Purchaser(s) in such Group. Upon such acceptance of its appointment as Group Agent for such Group hereunder by a successor Group Agent, such successor Group Agent shall succeed to and become vested with all the rights and duties of the resigning Group Agent, and the resigning Group Agent shall be discharged from its duties and obligations under the Transaction Documents. After any resigning Group Agent’s resignation hereunder, the provisions of this Article XII and Article XIII shall inure to its benefit as to any actions taken or omitted to be taken by it while it was a Group Agent.
SECTION 12.09.     Reliance on Group Agent. Unless otherwise advised in writing by a Group Agent or by any Purchaser Party in such Group Agent’s Group, each party to this Agreement may assume that (i) such Group Agent is acting for the benefit and on behalf of each of the Purchaser

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Parties in its Group, as well as for the benefit of each assignee or other transferee from any such Person and (ii) each action taken by such Group Agent has been duly authorized and approved by all necessary action on the part of the Purchaser Parties in its Group.
ARTICLE XIII

INDEMNIFICATION

SECTION 13.01.     Indemnities by the Seller.
(a)    Without limiting any other rights that the Administrative Agent, the Purchaser Parties, the Affected Persons and their respective assigns, officers, directors, agents and employees (each, a “Seller Indemnified Party”) may have hereunder or under Applicable Law, the Seller hereby agrees to indemnify each Seller Indemnified Party from and against any and all claims, losses and liabilities (including Attorney Costs) (all of the foregoing being collectively referred to as “Seller Indemnified Amounts”) arising out of or resulting from this Agreement or any other Transaction Document or the use of proceeds of the Investments or the security interest in respect of any Pool Receivable or any other Support Assets; excluding, however, (a) Seller Indemnified Amounts to the extent a final non-appealable judgment of a court of competent jurisdiction holds that such Seller Indemnified Amounts resulted from the gross negligence or willful misconduct by the Seller Indemnified Party seeking indemnification and (b) Taxes that are covered by Section 5.03. Without limiting or being limited by the foregoing, the Seller shall pay on demand (it being understood that if any portion of such payment obligation is made from Collections, such payment will be made at the time and in the order of priority set forth in Section 4.01), to each Seller Indemnified Party any and all amounts necessary to indemnify such Seller Indemnified Party from and against any and all Seller Indemnified Amounts relating to or resulting from any of the following (but excluding Seller Indemnified Amounts and Taxes described in clauses (a) and (b) above):
(i)    any Pool Receivable which the Seller or the Servicer includes as an Eligible Receivable as part of the Net Receivables Pool Balance but which is not an Eligible Receivable at such time;
(ii)    any representation, warranty or statement made or deemed made by the Seller (or any of its respective officers) under or in connection with this Agreement, any of the other Transaction Documents, any Information Package or any other information or report delivered by or on behalf of the Seller pursuant hereto which shall have been untrue or incorrect when made or deemed made;
(iii)    the failure by the Seller to comply with any Applicable Law with respect to any Pool Receivable or the related Contract; or the failure of any Pool Receivable or the related Contract to conform to any such Applicable Law;
(iv)    the failure to vest in the Administrative Agent a first priority perfected security interest in all or any portion of the Support Assets, in each case free and clear of any Adverse Claim;

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(v)    the failure to have filed, or any delay in filing, financing statements, financing statement amendments, continuation statements or other similar instruments or documents under the UCC of any applicable jurisdiction or other Applicable Laws with respect to any Pool Receivable and the other Support Assets and Collections in respect thereof, whether at the time of any Investment or at any subsequent time;
(vi)    any dispute, claim or defense (other than discharge in bankruptcy) of an Obligor to the payment of any Pool Receivable (including, without limitation, a defense based on such Pool Receivable or the related Contract not being a legal, valid and binding obligation of such Obligor enforceable against it in accordance with its terms), or any other claim resulting from or relating to collection activities with respect to such Pool Receivable;
(vii)    any failure of the Seller to perform any of its duties or obligations in accordance with the provisions hereof and of each other Transaction Document related to Pool Receivables or to timely and fully comply with the Credit and Collection Policy in regard to each Pool Receivable;
(viii)    any products liability, environmental or other claim arising out of or in connection with any Pool Receivable or other merchandise, goods or services which are the subject of or related to any Pool Receivable;
(ix)    the commingling of Collections of Pool Receivables at any time with other funds, including any commingling in any Collection Account;
(x)    any investigation, litigation or proceeding (actual or threatened) related to this Agreement or any other Transaction Document or the use of proceeds of any Investments or in respect of any Pool Receivable or other Support Assets or any related Contract;
(xi)    any failure of the Seller to comply with its covenants, obligations and agreements contained in this Agreement or any other Transaction Document;
(xii)    any setoff with respect to any Pool Receivable;
(xiii)    any claim brought by any Person other than a Seller Indemnified Party arising from any activity by the Seller or any Affiliate of the Seller in servicing, administering or collecting any Pool Receivable;
(xiv)    the failure by the Seller to pay when due any taxes, including, without limitation, sales, excise or personal property taxes;
(xv)    any failure of a Collection Account Bank to comply with the terms of the applicable Account Control Agreement or any amounts payable by the Administrative Agent to a Collection Account Bank under any Account Control Agreement;
(xvi)    any dispute, claim, offset or defense (other than discharge in bankruptcy of the Obligor) of the Obligor to the payment of any Pool Receivable (including,

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without limitation, a defense based on such Pool Receivable or the related Contract not being a legal, valid and binding obligation of such Obligor enforceable against it in accordance with its terms), or any other claim resulting from the sale of goods or the rendering of services related to such Pool Receivable or the furnishing or failure to furnish any such goods or services or other similar claim or defense not arising from the financial inability of any Obligor to pay undisputed indebtedness;
(xvii)    any action taken by the Administrative Agent as attorney-in-fact for the Seller, any Originator or the Servicer pursuant to this Agreement or any other Transaction Document;
(xviii)    the use of proceeds of any Investment; or
(xix)    any reduction in Capital as a result of the distribution of Collections if all or a portion of such distributions shall thereafter be rescinded or otherwise must be returned for any reason.
(b)    Notwithstanding anything to the contrary in this Agreement, solely for purposes of the Seller’s indemnification obligations in clauses (ii), (iii), (vii) and (xi) of this Article XIII, any representation, warranty or covenant qualified by the occurrence or non-occurrence of a material adverse effect or similar concepts of materiality shall be deemed to be not so qualified.
(c)    If for any reason the foregoing indemnification is unavailable to any Seller Indemnified Party or insufficient to hold it harmless, then the Seller shall contribute to such Seller Indemnified Party the amount paid or payable by such Seller Indemnified Party as a result of such loss, claim, damage or liability in such proportion as is appropriate to reflect the relative economic interests of the Seller and its Affiliates on the one hand and such Seller Indemnified Party on the other hand in the matters contemplated by this Agreement as well as the relative fault of the Seller and its Affiliates and such Seller Indemnified Party with respect to such loss, claim, damage or liability and any other relevant equitable considerations. The reimbursement, indemnity and contribution obligations of the Seller under this Section shall be in addition to any liability which the Seller may otherwise have, shall extend upon the same terms and conditions to each Seller Indemnified Party, and shall be binding upon and inure to the benefit of any successors, assigns, heirs and personal representatives of the Seller and the Seller Indemnified Parties.
(d)    Any indemnification or contribution under this Section shall survive the termination of this Agreement.
SECTION 13.02.     Indemnification by the Servicer.
(a)    The Servicer hereby agrees to indemnify and hold harmless the Seller, the Administrative Agent, the Purchaser Parties, the Affected Persons and their respective assigns, officers, directors, agents and employees (each, a “Servicer Indemnified Party”), from and against any loss, liability, expense, damage or injury suffered or sustained by reason of any acts, omissions or alleged acts or omissions arising out of activities of the Servicer pursuant to this Agreement or any other Transaction Document, including any judgment, award, settlement, Attorney Costs and other costs or expenses incurred in connection with the defense of any actual or threatened action,

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proceeding or claim (all of the foregoing being collectively referred to as, “Servicer Indemnified Amounts”); excluding (i) Servicer Indemnified Amounts to the extent a final non-appealable judgment of a court of competent jurisdiction holds that such Servicer Indemnified Amounts resulted from the gross negligence or willful misconduct by the Servicer Indemnified Party seeking indemnification, (ii) Taxes that are covered by Section 5.03 and (iii) Servicer Indemnified Amounts to the extent the same includes losses in respect of Pool Receivables that are uncollectible solely on account of the insolvency, bankruptcy, lack of creditworthiness or other financial inability to pay of the related Obligor. Without limiting or being limited by the foregoing, the Servicer shall pay on demand, to each Servicer Indemnified Party any and all amounts necessary to indemnify such Servicer Indemnified Party from and against any and all Servicer Indemnified Amounts relating to or resulting from any of the following (but excluding Servicer Indemnified Amounts described in clauses (i), (ii) and (iii) above):
(i)    any representation, warranty or statement made or deemed made by the Servicer (or any of its respective officers) under or in connection with this Agreement, any of the other Transaction Documents, any Information Package or any other information or report delivered by or on behalf of the Servicer pursuant hereto which shall have been untrue or incorrect when made or deemed made;
(ii)    the failure by the Servicer to comply with any Applicable Law with respect to any Pool Receivable or the related Contract; or the failure of any Pool Receivable or the related Contract to conform to any such Applicable Law;
(iii)    the commingling of Collections of Pool Receivables at any time with other funds; or
(iv)    any failure of the Servicer to comply with its covenants, obligations and agreements contained in this Agreement or any other Transaction Document.
(b)    If for any reason the foregoing indemnification is unavailable to any Servicer Indemnified Party or insufficient to hold it harmless, then the Servicer shall contribute to the amount paid or payable by such Servicer Indemnified Party as a result of such loss, claim, damage or liability in such proportion as is appropriate to reflect the relative economic interests of the Servicer and its Affiliates on the one hand and such Servicer Indemnified Party on the other hand in the matters contemplated by this Agreement as well as the relative fault of the Servicer and its Affiliates and such Servicer Indemnified Party with respect to such loss, claim, damage or liability and any other relevant equitable considerations. The reimbursement, indemnity and contribution obligations of the Servicer under this Section shall be in addition to any liability which the Servicer may otherwise have, shall extend upon the same terms and conditions to Servicer Indemnified Party, and shall be binding upon and inure to the benefit of any successors, assigns, heirs and personal representatives of the Servicer and the Servicer Indemnified Parties.

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(c)    Any indemnification or contribution under this Section shall survive the termination of this Agreement.
ARTICLE XIV

MISCELLANEOUS

SECTION 14.01.     Amendments, Etc.

(a)    No failure on the part of any Purchaser Party to exercise, and no delay in exercising, any right hereunder shall operate as a waiver thereof; nor shall any single or partial exercise of any right hereunder preclude any other or further exercise thereof or the exercise of any other right. No amendment or waiver of any provision of this Agreement or consent to any departure by any of the Seller or any Affiliate thereof shall be effective unless in a writing signed by the Administrative Agent and the Majority Group Agents (and, in the case of any amendment, also signed by the Seller), and then such amendment, waiver or consent shall be effective only in the specific instance and for the specific purpose for which given; provided, however, that (A) no amendment, waiver or consent shall, unless in writing and signed by the Servicer, affect the rights or duties of the Servicer under this Agreement; and (B) no amendment, waiver or consent shall, unless in writing and signed by the Administrative Agent and each Group Agent:
(i)    change (directly or indirectly) the definitions of Capital Coverage Deficit, Defaulted Receivable, Delinquent Receivable, Eligible Receivable, Facility Limit, Seller Obligation Final Due Date, Net Receivables Pool Balance or Total Reserves contained in this Agreement, or increase the then existing Concentration Percentage for any Obligor or change the calculation of the Capital Coverage Amount;
(ii)    reduce the amount of Capital or Yield that is payable hereunder or delay any scheduled date for payment thereof;
(iii)    change any Event of Termination or Non-Reinvestment Event;
(iv)    release all or a material portion of the Support Assets from the Administrative Agent’s security interest created hereunder;
(v)    release the Performance Guarantor from any of its obligations under the Performance Guaranty or terminate the Performance Guaranty;
(vi)    change any of the provisions of this Section 14.01 or the definition of “Majority Group Agents”; or
(vii)    change the order of priority in which Collections are applied pursuant to Section 4.01.
Notwithstanding the foregoing, (A) no amendment, waiver or consent shall increase any Committed Purchaser’s Commitment hereunder without the consent of such Committed Purchaser, (B) no amendment, waiver or consent shall reduce any Fees payable by the Seller to any member of any Group or delay the dates on which any such Fees are payable, in either case, without the

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consent of the Group Agent for such Group and (C) no consent with respect to any amendment, waiver or other modification of this Agreement shall be required of any Defaulting Purchaser, except with respect to any amendment, waiver or other modification referred to in clauses (i) through (vii) above and then only in the event such Defaulting Purchaser shall be directly affected by such amendment, waiver or other modification.
SECTION 14.02.     Notices, Etc. All notices and other communications hereunder shall, unless otherwise stated herein, be in writing and unless otherwise stated shall be made by email or letter to each party hereto, at its address set forth under its name on Schedule III hereto or at such other address as shall be designated by such party in a written notice to the other parties hereto. All notices, requests and demands shall be deemed to have been duly given or made (a) when dispatched by email during the recipient’s normal business hours when the confirmation showing the completed transmission has been received, or (b) if mailed via a reputable international courier, when it has been left at the relevant address or five (5) Business Days after being delivered to such reputable international courier, in an envelope addressed to the applicable person at that address and to the attention of the person(s) set forth above. Each party to this Agreement shall promptly inform the other parties hereto of any changes in their respective addresses, email address specified herein.
SECTION 14.03.     Assignability; Addition of Purchasers.
(a)    Assignment by Conduit Purchasers. This Agreement and the rights of each Conduit Purchaser hereunder (including its right to receive payments of Capital and Yield) shall be assignable by such Conduit Purchaser and its successors and permitted assigns (i) to any Program Support Provider of such Conduit Purchaser without prior notice to or consent from the Seller or any other party, or any other condition or restriction of any kind, (ii) to any other Purchaser with prior notice to the Seller but without consent from the Seller or (iii) with the prior written consent of the Servicer and Seller (such consent not to be unreasonably withheld, conditioned or delayed; provided, however, that such consent shall not be required if an Event of Termination, Non-Reinvestment Event, Unmatured Event of Termination or Unmatured Non-Reinvestment Event has occurred and is continuing), to any other Eligible Assignee. Each assignor of Capital (or any portion thereof) or any interest therein may, in connection with the assignment or participation, disclose to the assignee or Participant any information relating to the Seller and its Affiliates, including the Receivables, furnished to such assignor by or on behalf of the Seller and its Affiliates or by the Administrative Agent; provided that, prior to any such disclosure, the assignee or Participant agrees to preserve the confidentiality of any confidential information relating to the Seller and its Affiliates received by it from any of the foregoing entities in a manner consistent with Section 14.06(b).
(b)    Assignment by Committed Purchasers. Each Committed Purchaser may assign to any Eligible Assignee or to any other Committed Purchaser all or a portion of its rights and obligations under this Agreement (including, without limitation, all or a portion of its Commitment and any Capital or interests therein owned by it); provided, however that
(i)    except for an assignment by a Committed Purchaser to either an Affiliate of such Committed Purchaser or any other Committed Purchaser (or, with respect to an assignment of Capital, a Conduit Purchaser in such Committed Purchaser’s Group), each such assignment shall require the prior written consent of the Servicer and the Seller

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(such consent not to be unreasonably withheld, conditioned or delayed; provided, however, that such consent shall not be required if an Event of Termination, Non-Reinvestment Event, Unmatured Event of Termination or Unmatured Non-Reinvestment Event has occurred and is continuing);
(ii)    each such assignment shall be of a constant, and not a varying, percentage of all rights and obligations under this Agreement;
(iii)    the amount being assigned pursuant to each such assignment (determined as of the date of the Assignment and Acceptance Agreement with respect to such assignment) shall in no event be less than the lesser of (x) $5,000,000 and (y) all of the assigning Committed Purchaser’s Commitment; and
(iv)    the parties to each such assignment shall execute and deliver to the Administrative Agent, for its acceptance and recording in the Register, an Assignment and Acceptance Agreement.
Upon such execution, delivery, acceptance and recording from and after the effective date specified in such Assignment and Acceptance Agreement, (x) the assignee thereunder shall be a party to this Agreement, and to the extent that rights and obligations under this Agreement have been assigned to it pursuant to such Assignment and Acceptance Agreement, have the rights and obligations of a Committed Purchaser hereunder and (y) the assigning Committed Purchaser shall, to the extent that rights and obligations have been assigned by it pursuant to such Assignment and Acceptance Agreement, relinquish such rights and be released from such obligations under this Agreement (and, in the case of an Assignment and Acceptance Agreement covering all or the remaining portion of an assigning Committed Purchaser’s rights and obligations under this Agreement, such Committed Purchaser shall cease to be a party hereto).
(c)    Register. The Administrative Agent shall, acting solely for this purpose as an agent of the Seller, maintain at its address referred to on Schedule III of this Agreement (or such other address of the Administrative Agent notified by the Administrative Agent to the other parties hereto) a copy of each Assignment and Acceptance Agreement delivered to and accepted by it and a register for the recordation of the names and addresses of the Committed Purchasers and the Conduit Purchasers, the Commitment of each Committed Purchaser and the aggregate outstanding Capital (and stated Yield) of each Conduit Purchaser and Committed Purchaser from time to time (the “Register”). The entries in the Register shall be conclusive and binding for all purposes, absent manifest error, and the Seller, the Servicer, the Administrative Agent, the Group Agents, and the other Purchaser Parties may treat each Person whose name is recorded in the Register as a Committed Purchaser or Conduit Purchaser, as the case may be, under this Agreement for all purposes of this Agreement. The Register shall be available for inspection by the Seller, the Servicer, any Group Agent, any Conduit Purchaser or any Committed Purchaser at any reasonable time and from time to time upon reasonable prior notice.

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(d)    Procedure. Upon its receipt of an Assignment and Acceptance Agreement executed and delivered by an assigning Committed Purchaser and an Eligible Assignee or assignee Committed Purchaser, the Administrative Agent shall, if such Assignment and Acceptance Agreement has been duly completed, (i) accept such Assignment and Acceptance Agreement, (ii) record the information contained therein in the Register and (iii) give prompt notice thereof to the Seller and the Servicer.
(e)    Participations. Each Committed Purchaser may sell participations to one or more Eligible Assignees (each, a “Participant”) in or to all or a portion of its rights and/or obligations under this Agreement (including, without limitation, all or a portion of its Commitment and its Capital and Yield thereon); provided, however, that
(i)    such Committed Purchaser’s obligations under this Agreement (including, without limitation, its Commitment to the Seller hereunder) shall remain unchanged;
(ii)    such Committed Purchaser shall remain solely responsible to the other parties to this Agreement for the performance of such obligations; and
(iii)    no Committed Purchaser shall agree with a Participant to restrict such Committed Purchaser’s right to agree to any amendment hereto, except amendments that require the consent of all Committed Purchasers or all Group Agents.
The Administrative Agent, the Group Agents, the Conduit Purchasers, the other Committed Purchasers, the Seller and the Servicer shall have the right to continue to deal solely and directly with such Committed Purchaser in connection with such Committed Purchaser’s rights and obligations under this Agreement.
(f)    Participant Register. Each Committed Purchaser that sells a participation shall, acting solely for this purpose as an agent of the Seller, maintain a register on which it enters the name and address of each Participant and the Capital (and stated Yield) participated to each Participant, together with each Participant’s interest in the other obligations under this Agreement (the “Participant Register”); provided that no Committed Purchaser shall have any obligation to disclose all or any portion of the Participant Register (including the identity of any Participant or any information relating to a Participant’s interest in any Commitments, Capital, Yield or its other obligations under any this Agreement) to any Person except to the extent that such disclosure is necessary to establish that such Commitment, Capital, Yield or other obligation is in registered form under Section 5f.103-1(c) of the United States Treasury Regulations. The entries in the Participant Register shall be conclusive absent manifest error, and such Committed Purchaser shall treat each Person whose name is recorded in the Participant Register as the owner of such participation for all purposes of this Agreement notwithstanding any notice to the contrary. For the avoidance of doubt, the Administrative Agent (in its capacity as Administrative Agent) shall have no responsibility for maintaining a Participant Register.
(g)    Assignments by Agents. This Agreement and the rights and obligations of the Administrative Agent and each Group Agent herein shall be assignable by the Administrative Agent or such Group Agent, as the case may be, and its successors and assigns; provided that in

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the case of an assignment to a Person that is not an Affiliate of the Administrative Agent or such Group Agent, so long as no Event of Termination, Non-Reinvestment Event, Unmatured Event of Termination or Unmatured Non-Reinvestment Event has occurred and is continuing, such assignment shall require the Servicer’s and the Seller’s consent (not to be unreasonably withheld, conditioned or delayed).
(h)    Assignments by the Seller or the Servicer. Neither the Seller nor, except as provided in Section 9.01, the Servicer may assign any of its respective rights or obligations hereunder or any interest herein without the prior written consent of the Administrative Agent and each Group Agent (such consent to be provided or withheld in the sole discretion of such Person).
(i)    Addition of Purchasers or Groups. The Seller may, with written notice to the Administrative Agent and each Group Agent, add additional Persons as Purchasers (by creating a new Group) or cause an existing Purchaser to increase its Commitment; provided, however, that the Commitment of any existing Purchaser may only be increased with the prior written consent of such Purchaser. Each new Purchaser (or Group) shall become a party hereto, by executing and delivering to the Administrative Agent and the Seller, an assumption agreement (each, an “Assumption Agreement”) in the form of Exhibit D hereto (which Assumption Agreement shall, in the case of any new Purchaser, be executed by each Person in such new Purchaser’s Group).
(j)    Pledge to a Federal Reserve Bank. Notwithstanding anything to the contrary set forth herein, (i) any Purchaser, Program Support Provider or any of their respective Affiliates may at any time pledge or grant a security interest in all or any portion of its interest in, to and under this Agreement (including, without limitation, rights to payment of Capital and Yield) and any other Transaction Document to secure its obligations to a Federal Reserve Bank, without notice to or the consent of the Seller, the Servicer, any Affiliate thereof or any Purchaser Party; provided, however, that that no such pledge shall relieve such assignor of its obligations under this Agreement.
(k)    Pledge to a Security Trustee. Notwithstanding anything to the contrary set forth herein, any Conduit Purchaser may at any time pledge or grant a security interest in all or any portion of its interest in, to and under this Agreement (including, without limitation, rights to payment of Capital and Yield) and any other Transaction Document to a collateral trustee (or Person acting in a similar capacity)  as collateral security in connection with such Conduit Purchaser’s asset-backed commercial paper note program, without notice to or the consent of the Seller, the Servicer, any Affiliate thereof or any Purchaser Party; provided, however, that that no such pledge shall relieve such assignor of its obligations under this Agreement.
SECTION 14.04.     Costs and Expenses. In addition to the rights of indemnification granted under Section 13.01 hereof, the Seller agrees to pay on written demand all reasonable, documented out-of-pocket costs and expenses in connection with the preparation, negotiation, execution, delivery and administration of this Agreement, any Program Support Agreement (or any supplement or amendment thereof) related to this Agreement and the other Transaction Documents (together with all amendments, restatements, supplements, consents and waivers, if any, from time to time hereto and thereto), including, without limitation, (i) the reasonable Attorney Costs for the Administrative Agent and the other Purchaser Parties and any of their respective Affiliates with respect thereto and with respect to advising the Administrative Agent and the other Purchaser Parties

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and their respective Affiliates as to their rights and remedies under this Agreement and the other Transaction Documents and (ii) subject to Section 8.01(g) and Section 8.02(e), reasonable and documented accountants’, auditors’ and consultants’ fees and expenses for the Administrative Agent and the other Purchaser Parties and any of their respective Affiliates and the fees and charges of any nationally recognized statistical rating agency incurred in connection with the administration and maintenance of this Agreement or advising the Administrative Agent or any other Purchaser Party as to their rights and remedies under this Agreement or as to any actual or reasonably claimed breach of this Agreement or any other Transaction Document. In addition, the Seller agrees to pay on demand all reasonable, documented out-of-pocket costs and expenses (including reasonable Attorney Costs), of the Administrative Agent and the other Purchaser Parties and their respective Affiliates, incurred in connection with the enforcement of any of their respective rights or remedies under the provisions of this Agreement and the other Transaction Documents.
SECTION 14.05.     No Proceedings; Limitation on Payments.
(a)    Each of the Seller, the Administrative Agent, the Servicer, each Group Agent, each Purchaser and each assignee of Capital or any Yield thereof or of any other Seller Obligations agrees that it will not institute against, or join any other Person in instituting against, any Conduit Purchaser any Insolvency Proceeding so long as any Notes or other senior indebtedness issued by such Conduit Purchaser shall be outstanding or there shall not have elapsed one year plus one day since the last day on which any such Notes or other senior indebtedness shall have been outstanding.
(b)    Each of the Servicer, each Group Agent, each Purchaser and each assignee of Capital or any Yield thereof or of any other Seller Obligations, hereby covenants and agrees that it will not institute against, or join any other Person in instituting against, the Seller any Insolvency Proceeding until one year and one day after the Final Payout Date; provided, that the Administrative Agent may take any such action in its sole discretion following the occurrence of an Event of Termination or Non-Reinvestment Event.
(c)    Notwithstanding any provisions contained in this Agreement to the contrary, a Conduit Purchaser shall not, and shall be under no obligation to, pay any amount, if any, payable by it pursuant to this Agreement or any other Transaction Document unless (i) such Conduit Purchaser has received funds which may be used to make such payment and which funds are not required to repay such Conduit Purchaser’s Notes when due and (ii) after giving effect to such payment, either (x) such Conduit Purchaser could issue Notes to refinance all of its outstanding Notes (assuming such outstanding Notes matured at such time) in accordance with the program documents governing such Conduit Purchaser’s securitization program or (y) all of such Conduit Purchaser’s Notes are paid in full. Any amount which any Conduit Purchaser does not pay pursuant to the operation of the preceding sentence shall not constitute a claim (as defined in Section 101 of the Bankruptcy Code) against or company obligation of such Conduit Purchaser for any such insufficiency unless and until such Conduit Purchaser satisfies the provisions of clauses (i) and (ii) above. The provisions of this Section 14.05 shall survive any termination of this Agreement.

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SECTION 14.06.     Confidentiality.
(a)    Each of the Seller and the Servicer covenants and agrees to hold in confidence, and not disclose to any Person, the terms of this Agreement or the Fee Letter (including any fees payable in connection with this Agreement, the Fee Letter or any other Transaction Document or the identity of the Administrative Agent or any other Purchaser Party), except as the Administrative Agent and each Group Agent may have consented to in writing prior to any proposed disclosure; provided, however, that it may disclose such information (i) to its Advisors and Representatives, (ii) to the extent such information has become available to the public other than as a result of a disclosure by or through the Seller, the Servicer or their Advisors and Representatives or (iii) to the extent it is (A) required by Applicable Law, or in connection with any legal or regulatory proceeding or (B) requested by any Governmental Authority to disclose such information; provided, that, in the case of clause (iii) above, the Seller and the Servicer will use reasonable efforts to maintain confidentiality and will (unless otherwise prohibited by Applicable Law) notify the Administrative Agent and the affected Purchaser Party of its intention to make any such disclosure prior to making such disclosure. Each of the Seller and the Servicer agrees to be responsible for any breach of this Section by its Representatives and Advisors and agrees that its Representatives and Advisors will be advised by it of the confidential nature of such information and shall agree to comply with this Section. Notwithstanding the foregoing, it is expressly agreed that each of the Seller, the Servicer and their respective Affiliates may publish a press release or otherwise publicly announce the existence and principal amount of the Commitments under this Agreement and the transactions contemplated hereby; provided that the Administrative Agent shall be provided a reasonable opportunity to review such press release or other public announcement prior to its release and provide comment thereon; and provided, further, that no such press release shall name or otherwise identify the Administrative Agent, any other Purchaser Party or any of their respective Affiliates without such Person’s prior written consent (such consent not to be unreasonably withheld, conditioned or delayed). Notwithstanding the foregoing, the Seller consents to the publication by the Administrative Agent or any other Purchaser Party of a tombstone or similar advertising material relating to the financing transactions contemplated by this Agreement.
(b)    Each of the Administrative Agent and each other Purchaser Party, severally and with respect to itself only, agrees to hold in confidence, and not disclose to any Person, any confidential and proprietary information concerning the Seller, the Servicer and their respective Affiliates and their businesses or the terms of this Agreement (including any fees payable in connection with this Agreement or the other Transaction Documents), except as the Seller or the Servicer may have consented to in writing prior to any proposed disclosure; provided, however, that it may disclose such information (i) to its Advisors and Representatives and to any related Program Support Provider, (ii) to its assignees and Participants and potential assignees and Participants and their respective counsel if they agree in writing to hold it confidential, (iii) to the extent such information has become available to the public other than as a result of a disclosure by or through it or its Representatives or Advisors or any related Program Support Provider, (iv) to any nationally recognized statistical rating organization in connection with obtaining or maintaining the rating of any Conduit Purchaser’s Notes or as contemplated by 17 CFR 240.17g-5(a)(3), (v) at the request of a bank examiner or other regulatory authority or in connection with an examination of any of the Administrative Agent, any Group Agent or any Purchaser or their respective Affiliates or Program Support Providers or (vi) to the extent it is (A) required by Applicable Law, or in

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connection with any legal or regulatory proceeding or (B) requested by any Governmental Authority to disclose such information; provided, that, in the case of clause (vi) above, the Administrative Agent, each Group Agent and each Purchaser will use reasonable efforts to maintain confidentiality and will (unless otherwise prohibited by Applicable Law) notify the Seller and the Servicer of its making any such disclosure as promptly as reasonably practicable thereafter. Each of the Administrative Agent, each Group Agent and each Purchaser, severally and with respect to itself only, agrees to be responsible for any breach of this Section by its Representatives, Advisors and Program Support Providers and agrees that its Representatives, Advisors and Program Support Providers will be advised by it of the confidential nature of such information and shall agree to comply with this Section.
(c)    As used in this Section, (i) “Advisors” means, with respect to any Person, such Person’s accountants, attorneys and other confidential advisors and (ii) “Representatives” means, with respect to any Person, such Person’s Affiliates, Subsidiaries, directors, managers, officers, employees, members, investors, financing sources, insurers, professional advisors, representatives and agents; provided that such Persons shall not be deemed to Representatives of a Person unless (and solely to the extent that) confidential information is furnished to such Person.
(d)    Notwithstanding the foregoing, to the extent not inconsistent with applicable securities laws, each party hereto (and each of its employees, representatives or other agents) may disclose to any and all persons, without limitation of any kind, the tax treatment and tax structure (as defined in Section 1.6011-4 of the Treasury Regulations) of the transactions contemplated by the Transaction Documents and all materials of any kind (including opinions or other tax analyses) that are provided to such Person relating to such tax treatment and tax structure.
SECTION 14.07.     GOVERNING LAW. THIS AGREEMENT, INCLUDING THE RIGHTS AND DUTIES OF THE PARTIES HERETO, SHALL BE GOVERNED BY, AND CONSTRUED IN ACCORDANCE WITH, THE LAWS OF THE STATE OF NEW YORK (INCLUDING SECTIONS 5-1401 AND 5-1402 OF THE GENERAL OBLIGATIONS LAW OF THE STATE OF NEW YORK, BUT WITHOUT REGARD TO ANY OTHER CONFLICTS OF LAW PROVISIONS THEREOF, EXCEPT TO THE EXTENT THAT THE PERFECTION, THE EFFECT OF PERFECTION OR PRIORITY OF THE INTERESTS OF ADMINISTRATIVE AGENT OR ANY PURCHASER IN THE SUPPORT ASSETS IS GOVERNED BY THE LAWS OF A JURISDICTION OTHER THAN THE STATE OF NEW YORK).
SECTION 14.08.     Execution in Counterparts. This Agreement may be executed in any number of counterparts, each of which when so executed shall be deemed to be an original and all of which when taken together shall constitute one and the same agreement. Delivery of an executed counterpart hereof by facsimile or other electronic means shall be equally effective as delivery of an originally executed counterpart.

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SECTION 14.09.     Integration; Binding Effect; Survival of Termination. This Agreement and the other Transaction Documents contain the final and complete integration of all prior expressions by the parties hereto with respect to the subject matter hereof and shall constitute the entire agreement among the parties hereto with respect to the subject matter hereof superseding all prior oral or written understandings. This Agreement shall be binding upon and inure to the benefit of the parties hereto and their respective successors and permitted assigns. This Agreement shall create and constitute the continuing obligations of the parties hereto in accordance with its terms and shall remain in full force and effect until the Final Payout Date; provided, however, that the provisions of Sections 5.01, 5.02, 5.03, 11.04, 11.06, 12.04, 13.01, 13.02, 14.04, 14.05, 14.06, 14.09, 14.11 and 14.13 shall survive any termination of this Agreement.
SECTION 14.10.     CONSENT TO JURISDICTION. (a) EACH PARTY HERETO HEREBY IRREVOCABLY SUBMITS TO (I) WITH RESPECT TO THE SELLER AND THE SERVICER, THE EXCLUSIVE JURISDICTION, AND (II) WITH RESPECT TO EACH OF THE OTHER PARTIES HERETO, THE NON-EXCLUSIVE JURISDICTION, IN EACH CASE, OF ANY NEW YORK STATE OR FEDERAL COURT SITTING IN NEW YORK CITY, NEW YORK IN ANY ACTION OR PROCEEDING ARISING OUT OF OR RELATING TO THIS AGREEMENT OR ANY OTHER TRANSACTION DOCUMENT, AND EACH PARTY HERETO HEREBY IRREVOCABLY AGREES THAT ALL CLAIMS IN RESPECT OF SUCH ACTION OR PROCEEDING (I) IF BROUGHT BY THE SELLER, THE SERVICER OR ANY AFFILIATE THEREOF, SHALL BE HEARD AND DETERMINED, AND (II) IF BROUGHT BY ANY OTHER PARTY TO THIS AGREEMENT OR ANY OTHER TRANSACTION DOCUMENT, MAY BE HEARD AND DETERMINED, IN EACH CASE, IN SUCH NEW YORK STATE COURT OR, TO THE EXTENT PERMITTED BY LAW, IN SUCH FEDERAL COURT. NOTHING IN THIS SECTION 14.10 SHALL AFFECT THE RIGHT OF THE ADMINISTRATIVE AGENT OR ANY OTHER CREDIT PARTY TO BRING ANY ACTION OR PROCEEDING AGAINST THE SELLER OR THE SERVICER OR ANY OF THEIR RESPECTIVE PROPERTY IN THE COURTS OF OTHER JURISDICTIONS. EACH OF THE SELLER AND THE SERVICER HEREBY IRREVOCABLY WAIVES, TO THE FULLEST EXTENT IT MAY EFFECTIVELY DO SO, THE DEFENSE OF AN INCONVENIENT FORUM TO THE MAINTENANCE OF SUCH ACTION OR PROCEEDING. THE PARTIES HERETO AGREE THAT A FINAL JUDGMENT IN ANY SUCH ACTION OR PROCEEDING SHALL BE CONCLUSIVE AND MAY BE ENFORCED IN OTHER JURISDICTIONS BY SUIT ON THE JUDGMENT OR IN ANY OTHER MANNER PROVIDED BY LAW.
(b)    EACH OF THE SELLER AND THE SERVICER CONSENTS TO THE SERVICE OF ANY AND ALL PROCESS IN ANY SUCH ACTION OR PROCEEDING BY THE MAILING OF COPIES OF SUCH PROCESS TO IT AT ITS ADDRESS SPECIFIED IN SECTION 14.02. NOTHING IN THIS SECTION 14.10 SHALL AFFECT THE RIGHT OF THE ADMINISTRATIVE AGENT OR ANY OTHER CREDIT PARTY TO SERVE LEGAL PROCESS IN ANY OTHER MANNER PERMITTED BY LAW.
SECTION 14.11.     WAIVER OF JURY TRIAL. EACH PARTY HERETO HEREBY WAIVES, TO THE MAXIMUM EXTENT PERMITTED BY APPLICABLE LAW, TRIAL BY JURY IN ANY JUDICIAL PROCEEDING INVOLVING, DIRECTLY OR INDIRECTLY, ANY MATTER (WHETHER SOUNDING IN TORT, CONTRACT OR OTHERWISE) IN ANY WAY

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ARISING OUT OF, RELATED TO, OR CONNECTED WITH THIS AGREEMENT OR ANY OTHER TRANSACTION DOCUMENT.
SECTION 14.12.     Ratable Payments. If any Purchaser Party, whether by setoff or otherwise, has payment made to it with respect to any Seller Obligations in a greater proportion than that received by any other Purchaser Party entitled to receive a ratable share of such Seller Obligations, such Purchaser Party agrees, promptly upon demand, to purchase for cash without recourse or warranty a portion of such Seller Obligations held by the other Purchaser Parties so that after such purchase each Purchaser Party will hold its ratable proportion of such Seller Obligations; provided that if all or any portion of such excess amount is thereafter recovered from such Purchaser Party, such purchase shall be rescinded and the purchase price restored to the extent of such recovery, but without interest.
SECTION 14.13.     Limitation of Liability.
(a)    No claim may be made by the Seller or any Affiliate thereof or any other Person against any Purchaser Party or their respective Affiliates, members, directors, officers, employees, incorporators, attorneys or agents for any special, indirect, consequential or punitive damages in respect of any claim for breach of contract or any other theory of liability arising out of or related to the transactions contemplated by this Agreement or any other Transaction Document, or any act, omission or event occurring in connection herewith or therewith; and each of the Seller and the Servicer hereby waives, releases, and agrees not to sue upon any claim for any such damages, whether or not accrued and whether or not known or suspected to exist in its favor. None of the Purchaser Parties and their respective Affiliates shall have any liability to the Seller or any Affiliate thereof or any other Person asserting claims on behalf of or in right of the Seller or any Affiliate thereof in connection with or as a result of this Agreement or any other Transaction Document or the transactions contemplated hereby or thereby, except to the extent that any losses, claims, damages, liabilities or expenses incurred by the Seller or any Affiliate thereof result from the breach of contract, gross negligence or willful misconduct of such Purchaser Party in performing its duties and obligations hereunder and under the other Transaction Documents to which it is a party.
(b)    The obligations of the Administrative Agent and each of the other Purchaser Parties under this Agreement and each of the Transaction Documents are solely the corporate obligations of such Person. No recourse shall be had for any obligation or claim arising out of or based upon this Agreement or any other Transaction Document against any member, director, officer, employee or incorporator of any such Person.
SECTION 14.14.     Intent of the Parties. The Seller has structured this Agreement with the intention that the obligations of the Seller hereunder (including the obligation to return Capital to the Purchasers and make payments of Yield thereon) will be treated under United States federal, and applicable state, local and foreign tax law as debt (the “Intended Tax Treatment”). The Seller, the Servicer, the Administrative Agent and the other Purchaser Parties agree to file no tax return, or take any action, inconsistent with the Intended Tax Treatment unless required by law. Each assignee and each Participant acquiring an interest in an Investment, by its acceptance of such assignment or participation, agrees to comply with the immediately preceding sentence.

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SECTION 14.15.     USA Patriot Act. Each of the Administrative Agent and each of the other Purchaser Parties hereby notifies the Seller and the Servicer that pursuant to the requirements of the USA PATRIOT Act, Title III of Pub. L. 107-56 (signed into law October 26, 2001) (the “PATRIOT Act”), the Administrative Agent and the other Purchaser Parties may be required to obtain, verify and record information that identifies the Seller, the Originators, the Servicer and the Performance Guarantor, which information includes the name, address, tax identification number and other information regarding the Seller, the Originators, the Servicer and the Performance Guarantor that will allow the Administrative Agent and the other Purchaser Parties to identify the Seller, the Originators, the Servicer and the Performance Guarantor in accordance with the PATRIOT Act. This notice is given in accordance with the requirements of the PATRIOT Act. Each of the Seller and the Servicer agrees to provide the Administrative Agent and each other Purchaser Parties, from time to time, with all documentation and other information required by bank regulatory authorities under “know your customer” and anti-money laundering rules and regulations, including, without limitation, the PATRIOT Act.
SECTION 14.16.     Right of Setoff. Each Purchaser Party is hereby authorized (in addition to any other rights it may have), at any time during the continuance of an Event of Termination, to setoff, appropriate and apply (without presentment, demand, protest or other notice which are hereby expressly waived) any deposits and any other indebtedness held or owing by such Purchaser Party (including by any branches or agencies of such Purchaser Party) to, or for the account of, the Seller or the Servicer against amounts owing by the Seller or the Servicer hereunder (even if contingent or unmatured); provided that such Purchaser Party shall notify the Seller or the Servicer, as applicable, promptly following such setoff.
SECTION 14.17.     Severability. Any provisions of this Agreement which are prohibited or unenforceable in any jurisdiction shall, as to such jurisdiction, be ineffective to the extent of such prohibition or unenforceability without invalidating the remaining provisions hereof, and any such prohibition or unenforceability in any jurisdiction shall not invalidate or render unenforceable such provision in any other jurisdiction.
SECTION 14.18.     Mutual Negotiations. This Agreement and the other Transaction Documents are the product of mutual negotiations by the parties thereto and their counsel, and no party shall be deemed the draftsperson of this Agreement or any other Transaction Document or any provision hereof or thereof or to have provided the same. Accordingly, in the event of any inconsistency or ambiguity of any provision of this Agreement or any other Transaction Document, such inconsistency or ambiguity shall not be interpreted against any party because of such party’s involvement in the drafting thereof.
SECTION 14.19.     Captions and Cross References. The various captions (including the table of contents) in this Agreement are provided solely for convenience of reference and shall not affect the meaning or interpretation of any provision of this Agreement. Unless otherwise indicated, references in this Agreement to any Section, Schedule or Exhibit are to such Section Schedule or Exhibit to this Agreement, as the case may be, and references in any Section, subsection, or clause to any subsection, clause or subclause are to such subsection, clause or subclause of such Section, subsection or clause.
[Signature Pages Follow]

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IN WITNESS WHEREOF, the parties have caused this Agreement to be executed by their respective officers thereunto duly authorized, as of the date first above written.

CSC RECEIVABLES LLC By: /s/ H.C. Charles Diao Name: H.C. Charles Diao Title: President and Treasurer

COMPUTER SCIENCES CORPORATION, as the Servicer By: /s/ H.C. Charles Diao Name: H.C. Charles Diao Title: Vice President, Finance and Corporate Treasurer

S-1	Receivables Purchase Agreement

PNC BANK, NATIONAL ASSOCIATION, as Administrative Agent By: /s/ Eric Bruno Name: Eric Bruno Title: Senior Vice President

PNC BANK, NATIONAL ASSOCIATION, as Group Agent for the PNC Group By: /s/ Eric Bruno Name: Eric Bruno Title: Senior Vice President

PNC BANK, NATIONAL ASSOCIATION, as a Committed Purchaser By: /s/ Eric Bruno Name: Eric Bruno Title: Senior Vice President

PNC CAPITAL MARKETS LLC, as Structuring Agent By: /s/ Eric Bruno Name: Eric Bruno Title: Managing Director

S-2	Receivables Purchase Agreement

WELLS FARGO BANK, NATIONAL ASSOCIATION, as a Committed Purchaser By: /s/ Patrick McConnell Name: Patrick McConnell Title: Director
WELLS FARGO BANK, NATIONAL ASSOCIATION, as Group Agent for its Purchaser Group By: /s/ Patrick McConnell Name: Patrick McConnell Title: Director

S-3	Receivables Purchase Agreement